AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1996
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                CHEMFIRST INC.
            (Exact name of registrant as specified in its charter)

             MISSISSIPPI                                  2865
   (State or other jurisdiction of            (Primary Standard Industrial
   incorporation or organization)                    Classification
                                                      Code Number)

           64-0679456                               700 NORTH STREET
(I.R.S. Employer Identification No.)                  P.O. BOX 1249
                                                 JACKSON, MS 39215-1249
                                                     (601) 948-7550
                                            (Address, including zip code, and
                                            telephone number, including area
                                             code of Registrant's principal
                                                   executive offices)

                    J. STEVE CHUSTZ, ESQ., GENERAL COUNSEL
                                CHEMFIRST INC.
                               700 NORTH STREET
                                 P.O. BOX 1249
                            JACKSON, MS 39215-1249
                                (601) 948-7550
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPY TO:
                         CHARLES W. MULANEY, JR., ESQ.
                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                             333 WEST WACKER DRIVE
                               CHICAGO, IL 60606
                                (312) 407-0700

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective and all other conditions to the distribution under the Distribution Agreement described in the Prospectus have been satisfied or waived.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

                               ----------------

  THE REGISTRATION STATEMENT ALSO RELATES TO AN INDETERMINATE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE ISSUED UPON STOCK SPLITS, DIVIDENDS OR SIMILAR TRANSACTIONS IN ACCORDANCE WITH RULE 416 OF THE SECURITIES ACT OF 1933.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 CHEMFIRST INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

      FORM S-1 ITEM NUMBER AND HEADING              CAPTION OR LOCATION IN PROSPECTUS
      --------------------------------              ---------------------------------
 1. Forepart of the Registration Statement
    and Outside Front Cover Page of            Facing Page; Cross Reference Page; Outside
    Prospectus...............................   Front Cover Page
 2. Inside Front and Outside Back Cover Pages
    of Prospectus............................  Inside Front and Outside Back Cover Page;
                                                Additional Information
 3. Summary Information, Risk Factors and
    Ratio of Earnings to Fixed Charges.......  Summary; Risk Factors
 4. Use of Proceeds..........................  Not Applicable
 5. Determination of Offering Price..........  The Transfers and the Distribution
 6. Dilution.................................  Not Applicable
 7. Selling Security Holders.................  Not Applicable
 8. Plan of Distribution.....................  Outside Front Cover Page; The Transfers and
                                                the Distribution
 9. Description of Securities to be            Outside Front Cover Page; Summary;
    Registered...............................   Description of New First Mississippi
                                                Capital Stock
10. Interests of Named Experts and Counsel...  Not Applicable
11. Information with Respect to the            Outside Front Cover Page; Summary; Risk
    Registrant...............................   Factors; Business; Listing and Trading of
                                                New First Mississippi Common Stock;
                                                Capitalization; Pro Forma Financial
                                                Information; Selected Historical Financial
                                                Information; Management's Discussion and
                                                Analysis of Financial Condition and
                                                Results of Operations; Management;
                                                Beneficial Ownership of New First
                                                Mississippi Common Stock; Certain
                                                Relationships and Related Transactions;
                                                Description of New First Mississippi
                                                Capital Stock; Index to Financial
                                                Statements
12. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities..............................  Not Applicable

PROSPECTUS
                                                                APPENDIX E

                                CHEMFIRST INC.
                                 COMMON STOCK
                          (PAR VALUE $1.00 PER SHARE)

                                  -----------

  This Prospectus is being furnished to shareholders of First Mississippi Corporation, a Mississippi corporation ("First Mississippi"), in connection with the contemplated pro rata distribution (the "Distribution") to First Mississippi shareholders of shares of common stock, par value $1.00 per share (the "ChemFirst Common Stock"), of ChemFirst Inc. ("ChemFirst"), a Mississippi corporation and wholly owned subsidiary of First Mississippi. Holders of shares of common stock, par value $1.00 per share (the "First Mississippi Common Stock"), of First Mississippi will receive one share of ChemFirst Common Stock for every share of First Mississippi Common Stock held at the close of business on the record date to be set by the Board of Directors of First Mississippi in connection with the Distribution (the "Distribution Record Date"), which is expected to be the business day immediately prior to the date of the Merger described below. The Distribution will result in 100% of the outstanding shares of ChemFirst Common Stock being distributed to holders of First Mississippi Common Stock on a pro rata basis. The aggregate number of shares of ChemFirst Common Stock to be issued to First Mississippi shareholders in the Distribution will depend on the aggregate number of shares of First Mississippi Common Stock outstanding on the Distribution Record Date and, accordingly, is not determinable as of the date of this Prospectus. However, based upon the number of shares of First Mississippi Common Stock outstanding on the date of this Prospectus, 20,621,736 shares of ChemFirst Common Stock will be issued to First Mississippi shareholders in the Distribution. This Prospectus constitutes the prospectus of ChemFirst relating to such shares of ChemFirst Common Stock.

  As more fully described herein under "The Transfers and the Distribution," at the time of the Distribution, ChemFirst will own all of First Mississippi's assets and will have assumed all of First Mississippi's liabilities except those relating primarily to First Mississippi's fertilizer business (the "Fertilizer Business") and except for certain indebtedness of First Mississippi. As used in this Prospectus, "ChemFirst" means ChemFirst and its consolidated subsidiaries at the time of the Distribution, including the assets and liabilities which will be transferred to ChemFirst by First Mississippi and assumed by ChemFirst as contemplated in the Agreement and Plan of Distribution to be entered into between First Mississippi and ChemFirst prior to the Distribution (the "Distribution Agreement"), a copy of the form of which is attached as Appendix B to the Joint Proxy Statement/Prospectus to which this Prospectus is Appendix E (the "Joint Proxy Statement/Prospectus"). Also, unless the context otherwise indicates, all references to ChemFirst in this Prospectus shall include the businesses of ChemFirst as conducted by First Mississippi prior to the Distribution, and the information contained in this Prospectus assumes that the Transfers described under "The Transfers and the Distribution" have been completed. See "Business," "The Transfers and the Distribution" and "Pro Forma Financial Information."

  No consideration will be paid by First Mississippi shareholders for the shares of ChemFirst Common Stock to be received by them in the Distribution. There is currently no public trading market for the shares of ChemFirst Common Stock. ChemFirst has applied for the listing of ChemFirst Common Stock on the New York Stock Exchange (the "NYSE").

  The consummation of the Distribution is a condition to the parties' obligations to consummate the merger (the "Merger") provided for in the Agreement and Plan of Merger and Reorganization, dated as of August 27, 1996 (the "Merger Agreement"), among Mississippi Chemical Corporation, a Mississippi corporation ("Mississippi Chemical"), MISS SUB, INC., a Mississippi corporation and wholly owned subsidiary of Mississippi Chemical ("Miss Sub"), and First Mississippi, a copy of which is attached as Appendix A to the Joint Proxy Statement/Prospectus. However, the Distribution will not be effected unless all of the other conditions to the Merger, including approval of the Merger by shareholders of First Mississippi, have been satisfied or waived. See "The Merger" in the Joint Proxy Statement/Prospectus.

                                  -----------

  SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN CHEMFIRST COMMON STOCK.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

             THE DATE OF THIS PROSPECTUS IS NOVEMBER 18, 1996

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY...................................................................    5
   ChemFirst..............................................................    5
   Overview of the Distribution and the Merger............................    5
   The Distribution.......................................................    6
   Summary Historical Financial Information...............................    8
RISK FACTORS..............................................................    9
   Absence of Trading Market..............................................    9
   Relationship with First Mississippi; Reorganization to Effect Distribu-
    tion..................................................................    9
   Reliance on Major Customers............................................    9
   Anti-takeover Measures.................................................    9
   Possible Costs and Liabilities Relating to Environmental Matters.......    9
   Disruptions in Availability and Price of Raw Materials.................   10
BUSINESS..................................................................   11
   General................................................................   11
   Operating Strategy.....................................................   11
   Chemicals..............................................................   11
   Combustion and Thermal Plasma..........................................   15
   Steel Production.......................................................   17
   Other Operations.......................................................   17
   Employees..............................................................   17
   Patents and Licenses...................................................   17
   Legal Proceedings......................................................   18
   Insurance..............................................................   18
   Environmental Considerations...........................................   18
   Properties.............................................................   18
THE TRANSFERS AND THE DISTRIBUTION........................................   20
   Background of and Reasons for the Distribution.........................   20
   Terms of the Distribution Agreement....................................   20
   Terms of the Tax Disaffiliation Agreement..............................   23
   Terms of the Employee Benefits Agreement...............................   24
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................................   25
   Consequences of the Transfers and the Distribution.....................   25
   Consequences of the Merger.............................................   26
LISTING AND TRADING OF CHEMFIRST COMMON STOCK.............................   27
CAPITALIZATION............................................................   28
PRO FORMA FINANCIAL INFORMATION...........................................   29
SELECTED HISTORICAL FINANCIAL INFORMATION.................................   32
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   33
MANAGEMENT................................................................   39
   Directors..............................................................   39
   Committees of the Board of Directors...................................   41
   Compensation of Directors..............................................   42
   Executive Officers.....................................................   43
   Executive Compensation Prior to the Distribution.......................   44

                                                                           PAGE
                                                                           ----
   Termination Agreements with First Mississippi..........................  46
   Option Grants for First Mississippi Common Stock in Last Fiscal Year...  47
   Aggregated Options Exercised in Last Fiscal Year and Year End Option
    Values................................................................  47
   Long-Term Incentive Plans--Awards in Last Fiscal Year..................  48
   Other Compensation.....................................................  48
BENEFICIAL OWNERSHIP OF CHEMFIRST COMMON STOCK............................  50
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................  53
DESCRIPTION OF CHEMFIRST CAPITAL STOCK....................................  55
   Authorized Capital Stock...............................................  55
   Common Stock...........................................................  55
   Preferred Stock........................................................  55
   Shareholder Rights Plan................................................  57
   No Preemptive Rights...................................................  59
   Description of Certain Statutory, Charter and Bylaw Provisions.........  59
INDEMNIFICATION OF DIRECTORS AND OFFICERS.................................  61
ADDITIONAL INFORMATION....................................................  62
LEGAL MATTERS.............................................................  63
EXPERTS...................................................................  63
INDEX TO FINANCIAL STATEMENTS............................................. F-1

                   [THIS PAGE INTENTIONALLY LEFT BLANK]

                                    SUMMARY

  The following is a summary of the information contained elsewhere in this Prospectus. This summary does not purport to be complete and is qualified in its entirety by, and is subject to, the more detailed information and financial statements, including the notes thereto, set forth in this Prospectus. This Prospectus is Appendix E to the Joint Proxy Statement/Prospectus. Unless otherwise defined herein, capitalized terms used in this summary shall have the respective meanings ascribed to them elsewhere in this Prospectus. SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS PROSPECTUS IN ITS ENTIRETY.

CHEMFIRST

  ChemFirst is currently a wholly owned subsidiary of First Mississippi. It was incorporated in 1983 but has had no activities during the last five years. Prior to the Distribution, First Mississippi will transfer or cause to be transferred to ChemFirst all of its assets other than those which are part of the Fertilizer Business and ChemFirst will assume all of First Mississippi's liabilities except to the extent that they relate to the Fertilizer Business and except for certain indebtedness. The information in this Prospectus assumes that these transfer of assets and assumption of liabilities have been completed. At the time of the Distribution, ChemFirst's principal businesses will involve continuous production of aniline, nitrobenzene, nitrotoluene and toluidines; custom production of fine chemicals for chemical, agricultural and pharmaceutical companies and production of electronic performance chemicals for the semiconductor and related industries. Other significant businesses will include the design and production of low-emission burners, flares and incinerators and thermal plasma equipment for steel production, waste treatment and research. ChemFirst will also produce steel ingots and billets from melted scrap. The mailing address of ChemFirst's principal executive offices is 700 North Street, P.O. Box 1249, Jackson, MS 39215-1249, and the telephone number at such address is (601) 948-7550.

OVERVIEW OF THE DISTRIBUTION AND THE MERGER

  First Mississippi has entered into the Merger Agreement whereby, upon the terms and subject to the conditions set forth therein, first, First Mississippi will spin-off its chemicals and other non-fertilizer businesses to shareholders in the Distribution and second, First Mississippi will be merged with Miss Sub, with First Mississippi surviving the Merger and becoming a wholly-owned subsidiary of Mississippi Chemical. As a condition to and in order to facilitate the Merger, First Mississippi has agreed to effect the Distribution prior to consummation of the Merger. In the Distribution all of the outstanding shares of ChemFirst Common Stock will be distributed pro rata to First Mississippi's shareholders on the Distribution Record Date. The Distribution will, by means of a spin-off of First Mississippi's chemicals and other non-fertilizer businesses, separate the Fertilizer Business from First Mississippi's other businesses and enable Mississippi Chemical to acquire only the Fertilizer Business in the Merger.

  Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each issued and outstanding share of First Mississippi Common Stock will be converted into the right to receive a fraction of a share of common stock, par value $.01 per share, of Mississippi Chemical (the "Mississippi Chemical Common Stock") as described under "The Merger--Terms of the Merger--Conversion of First Mississippi Common Stock in the Merger" in the Joint Proxy Statement/Prospectus.

  As a result of the Distribution and the Merger, First Mississippi shareholders as of the Distribution Record Date will receive ChemFirst Common Stock in the Distribution and, upon surrendering their First Mississippi Common Stock share certificates in accordance with the Merger Agreement, will receive Mississippi Chemical Common Stock in the Merger.

  Pursuant to the Distribution Agreement, prior to the Distribution, First Mississippi will transfer or cause to be transferred to ChemFirst all of its assets other than those which are part of the Fertilizer Business and ChemFirst will assume all of First Mississippi's liabilities except to the extent that they relate to the Fertilizer Business and except for certain indebtedness (collectively, the "Transfers"). Prior to the Distribution, First Mississippi will consummate the Financing described in the Joint Proxy Statement/Prospectus. A portion of the proceeds of the Financing will be used to refinance First Mississippi's existing indebtedness and pay certain costs related to the Merger, with the remaining proceeds, estimated to be approximately $50.0 million, to be contributed to ChemFirst prior to the Distribution. As a result of the Financing, which will remain the obligation of the Fertilizer Business to be acquired by Mississippi Chemical in the Merger, and the application of its proceeds, at the time of the Distribution ChemFirst will have no significant long-term indebtedness and available cash reserves currently estimated to be approximately $50.0 million. See "Pro Forma Financial Information." In accordance with the terms of the Distribution Agreement, each of First Mississippi and ChemFirst have agreed to indemnify the other after the Distribution with respect to certain losses, damages, claims and liabilities assumed or retained by that party. See "The Transfers and the Distribution-- Terms of the Distribution Agreement."

  The foregoing is a brief summary of certain terms of the Distribution, the Merger and related transactions affecting ChemFirst. A more complete description of the Merger and the Merger Agreement may be found in the Joint Proxy Statement/Prospectus. The Distribution and the Distribution Agreement between ChemFirst and First Mississippi are more fully described herein under "The Transfers and the Distribution--Terms of the Distribution Agreement" and a copy of the Distribution Agreement is attached as Appendix B to the Joint Proxy Statement/Prospectus.

THE DISTRIBUTION

Distributing Corporation........  First Mississippi. References to First Mis-
                                  sissippi include its subsidiaries, except where the context otherwise requires.


Distributed Corporation.........  ChemFirst, which, by the Distribution Record
                                  Date, will hold the assets and be responsible for the liabilities of First Mississippi other than those of the Fertilizer Business and certain indebtedness.


Shares to be Distributed........  Assumed to be 20,621,736 shares of ChemFirst
                                  Common Stock. However, after giving effect to the conversion of all outstanding convertible debentures of First Mississippi (the "Con-vertible Debentures") and the subsequent con-version of the First Mississippi convertible preferred stock into which such Debentures are convertible (the "Convertible Preferred Stock"), the exercise of outstanding and ex-ercisable options to acquire Convertible De-bentures (the "Debenture Options") and the conversion of the Convertible Debentures ex-ercisable therefor and subsequent conversion of the Convertible Preferred Stock issuable upon such conversion, and the exercise of outstanding and exercisable options to pur-chase First Mississippi Common Stock ("Stock Options"), up to 21,331,850 shares of ChemFirst Common Stock will be issued in the Distribution.


Distribution Ratio..............  One share of ChemFirst Common Stock for every share of First Mississippi Common Stock owned as of the close of business on the Distribu-tion Record Date. See "The Transfers and the Distribution--Terms of the Distribution Agreement--The Distribution."

Federal Income Tax
 Consequences...................  It is a condition to the Distribution and the
                                  Merger that Skadden, Arps, Slate, Meagher &
                                  Flom (Illinois), special counsel to First
                                  Mississippi, issue an opinion to the effect that the Distribution qualifies as a tax-free distribution under Sec tion 355 of the Internal Revenue Code of 1986, as amended (the "Code"), the Merger qualifies as a tax-free transaction under
                                  Section 368(a) of the Code, and the Transfers qualify as one or more tax-free transactions under one or more of Sections 332, 351 and 368(a)(1)(D) of the Code. See "Certain Fed-eral Income Tax Consequences." In addition, it is a condition to the Merger that Hughes & Luce, LLP, counsel to Mississippi Chemical, issue an opinion to Mississippi Chemical to the effect that the Merger qualifies as a tax-free transaction under Section 368(a) of the Code.


Trading Market..................  There is currently no public market for
                                  ChemFirst Common Stock. ChemFirst has applied for the listing of ChemFirst Common Stock on the NYSE. See "Listing and Trading of ChemFirst Common Stock."


Effect of the Distribution......  In connection with the Distribution, First
                                  Mississippi will transfer to ChemFirst all of First Mississippi's assets and liabilities other than those of the Fertilizer Business and certain indebtedness. First Mississippi will deliver to the Distribution Agent shares of ChemFirst Common Stock representing 100% of the outstanding shares of ChemFirst Common Stock for distribution to the holders of First Mississippi Common Stock as of the close of business on the Distribution Record Date. Upon consummation of the Distribution, the holders of First Mississippi Common Stock on the Distribution Record Date will be the shareholders of ChemFirst.

Relationship with First
 Mississippi after the
 Distribution...................  First Mississippi and ChemFirst have agreed to indemnify each other after the Distribu-tion with respect to certain losses, damages, claims and liabilities assumed or retained by that party, including certain tax liabili-ties. See "Risk Factors--Relationship with First Mississippi; Reorganization to Effect Distribution," and "The Transfers and the Distribution--Terms of the Distribution Agreement--Mutual Indemnities," "The Trans-fers and the Distribution--Terms of the Tax Disaffiliation Agreement" and "The Transfers and the Distribution--Terms of the Employee Benefits Agreement."

Distribution Record Date........  It is expected that the Distribution Record
                                  Date will be established as the close of business on the business day immediately prior to the day on which the Effective Time occurs.


Date of Distribution............  The Distribution will be effective the close of business on the Distribution Record Date.
                                  The distribution of certificates of shares of ChemFirst Common Stock will occur as promptly as practicable thereafter.

Distribution Agent, Transfer
 Agent and Registrar............  KeyCorp Shareholder Services, Inc.

Risk Factors....................  First Mississippi shareholders should care-
                                  fully consider the matters discussed under the section entitled "Risk Factors" in this Prospectus.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

  As a result of the proposed Distribution, the historical consolidated financial statements of ChemFirst will reflect the historical results of operations and financial position of First Mississippi, reflecting the classification of the Fertilizer Business as a discontinued operation.

  The summary historical consolidated financial information set forth below has been derived from the audited financial statements of ChemFirst Inc. for the periods ended June 30, 1996, 1995 and 1994, except for income statement data for the three months ended September 30, 1996 and 1995, balance sheet data at September 30, 1996 and balance sheet data at June 30, 1994. ChemFirst Inc.'s Consolidated Balance Sheets at June 30, 1996 and 1995 and the related Statements of Operations, Stockholders' Equity and Cash Flows for the three years ended June 30, 1996 and notes thereto appear elsewhere herein. The financial information for the three-month interim periods ended September 30, 1996 and 1995 has been derived from ChemFirst Inc.'s unaudited interim financial statements, presented elsewhere herein, that reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented; all such adjustments are of a normal recurring nature. The balance sheet data at June 30, 1994 has been derived from ChemFirst Inc.'s unaudited consolidated financial statements. The summary historical financial information set forth below should be read in conjunction with and is qualified in its entirety by reference to ChemFirst Inc.'s historical consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                               CHEMFIRST INC.
                                 THREE MONTHS ENDED   FISCAL YEAR ENDED JUNE
                                    SEPTEMBER 30,               30,
                                --------------------- ------------------------
                                 1996       1995       1996     1995    1994
                                ------- ------------- -------  ------- -------
                                 (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE
                                                  AMOUNTS)
INCOME STATEMENT DATA:
Sales.........................  $95,432     88,746    370,547  331,721 249,091
Earnings (loss) from
 continuing operations before
 income taxes (benefit),
 investee earnings (loss) and
 cumulative effect of change
 in accounting principle......    6,718      3,387     (4,929)  18,484   1,226
Earnings (loss) from
 continuing operations before
 cumulative effect of change
 in accounting principle......    4,090      1,886     (3,458)  10,638  (1,271)
Net earnings..................   12,789     12,480     35,220   57,794  21,863
Earnings (loss) per share from
 continuing operations before
 cumulative effect of change
 in accounting principle......     0.20       0.09      (0.16)    0.52   (0.06)
Net earnings per share........     0.61       0.59       1.68     2.80    1.09
Weighted average common shares
 outstanding..................   20,894     21,048     20,980   20,632  20,126
                                             AT             AT JUNE 30,
                                        SEPTEMBER 30, ------------------------
                                            1996       1996     1995    1994
                                        ------------- -------  ------- -------
BALANCE SHEET DATA:
Working Capital.......................    $ 86,442     86,918  110,107  78,874
Total assets..........................     432,483    413,635  433,327 357,845
Long-term debt, excluding long-term
 debt due within one year.............      76,732     79,909   84,394 104,275
Shareholders' equity..................     242,208    230,267  232,996 177,687
Cash dividend declared per common
 share................................        0.10       0.40     0.35    0.30

                                 RISK FACTORS

ABSENCE OF TRADING MARKET

  There is currently no existing trading market for ChemFirst Common Stock and there can be no assurance as to the establishment or continuity of any such market. ChemFirst has applied for listing of ChemFirst Common Stock on the NYSE. Even if a trading market does develop in the ChemFirst Common Stock, there can be no assurance that trading will be sustained or that the volume would be sufficient for trading to occur with any frequency. As a result, it could be difficult to make purchases or sales of ChemFirst Common Stock in the market at any particular time. There can be no assurance as to the price at which ChemFirst Common Stock will trade.

RELATIONSHIP WITH FIRST MISSISSIPPI; REORGANIZATION TO EFFECT DISTRIBUTION

  Following the Distribution, ChemFirst will have certain obligations to indemnify the Fertilizer Business. Under the Distribution Agreement, ChemFirst has agreed to indemnify and hold harmless the Fertilizer Business from and against certain claims and actions related to the businesses that ChemFirst will assume in the Distribution. ChemFirst will also release the Fertilizer Business from claims against it (with some exceptions) relating to events or circumstances that arose before the Distribution. Under the Tax Disaffiliation Agreement described herein and attached to the Joint Proxy Statement/Prospectus as Appendix B (the "Tax Disaffiliation Agreement"), subject to certain exceptions, ChemFirst will assume responsibility for any tax liabilities of First Mississippi for the period before the Distribution, tax liabilities resulting from the Transfers, the Distribution or the Merger; and any tax liabilities of ChemFirst. Under the Employee Benefits Agreement, ChemFirst has also assumed responsibilities for all obligations to past employees of First Mississippi who are not employees of the Fertilizer Business. See "The Transfers and the Distributions."

RELIANCE ON MAJOR CUSTOMERS

  Certain of ChemFirst's largest customers account for a significant percentage of its revenues. ChemFirst's sales in 1996 to its two largest customers constituted approximately 23% of its consolidated sales. No other customer accounted for more than 5% of ChemFirst's consolidated sales in 1996.

  Although ChemFirst has had long-standing relationships with these customers, if ChemFirst lost any significant portion of its sales to either of these customers, such loss could have a material adverse effect on the business and results of operations of ChemFirst.

ANTI-TAKEOVER MEASURES

  ChemFirst, a Mississippi corporation, is subject to the Mississippi Business Corporation Act (the "MBCA"), including the Mississippi Shareholder Protection Act (Sections 79-25-1 through 79-25-9 of the MBCA). As of the time of the Distribution, ChemFirst will have also enacted various anti-takeover measures, including a shareholder rights plan (the "Shareholder Rights Plan"). As a result of the application of the Mississippi Shareholder Protection Act, certain provisions in ChemFirst's Articles of Incorporation and Bylaws and the Shareholder Rights Plan, potential acquirors of ChemFirst may find it more difficult or be discouraged from attempting to effect an acquisition transaction with ChemFirst that is not supported by the Board of Directors of ChemFirst, thereby possibly depriving holders of ChemFirst securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions. See "Description of ChemFirst Capital Stock--Shareholder Rights Plan" and "Description of ChemFirst Capital Stock--Description of Certain Statutory, Charter and Bylaw Provisions."

POSSIBLE COSTS AND LIABILITIES RELATING TO ENVIRONMENTAL MATTERS

  Production of many of ChemFirst's chemicals involves the use, storage, transportation and disposal of toxic and hazardous materials. ChemFirst's operations are subject to extensive international and federal, state and local laws and regulations relating to the storage, handling, emission, transportation and discharge of materials into the environment and the maintenance of safe conditions in the workplace.

  Risks of substantial costs and liabilities are inherent in certain plant operations and certain products produced at ChemFirst's plants, as they are with other companies engaged in the chemical, combustion and steel businesses, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, future developments, such as increasingly strict environmental, safety and health laws and regulations, and enforcement policies thereunder, could result in substantial costs and liabilities to ChemFirst and could subject ChemFirst's handling, manufacture, use, reuse, or disposal of substances or pollutants at its plants to more rigorous scrutiny than at present.

  ChemFirst is involved in several claims, lawsuits, administrative proceedings and investigations relating to environmental matters. The ultimate extent of liabilities with respect to such matters as well as the timing of related cash disbursements cannot be determined with certainty. See "Business--Environmental Considerations."

DISRUPTIONS IN AVAILABILITY AND PRICE OF RAW MATERIALS

  ChemFirst uses significant amounts of various chemicals as raw materials in manufacturing a number of its chemicals products. See "Business--Chemicals-- Raw Materials." Specifically, the primary chemicals used by ChemFirst are benzene, toluene, ammonia, natural gas, ethanol, hydrogen, hydrogen peroxide, o-aminophenol, o-nitrophenol, formaldehyde, butaldehyde, hydroxylamine, DGA and NMP. The availability and prices of these chemicals are subject to various factors, including those described below.

  Benzene and toluene are readily available commodity by-products of oil refining. Like most commodities, the prices of benzene and toluene are subject to fluctuation. Benzene prices are affected by the demand for a variety of products, principally including styrene and phenolic resins. The price of toluene, an octane-enhancing additive for unleaded gasoline, is directly affected by the demand for and price of unleaded gasoline.

  ChemFirst purchases ammonia and ethanol in the spot market for use in its manufacturing processes. Prices paid by ChemFirst for natural gas are affected by the degree of interruptibility of the gas supply. Hydroxylamine used by ChemFirst is currently available from only one supplier located in Japan. The remainder of ChemFirst's raw materials are generally available in adequate quantities from several suppliers, subject to market variation in price. There can be no assurance that future price changes or disruption in the availability of ChemFirst's principal raw materials will not adversely affect ChemFirst's operating results. See "Business--Chemicals--Raw Materials."

                                   BUSINESS

GENERAL

  The principal businesses of ChemFirst involve continuous production of aniline, nitrobenzene, nitrotoluene and toluidines; custom production of fine chemicals for chemical, agricultural and pharmaceutical companies and production of electronic performance chemicals for the semiconductor and related industries. Other significant businesses include the design and production of low-emission burners, flares and incinerators and thermal plasma equipment for steel production, waste treatment and research. ChemFirst also produces steel ingots and billets from melted scrap.

  In May 1996, ChemFirst announced that its wholly owned subsidiary, Plasma Processing Corporation, was shutting down its only production facility and exiting the aluminum dross processing (aluminum recovery) business. Losses from that business were $27.3 million in fiscal 1996, including provisions of $18.3 million related to the shutdown of facilities. See "--Combustion and Thermal Plasma."

OPERATING STRATEGY

  Following the Distribution, the operations of ChemFirst will be focused on chemicals and related products and services with planned dispositions of aluminum dross processing and steel operations. ChemFirst's strategic objective is to build its chemicals business through internal growth and expansion and through acquisitions that support and complement existing businesses, using cash from the Financing which will be distributed to ChemFirst prior to the Distribution under the terms of the Distribution Agreement, from the proceeds of the dispositions of aluminum dross processing and steel assets and from operating cash flow and borrowings. ChemFirst's goal is to increase sales and earnings, reduce earnings cyclicality and provide attractive returns on capital employed and shareholders' equity to enhance shareholder return. Capital expenditures in support of this strategy were $33.0 million in fiscal 1996. An additional $162.0 million is budgeted for capital expenditures over the next two years.

CHEMICALS

 General

  ChemFirst's chemicals business had sales of $227.8 million in fiscal 1996, which accounted for approximately 61% of ChemFirst's consolidated sales for fiscal 1996. Chemicals had an operating profit of $44.0 million in fiscal 1996. ChemFirst's chemicals business is operated principally through three subsidiaries: First Chemical Corporation ("FCC"); Quality Chemicals, Inc. ("Quality Chemicals"); and EKC Technology, Inc. ("EKC").

  ChemFirst groups its chemical products into three major categories: industrial chemical intermediates, fine chemicals and electronic performance chemicals. Industrial chemical intermediaries are manufactured by FCC and include aniline and nitrobenzene. ChemFirst's fine chemicals are produced by both Quality Chemicals and FCC, and include chemicals for use by companies for agricultural, pharmaceutical, polymer and photosensitive applications. ChemFirst's electronic performance chemicals include organic photoresist removers, which are produced by EKC, and other chemicals used in the semiconductor and related industries. The primary distinction between intermediates and fine chemicals is the degree to which further processing is required to produce the end product used by consumers. Electronic performance chemicals are not consumed into the end product but are instead used during a manufacturing process for a specific purpose.

  Of these three categories, industrial chemical intermediates are chemicals in the least advanced state of production and the most affected by changes in the business cycle or in the cost of raw materials. These chemicals are typically sold in large volumes to industrial customers that purchase on the basis of the chemical's molecular content. The key to successful production of these chemicals is efficient chemical conversion of large quantities of raw materials and productive use of plant capacity. Providing technical services to customers is generally less important.

  Fine chemicals are sold in relatively small volumes to a narrow base of customers, which are either end-users or producers of performance chemicals. Because of their specialized, complex molecular content, there are typically few uses for fine chemicals and significantly more technical service is expected from the customer. The key to successful production of fine chemicals is identifying the markets for the product and developing a highly exacting chemical synthesis for use in the production process. Profit margins typically are higher than those associated with the production of industrial chemical intermediates.

  Purchasers of performance chemicals, who are end-users, acquire the product to achieve a specific performance objective. As with fine chemicals, performance chemicals are typically sold in relatively small volumes and have relatively few uses, although the customer base is often larger than that for fine chemicals. The production and sale of these chemicals are labor intensive and are usually dependent on a highly technical proprietary formulae and a sophisticated, well-trained customer service staff. Profit margins are relatively high and are usually not significantly affected by increases in the price of raw materials.

 Industrial Chemical Intermediates

  FCC, located in Pascagoula, Mississippi, owns and operates facilities for the continuous production of aniline, nitrobenzene, nitrotoluenes and toluidines. FCC's operating facilities are supported by storage, rail, truck and barge distribution facilities and quality control laboratories and also include research laboratories, a pilot plant and multipurpose batch facilities for the development and production of specialty chemicals. FCC utilizes state-of-the-art technology for nitration and a proprietary process for continuous hydrogenation. The Pascagoula facilities' total nitrated aromatic production capacity is approximately 516 million pounds per year. Actual fiscal 1996 production was 429 million pounds, approximately 83% of average annual capacity.

  FCC is among the largest merchant marketers of aniline in the United States, and its Pascagoula complex is one of the largest aniline production facilities in the United States. Aniline's primary end use is in rigid polyurethane foam, an insulation material that is widely used in residential and commercial construction. Aniline is also used in the manufacture of impact-resistant plastic that is used as a replacement for metal in automobile parts such as bumpers where flexibility and impact resistance are important. Aniline's other primary applications are in the production of an antioxidizing (anti-cracking) agent used in the manufacture of synthetic rubber and in a widely used herbicide for corn and soybeans. The aniline sold by FCC accounted for approximately 19% of ChemFirst's consolidated sales for the fiscal year ended June 30, 1996. Most of FCC's aniline production is sold under contracts containing price-adjustment mechanisms that substantially protect FCC from fluctuations in the prices of raw materials.

  FCC recently entered into a long-term agreement with Bayer Corporation ("Bayer") to build, own and operate a world scale nitrobenzene and aniline facility at Bayer's Baytown, Texas chemical complex. The facility will be an integral part of Bayer's MDI (methylene diphenyl diisocyantate) manufacturing operations. Completion of Phase I of the facility is scheduled for early 1998. A large majority of FCC's current aniline production is sold to Bayer under a long-term contract. It is intended that this contract will terminate if a potential Phase II of the new facility is completed. The estimated cost to FCC of Phase I is in excess of $50.0 million. The cost of Phase II is estimated to be considerably less.

 Custom Manufacturing of Fine Chemicals

  Through its Quality Chemicals subsidiary, ChemFirst is a batch producer of fine chemicals manufactured to the specifications of its customers. Although historically its customers have purchased small quantities of Quality Chemicals' products primarily for new product development and market testing, recently the amount of chemicals sold by Quality Chemicals for use in commercially marketed products has increased significantly. Companies involved in the mass production of chemically based consumer products often find it expensive and inefficient to manufacture small quantities of the complex chemicals required for new product development or products with limited markets. By providing a versatile array of custom services to a number of such companies, Quality Chemicals achieves economies of scale and is able to manufacture certain fine chemicals more economically than they can be manufactured by its customers.

  Quality Chemicals' facilities, located in Tyrone, Pennsylvania, and Dayton, Ohio, include equipment for multi-step batch processing to custom produce complex fine chemicals used by chemical, agricultural and pharmaceutical companies. Both of these facilities are owned by Quality Chemicals. Following capacity additions and plant modifications to the Tyrone facility in fiscal 1996, annual production capacity is now between 4.5 million and 6.0 million pounds, depending on the products being produced and the type of custom processing required. Fiscal 1996 production was approximately 4.5 million pounds. Annual production capacity for the Dayton facility is between approximately 1.5 million and 2.0 million pounds depending on the products being produced and the type of custom processing required. Fiscal 1996 production was approximately 1.1 million pounds.

  Quality Chemicals' current production is based on multi-step organic syntheses. Quality Chemicals has versatile facilities that use numerous reactors capable of producing custom fine chemicals in quantities ranging from the very small amounts needed for initial product testing, through pilot plant production of developmental quantities and continuing through the commercial production of chemicals with specific markets.

  Approximately 46% of Quality Chemicals' revenue in fiscal 1996 was derived from sales of a herbicide ingredient to one manufacturer under an agreement that will expire in 2002. A substantial portion of the remainder of Quality Chemicals' sales is derived from a group of agricultural intermediaries and actives. Quality Chemicals' other significant products include Diphenyl isopthalate, an intermediate used in the production of fibers for fire-retardant fabrics and in transparent, heat-resistant plastics; rubber additives used in the manufacture of chemical-resistant rubber; and a co-catalyst for a high-volume polyolefin plastic.

 Electronic Performance Chemicals

  EKC produces a line of electronic performance chemicals and products used in the semiconductor and related industries. These products include organic photoresist removers and cleaning solutions which remove photoresist and dry-etch residue during the manufacture of semiconductors. These chemicals comprise approximately 95% of EKC's sales. Approximately 47% of EKC's net sales for fiscal 1996 were outside of the United States, and approximately 19% of EKC's net sales for fiscal 1996 were made by its Scotland-based subsidiary, EKC Limited, which sells EKC's products in the European market. Most of these products are produced on-site utilizing the same proprietary formulations used by EKC in the United States with a small percentage manufactured in the United States and distributed by the subsidiary into Europe. The remaining portion of non-United States sales were made in the Pacific Rim through distributors.

  EKC's production facilities are located in Hayward, California and East Kilbride, Scotland, with marketing, technical and administrative support located at both locations. Additional marketing and technical support was added in Tokyo, Japan during fiscal 1996. Facilities include mixing vessels, cleanroom packaging facilities, advanced quality control analytical laboratories and product applications laboratories. EKC owns its California facility, which is a 65,000-square-foot state-of-the art facility. A research and development laboratory is being added in California to provide additional facilities for EKC's expanded research staff. The California operation includes bulk storage facilities with bulk storage facilities and a factory addition planned at Scotland within a year. EKC's Scotland facility is a 15,000-square-foot warehousing, manufacturing and office facility. The facility is owned but the land is leased pursuant to a long-term contract. In fiscal 1996, EKC leased office space in Tokyo, Japan to provide additional marketing and technical support for accelerating development of its Japanese markets. The California facility is currently utilizing 65% of production capability on a two-shift, five-day basis. The Scotland facility is currently utilizing 40% of production capability on a one-shift, five-day basis.

 Marketing and Sales

  Chemicals are marketed globally. Approximately 15% of ChemFirst's sales in fiscal 1996 were exports. ChemFirst has long-term contracts with a number of its largest customers. A majority of chemicals sales are made through ChemFirst's internal sales force.

  FCC's products are sold in drums and in bulk as intermediates into the construction, transportation, semiconductor, agricultural chemical, pharmaceutical, pigment, photographic, specialty polymer and ultra violet (U.V.) curing markets. Exported product is shipped in ocean-going tankers, iso-containers or drums to European, Japanese and South American markets. Domestic shipments are by barge, rail or tank trucks. As discussed above, a significant amount of FCC's sales are to a single customer under a long-term contract. See "--Industrial Chemical Intermediates, Fine Chemicals and Performance Chemicals."

  Quality Chemicals' specialty chemical products are sold in drums into pharmaceutical, electronic chemical, agricultural chemical and specialty polymer markets. A significant amount of Quality Chemicals' sales are to three customers under long-term contracts.

  EKC's performance products are marketed domestically and internationally within Europe and the Pacific Rim. Approximately 47% of sales are international. EKC's California facility services North America and the Pacific Rim and Scotland facility services the European community. Approximately 40% of all international sales are into Europe and 60% into the Pacific Rim. Chemicals are distributed in gallon, liter, returnable drum and tote bin containers.

 Raw Materials

  Benzene and toluene, two of FCC's principal raw materials, are readily available commodity by-products of oil refining. Like most commodities, the prices of benzene and toluene are subject to fluctuation. Benzene prices are affected by the demand for a variety of products, principally including styrene and phenolic resins. The price of toluene, an octane-enhancing additive for unleaded gasoline, is directly affected by the demand for and price of unleaded gasoline. However, FCC is protected from fluctuations in raw material prices in the contracts under which most of its aniline production is sold. The remainder of its production is sold under short-term contracts or purchase orders at prices that generally reflect its actual raw material cost.

  Other significant raw materials include ammonia, natural gas and ethanol. FCC purchases ammonia and ethanol at market prices. FCC purchases natural gas in the spot market for use in making the hydrogen necessary for its manufacturing processes. This gas is transported into the Pascagoula plant through an interstate pipeline. Prices paid by ChemFirst for natural gas are affected by the degree of interruptibility of the gas supply.

  Quality Chemicals' primary raw materials include hydrogen, hydrogen peroxide, o-aminophenol, o-nitrophenol, formaldehyde, butaldehyde and natural gas. Quality Chemicals obtains its raw materials from a number of different sources. ChemFirst does not believe that any one source of raw materials is material to Quality Chemicals' business.

  EKC's primary raw materials include hydroxylamine, DGA and NMP. With the exception of hydroxlyamine, raw materials are generally available in adequate quantities from several suppliers, subject to market variation in price. Hydroxylamine is currently available from one supplier, located in Japan. Two major manufacturers have announced plans to construct facilities capable of manufacturing aqueous hydroxylamine with production anticipated to begin within the next three years.

 Research and Development

  ChemFirst conducts research and development to improve existing products and to produce new specialty chemicals. Approximately $4.5 million, $5.3 million and $4.3 million was spent on research and development in fiscal 1996, 1995 and 1994, respectively. Research facilities include laboratories, pilot plant and semi-works for process research and development with gram to multi-pound sample production capabilities. FCC also sponsors applied research at leading universities in the United States and maintains a radiation curing applications laboratory in Pascagoula to evaluate new products and provide customer technical support. These closely directed programs have led to the development and introduction of proprietary technology in fine chemicals and in the FirstCure(R) line of performance polymer products. EKC conducts research and development internally to improve existing products and to identify and develop new chemistries. EKC also sponsors applied research at two leading universities in the U.K. In addition, EKC has entered into joint development agreements with a major semiconductor manufacturer and an industry consortium to develop advanced products to meet future semiconductor manufacturing technology.

 Competition

  FCC is one of five major United States producers of aniline, with approximately 18% of domestic capacity and an estimated 5% of world capacity. FCC is the only United States producer of nitrotoluenes, with an estimated 10% of world capacity. Major competitors are large chemical companies. Competition is based on price, service, quality, marketing and research and development support capabilities.

  Based on market share, Quality Chemical is among the top 10 custom chemical manufacturing companies in the United States. Major competitors are both smaller and larger companies. Competition is based on service, quality, manufacturing expertise in chemistries and processes, research and development capabilities and price.

  EKC is one of the world's largest producers of post-metal cleaning solutions with 28% of the world market representing 34% in North America, 40% in Europe and 20% in the Pacific Rim. Although there are approximately 12 companies participating in this market worldwide, only EKC and three others specialize in developing proprietary post-metal cleaning solutions for the semiconductor and related industries. Competition is based on price, service, product performance, quality and product development capabilities. EKC has reached an agreement whereby it would license its HDA(TM) (hyrodxylamine) technology to a major competitor. See "--Patents and Licenses."

 Seasonality of Business

  Generally, chemical sales are not seasonal and working capital requirements do not vary significantly from period to period.

COMBUSTION AND THERMAL PLASMA

  Combustion and thermal plasma principally includes the development and marketing of proprietary equipment and systems for industrial applications. These include design and production of low-emission burners, flares and incinerators and thermal plasma equipment for steel production, waste treatment and research. Raw materials and components for these operations are available from numerous vendors. The businesses are not considered materially seasonal. Working capital requirements rose during fiscal 1996 as ChemFirst expanded into new markets with less favorable payment terms. Combustion and thermal plasma sales in fiscal 1996 were $65.6 million, representing approximately 18% of ChemFirst's consolidated sales for such period, and it had an operating loss of $30.9 million for fiscal 1996 including provisions of $18.3 million related to the shutdown of facilities. See "--General."

 Combustion Equipment and Services

  Callidus Technologies Inc., a wholly owned subsidiary of ChemFirst ("CTI"), was organized in fiscal 1990. CTI's principal products and services are custom designed and fabricated gas/liquid incinerators, flares, solid waste systems, vapor recovery units, burners and predictive emissions monitoring and process optimization software services. CTI also provides engineering and consulting services for environmental and combustion applications.

  CTI markets worldwide to refining, petrochemical, chemical, wood products and other industries requiring disposal of gas, liquid and solid wastes. Marketing is primarily through a combination of manufacturers' representatives and company personnel. The market is well established but growing through advancements of existing technology, driven primarily by increasingly strict environmental regulations both in the United States and abroad. Competition is based on a wide variety of factors, with the most prominent being price, technological innovation and delivery schedule. CTI competes with the John Zink Company, which has a significant share of the burner, flare and vapor recovery markets. Numerous competitors exist in the gas and liquids incineration market. Primary competition in the solids waste systems market comes from alternative technologies. CTI offers predictive emissions monitoring and process optimization software services utilizing products licensed by CTI's customers. CTI is affected by a variety of factors beyond its control, including governmental control of environmental standards and compliance deadlines, competitor pricing strategies and changing technology, any of which could impact CTI's operating results. CTI leases office space in Tulsa, Oklahoma, owns a manufacturing and test facility in Beggs, Oklahoma, and has offices in Belgium, England, Italy, France, Germany and Japan.

 Thermal Plasma

  Plasma Energy Corporation, a wholly owned subsidiary of ChemFirst ("PEC"), is the leading international supplier of plasma heating systems and related processes to the metals and waste industries. PEC, a technology-based engineering company, develops, manufactures, sells and services these systems for use in steel manufacturing, specialty metals refinement and various environmental waste recycling processes, including municipal solid waste ("MSW") ash vitrification.

  Thermal plasma heating systems convert electrical energy into high temperature thermal energy using an ionized gas or "plasma." These high temperatures are produced instantly with no combustion or combustion by-products. A thermal plasma heating system typically consists of a torch, power supply, cooling system and control panel. The torch usually operates within a furnace or heating vessel, in which it can be inserted or retracted according to operational requirements. PEC holds more than 20 patents in 10 countries, including several in steel, vacuum melting and waste applications. See "-- Patents and Licenses."

  PEC markets industrial-scale commercial systems for controlling temperature in steel making and waste treatment and reduction. PEC owns a testing facility used for system integration, system and process development and customer training. A separate administrative office is leased. Both facilities are located in Raleigh, North Carolina. Marketing is performed directly by PEC. International sales are supported by qualified overseas representatives. Plasma heating systems are sold in both the domestic and international markets. PEC has two principal domestic competitors and four foreign competitors. Price competition is intense and competitors' pricing strategies may impact PEC's operating results.

  Plasma Processing Corporation ("PPC") was formed during fiscal 1990 to commercialize patented technology developed by PEC and Alcan International Limited ("Alcan") of Canada for the recovery of aluminum from dross using thermal plasma technology. PPC completed construction of an aluminum dross processing plant located in Millwood, West Virginia in June 1991 utilizing the technology. The plant also produced a co-product that can be utilized in refractory industries. In June 1995, aluminum dross processing operations were curtailed to concentrate on the development of the co-product markets. In May 1996, due in part to historical and projected near-term losses, PPC announced the shutdown of the Millwood facility and permanent exit from the aluminum dross processing business. Operations have continued, however, at its joint venture, Newminco, formed in August 1995 which manufactures lightweight aggregate materials based on technology licensed by PPC.

  In September 1996, ChemFirst entered into a letter of intent providing for the sale of substantially all of PPC's aluminum dross processing assets and technology. That letter of intent expired on November 1, 1996; however, ChemFirst continues to negotiate with the party to the letter of intent. Assets that are not part of this proposed transaction will be liquidated by ChemFirst. Based on the status of current negotiations, ChemFirst does not anticipate any material gain or loss related to these dispositions.

STEEL PRODUCTION

  ChemFirst operates a steel melting and production facility through its wholly owned subsidiary FirstMiss Steel, Inc. ("FMS") in Hollsopple, Pennsylvania. ChemFirst is actively seeking a buyer for FMS. FMS had net sales of $77.1 million in fiscal 1996, which constituted 21% of ChemFirst's consolidated sales. FMS had an operating profit of $1.3 million for such period. FMS's approximately 400,000 square-foot leased facility is located about 100 miles east of Pittsburgh. Following upgrades to one of FMS's two electric arc furnaces in January 1995, annual capacity of the operation now includes 150,000 tons of carbon, alloy and specialty grade, bottom-poured ingots and 50,000 tons of high-grade steel billets through the caster. In January 1996, the second electric arc furnace was removed and a NOD converter was added, which combined with the newly upgraded electric arc furnace and the existing VOD units form the "Triplex" process for producing stainless steel. This new process will increase stainless steel capacity. Horizontally cast billets are produced for sale to the specialty remelt and reroll markets. Production during fiscal 1996 totaled 110,000 tons consisting primarily of cast ingots and value-added products. The value-added product line was introduced in fiscal 1992 and includes specialty stainless and tool steel ingots or billets, which are converted into forged billets, bars and plate by outside processors. FirstMiss Alloys was formed during fiscal 1993 to produce small quantities of cobalt, nickel, copper and iron-based alloys in bars and wire produced from two small horizontal continuous casters, small bottom-poured forging ingots and remelt sand ingots. Raw materials consist of steel scrap and various alloys, of which there is an adequate supply in the North American market.

  Carbon and alloy steel ingots are sold directly to the forging industry, ring rollers, extruders and integrated steel producers. FMS competes primarily with three other steel companies in this market and, within the group, ranks second in total steel production capacity. Specialty steel products are primarily sold to steel service centers and forgers. Two customers account for 24% of FMS's total revenue. FirstMiss Alloy products are sold as feedstock directly to forgers, extruders and investment casters. There are numerous competitors, both domestic and foreign, that compete with FMS in the specialty steel and ferrous and non-ferrous metals markets. Competitive factors include price, quality and service. Carbon steel ingots and billets are commodities and are extremely price competitive.

OTHER OPERATIONS

  ChemFirst owns 50% of Power Sources, Inc. ("PSI") of Charlotte, North Carolina, which burns wood residue and other biomass in industrial boilers to create steam energy. The steam is sold under long-term contracts to industrial users. PSI operates seven plants located in North Carolina, South Carolina, Tennessee and Mississippi.

EMPLOYEES

  ChemFirst employs approximately 1,100 persons. Approximately 550 persons are employed in the chemicals business, 285 are employed in combustion and thermal plasma and 205 in steel. In addition, ChemFirst has approximately 60 persons employed in its corporate headquarters. Certain senior management and administrative employees are based in Jackson, Mississippi. Management believes that its relations with its employees are good. None of ChemFirst's employees are covered by a collective bargaining agreement except certain of FMS's employees.

PATENTS AND LICENSES

  ChemFirst owns or licenses a significant number of patents relating to various products and processes. These patents expire at various times over the next 17 years. ChemFirst does not consider its business to be materially dependent on any one particular patent or patent license.

  EKC has entered a licensing agreement with a major competitor whereby EKC licenses its HDA(TM) (hydroxylamine) technology. The agreement results from a patent violation complaint brought by EKC against the competitor in federal court. The agreement allows the competitor to continue to market its products which utilize EKC's hydroxylamine technology, but provides for EKC to receive a royalty and license fee.

LEGAL PROCEEDINGS

  While ChemFirst is involved in several suits and claims in the ordinary course of business, including claims relating to environmental matters, see "--Environmental Considerations," ChemFirst is not now a party to any legal proceeding that ChemFirst believes would have a material adverse effect on ChemFirst's business.

INSURANCE

  ChemFirst maintains business interruption, general liability and property damage insurance coverage as well as other insurance as appropriate for the conduct of its business.

ENVIRONMENTAL CONSIDERATIONS

  ChemFirst operations are subject to a wide variety of environmental laws and regulations governing emissions to the air, discharges to water sources, and the handling, storage, treatment and disposal of waste materials, as well as other laws and regulations concerning health and safety conditions. ChemFirst holds a number of environmental permits and licenses regulating air emissions, water discharges and hazardous waste disposal and, to the best of its knowledge, is in material compliance with such requirements at all locations. ChemFirst makes capital and other expenditures in a continuing effort to comply with environmental laws and regulations, or changing interpretations of existing laws and regulations. ChemFirst's environmental capital expenditures for fiscal 1996 were $1.7 million. Projected environmental capital expenditures for fiscal 1997 and 1998 are $3.5 million and $2.2 million, respectively. While these expenditures are necessary to comply with environmental laws and regulations, they may also reduce operating expenses and improve efficiencies.

  ChemFirst monitors and participates in the environmental regulatory development process which assists it in evaluating new laws and regulations. ChemFirst does not anticipate a material increase in expenses related to current environmental regulations, but because federal and state environmental laws and regulations are constantly changing, ChemFirst is unable to predict their future impact.

  ChemFirst has received notices from the United States Environmental Protection Agency or a similar state agency that it has been deemed a potentially responsible party ("PRP") under Superfund or a comparable state statute at several sites and, thus, may be liable for a share of the associated remediation cost. ChemFirst contributed $183,000 toward clean up of one of these sites during fiscal 1996. It is difficult to estimate ChemFirst's ultimate liability in these matters due to several uncertainties such as, but not limited to, the method and extent of remediation, the percentage of material attributable to ChemFirst at the site relative to that attributable to other parties, and the financial capabilities of the other PRPs. Based on currently available information, however, ChemFirst does not believe that its future liability at these sites will be material to its financial condition or cash flow.

  The current owner of a fertilizer manufacturing facility, previously operated under lease by a subsidiary of ChemFirst, has performed a feasibility study and a remediation action plan for that site, subject to regulatory approval. A previous owner takes the position that ChemFirst has some financial responsibility for the closure activities; however, ChemFirst denies liability in this matter, but believes that it has set up adequate reserves for any potential liability as part of its accounting for discontinued operations.

PROPERTIES

  In addition to those described above, ChemFirst owns or leases the following properties:

  ChemFirst owns an approximately 26,000 square-foot office building in Jackson, Mississippi, which is its corporate headquarters.

  FCC leases 7 acres of waterfront property from the Jackson County Port Authority at an annual cost of $9,156. This property is used by FCC for loading and unloading ocean going vessels and barges. The lease expires in 2003.

  ChemFirst, through FCC, owns 180 acres of land near FCC's Pascagoula plant. Jackson County, Mississippi, has the right to reclaim this land and retain one-fifth of the $2.2 million installment purchase price if ChemFirst has not commenced construction of facilities on the property by September 1997. ChemFirst and a subsidiary of Mississippi Chemical have entered into an agreement pursuant to which ChemFirst would convey approximately 110 acres of such land to the subsidiary in exchange for approximately 23 acres of land near FCC's Pascagoula plant and $1.2 million in cash. The consummation of this exchange is subject to a number of conditions, including the release by Jackson County, Mississippi, of ChemFirst's obligation to begin construction on any part of the 180-acre parcel.

  ChemFirst owns approximately 585 acres of undeveloped land located in Hillsborough County, Florida.

                      THE TRANSFERS AND THE DISTRIBUTION

  This section of the Prospectus describes certain aspects of the proposed Transfers and the Distribution. To the extent that they relate to the Distribution Agreement, the Tax Disaffiliation Agreement or the Employee Benefits Agreement, the following descriptions do not purport to be complete and are qualified in their entirety by reference to the Distribution Agreement, the Tax Disaffiliation Agreement or the Employee Benefits Agreement, as the case may be, which are attached as Appendix B to the Joint Proxy Statement/Prospectus and are incorporated herein by reference. ALL FIRST MISSISSIPPI SHAREHOLDERS ARE URGED TO READ THE DISTRIBUTION AGREEMENT, THE TAX DISAFFILIATION AGREEMENT AND THE EMPLOYEE BENEFITS AGREEMENT IN THEIR ENTIRETY.

BACKGROUND OF AND REASONS FOR THE DISTRIBUTION

  Because the Fertilizer Business is the only business of First Mississippi that Mississippi Chemical proposes to acquire, First Mississippi has determined to effect the Distribution, which, based upon the opinion of counsel to First Mississippi, will be tax free to First Mississippi shareholders for Federal income tax purposes (except to the extent of cash received for fractional shares). See "Certain Federal Income Tax Consequences." First Mississippi's agreement to effect the Distribution fulfilled a condition to Mississippi Chemical's willingness to enter into the Merger Agreement.

  Although the Distribution will not be effected unless the Merger is approved and is about to occur, the Distribution is separate from the Merger and the shares of ChemFirst Common Stock to be received by holders of First Mississippi Common Stock in the Distribution do not constitute a part of the Merger consideration.

TERMS OF THE DISTRIBUTION AGREEMENT

  The Distribution will, by means of a spin-off of First Mississippi's chemicals and other non-fertilizer businesses, separate First Mississippi's Fertilizer Business from its other businesses and enable Mississippi Chemical to acquire the Fertilizer Business only in the Merger.

 The Distribution

  The Distribution Agreement provides that the Distribution will be effected by the distribution to each holder of record of First Mississippi Common Stock as of the close of business on the Distribution Record Date of certificates representing one share of ChemFirst Common Stock for every share of First Mississippi Common Stock held by such holder. As a result of the Distribution, the shareholders of record of First Mississippi at the close of business on the Distribution Record Date will own all of the outstanding ChemFirst Common Stock.

 The Transfers

  The Distribution Agreement provides for a series of stock transfers, assets transfers and mergers between and among First Mississippi and certain of First Mississippi's subsidiaries prior to the Distribution (collectively, the "Transfers"). The Transfers include the following transactions, each of which will be effected prior to the time of the Distribution:

    (a) First Mississippi will transfer, assign and convey to ChemFirst, all of the issued and outstanding capital stock of its non-fertilizer subsidiaries, including those of its chemicals, combustion and thermal plasma and steel operations.

    (b) In addition to the transfers referred to above, First Mississippi will, or will cause its subsidiaries to, transfer, assign and convey to ChemFirst all other assets of First Mississippi which are not primarily related to the Fertilizer Business, including, but not limited to (i) all assets of First Mississippi and its subsidiaries located in the Jackson, Mississippi metropolitan area (other than books and records of First Mississippi to the extent that they do not relate to the business of ChemFirst); (ii) the note receivable from Getchell Gold; and (iii) other receivables.

    (c) Prior to the Distribution, FirstMiss Fertilizer, Inc. will be merged with and into First Mississippi with First Mississippi as the surviving corporation in the merger.

    (d) Prior to First Mississippi's transfer of the capital stock of FEC Marketing, Inc. to ChemFirst, FEC Marketing, Inc. will transfer its interests in FirstMiss Fertilizer Limited Partnership and FirstMiss Fertilizer of Texas LP to a Fertilizer Business entity.

As a result of the Transfers, ChemFirst will own all of the assets of First Mississippi other than those of the Fertilizer Business.

  Prior to the Distribution, First Mississippi will consummate the Financing described in the Joint Proxy Statement/Prospectus. A portion of the proceeds of the Financing will be used to refinance First Mississippi's existing indebtedness and pay certain costs related to the Merger, with the remaining proceeds, estimated to be approximately $50.0 million, to be contributed to ChemFirst prior to the Distribution. As a result of the Financing, which will remain the obligation of the Fertilizer Business to be acquired by Mississippi Chemical in the Merger, and the application of its proceeds, at the time of the Distribution ChemFirst will have no significant long-term indebtedness and available cash reserves currently estimated to be approximately $50.0 million. See "Pro Forma Financial Information."

 Transfer of Liabilities

  Pursuant to the Distribution Agreement, the parties will further agree that, except as otherwise provided in the Merger Agreement, the Distribution Agreement, the Tax Disaffiliation Agreement and the Employee Benefits Agreement, at or prior to the time of the Distribution, ChemFirst will assume all liabilities of First Mississippi and its subsidiaries, other than liabilities to the extent arising out of, based upon, or resulting from the operation of the business of, or to the extent relating to, the Fertilizer Business (the "ChemFirst Assumed Liabilities"), and First Mississippi will retain First Mississippi's debt and all liabilities (whether arising before or after the time of the Distribution) to the extent arising out of, based upon, or resulting from the operation of, or to the extent relating to, the Fertilizer Business (the "First Mississippi Assumed Liabilities"). However, the First Mississippi Assumed Liabilities will not include any liability with respect to the former operation of the fertilizer manufacturing facility in Ft. Madison, Iowa.

 Certain Further Transfers

  The Distribution Agreement provides that if, after the time of the Distribution, either ChemFirst or First Mississippi holds assets which by the terms of the Distribution Agreement or the Merger Agreement were intended to be assigned and transferred to, or retained by, the other party, such party will promptly assign and transfer or cause to be assigned and transferred such assets to the other party.

 Use of Names

  Following the time of the Distribution, ChemFirst will have the sole and exclusive ownership of and right to use all of the names, trademarks, trade names and other proprietary rights of First Mississippi, other than "Urifirst" and "Urifeed."

 Certain Covenants

  The Distribution Agreement provides that for two years after the time of the Distribution, neither First Mississippi nor ChemFirst will, directly or indirectly, solicit the employment of any employee of the other party and its subsidiaries; provided that ChemFirst may solicit the employment of certain employees identified pursuant to the Distribution Agreement.

  The Distribution Agreement also provides that prior to the time of the Distribution, First Mississippi will transfer and assign to ChemFirst all of First Mississippi's insurance policies other than (i) any policy which relates solely to the Fertilizer Business and (ii) any policy that is not assignable pursuant to its terms (a "Non-

Assignable Policy"). In the event any policy is a Non-Assignable Policy, First Mississippi will keep such policy in effect during its remaining term and will refrain from taking any actions (other than making a claim) which may affect ChemFirst's entitlement to the benefits of, or coverage under, such policy. With respect to First Mississippi's (i) general liability policy and (ii) excess casualty policy, in the event such policies are assigned to ChemFirst pursuant to the Distribution Agreement, ChemFirst will keep such policies in effect during their respective terms and will refrain from taking any actions (other than making a claim) which may effect First Mississippi's entitlement to the benefits of, or coverage under, such policies. First Mississippi and ChemFirst will also agree in the Distribution Agreement to cooperate with each other with respect to the processing of any claims which are covered by any insurance policy in existence prior to the time of the Distribution.

 Settlement of Intercompany Balances

  In connection with the Distribution, all amounts owing between the ChemFirst entities and the Fertilizer Business entities, other than amounts arising in the ordinary course of business, will be deemed paid in full at or prior to the Distribution.

 Mutual Indemnities

  The Distribution Agreement provides that effective upon the Distribution, ChemFirst will indemnify and hold First Mississippi, its affiliates, successors and assigns and the officers, directors, partners, employees, agents and representatives of any of them, harmless from and against any and all ChemFirst Assumed Liabilities. Effective upon the Distribution, First Mississippi will indemnify and hold ChemFirst, its affiliates, successors and assigns and the officers, directors, partners, employees, agents and representatives of any of them, harmless from and against any and all First Mississippi Assumed Liabilities. If either of the foregoing indemnities is unavailable for any reason, the parties have agreed to contribute in respect of any such loss, claim, damage or liability on an equitable basis.

 Mutual Releases

  The Distribution Agreement provides that effective upon the Distribution and except as otherwise specifically set forth in the Distribution Agreement, each of ChemFirst and First Mississippi releases and forever discharges the other, and its officers, directors, agents, affiliates, record and beneficial security holders (including, without limitation, trustees and beneficiaries of trusts holding such securities), advisors and representatives, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against such other party or any of its assigns that the releasing party has or ever had, which arise out of or relate to events, circumstances or actions taken by such other party prior to the Distribution; provided, however, that the foregoing general release will not apply to the Distribution Agreement or the transactions contemplated thereby and does not affect either party's right to enforce the Distribution Agreement or any other agreement contemplated thereby in accordance with its terms. The Distribution Agreement provides that each party understands and agrees that, except as otherwise specifically provided therein, neither the other party nor any of its subsidiaries is, in the Distribution Agreement or any other agreement or document, representing or warranting to such party in any way as to the assets, businesses or liabilities transferred or assumed as contemplated by the Distribution Agreement or as to any consents or approvals required in connection with the consummation of the transactions contemplated by the Distribution Agreement, it being agreed and understood that each party shall take or keep all of its assets "as is" and that it shall bear the economic and legal risk that conveyance of such assets may prove to be insufficient or that the title to any assets may be other than good and marketable and free from encumbrances.

 Conditions to the Distribution

  The obligations of First Mississippi and ChemFirst to consummate the Distribution are subject to the fulfillment of each of the following conditions: (i) the Tax Disaffiliation Agreement and Employee Benefits

Agreement shall have been executed and delivered by each of First Mississippi and ChemFirst; (ii) the Transfers as described in the Distribution Agreement shall have been successfully consummated; (iii) each condition to the closing of the Merger Agreement set forth therein, other than the condition to each parties obligations set forth therein as to the satisfaction of conditions contained in the Distribution Agreement, shall have been fulfilled; (iv) any registration statement filed by ChemFirst with the Commission in connection with the issuance of ChemFirst Common Stock in the Distribution shall have become effective, and shall not be the subject of any stop order or proceeding by the Commission seeking a stop order; (v) the shares of ChemFirst Common Stock to be issued in the Distribution shall have been listed on the NYSE, subject to official notice of issuance; (vi) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity or any other public or private entity the failure of which to obtain would have a material adverse effect on ChemFirst and its subsidiaries taken as a whole or First Mississippi and its subsidiaries taken as a whole, shall have been filed, occurred, or been obtained; (vii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect; (viii) First Mississippi and ChemFirst shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom to the effect that the Distribution qualifies as a tax-free distribution under Section 355 of the Code; and (ix) the Financing shall have been obtained and the transfer of cash to ChemFirst as described above under "The Transfers" shall have been consummated.

 Amendment

  Pursuant to the Merger Agreement, First Mississippi and ChemFirst may not modify or amend the Distribution Agreement in a manner adverse to Mississippi Chemical without the consent of Mississippi Chemical.

TERMS OF THE TAX DISAFFILIATION AGREEMENT

  In connection with the Distribution and Merger, First Mississippi and ChemFirst entered into the Tax Disaffiliation Agreement, which sets forth each party's rights and obligations with respect to the allocation and payment of liabilities, and entitlements to refunds, if any, of Federal, state, local or foreign taxes for periods before and after the Distribution. The Tax Disaffiliation Agreement also provides for related matters, such as the allocation of responsibility for and the provision of cooperation in the filing of any tax returns and the conduct of audits.

  Under the Tax Disaffiliation Agreement, ChemFirst is, except as described below, responsible for (i) any tax liability of First Mississippi and its subsidiaries for periods ending on or before the Distribution (including any tax liability imposed as a result of First Mississippi or its subsidiaries having joint and several liability as members of an affiliated group of corporations), (ii) any tax liability resulting from the Distribution, the Merger or the Transfers, and (iii) any tax liability of ChemFirst or its subsidiaries for all periods. ChemFirst will be entitled to any refunds that relate to those liabilities. First Mississippi (that is, the Fertilizer Business to be merged with Miss Sub in the Merger) is responsible for (i) taxes of First Mississippi and its subsidiaries for taxable periods (or portions thereof) beginning after the Distribution; and (ii) all taxes of First Mississippi or ChemFirst and their respective subsidiaries for any period resulting from the breach of any representation, warranty or covenant of Mississippi Chemical or, with respect to breaches occurring after the Distribution, First Mississippi set forth in the Merger Agreement, the Distribution Agreement or the Tax Disaffiliation Agreement. Accordingly, in the event the Distribution is determined not to qualify as a tax-free distribution under Section 355 of the Code, the Merger is determined not to qualify as a tax-free reorganization under Section 368(a) of the Code, or the Transfers are determined not to consist of tax-free transactions, in each case due to the actions taken by Mississippi Chemical or its subsidiaries, or by First Mississippi or its subsidiaries with respect to periods (or portions thereof) beginning after the Distribution, then First Mississippi shall be responsible for all corporate taxes resulting therefrom. First Mississippi and ChemFirst will be entitled to any refunds that relate to those liabilities for which they are liable.

TERMS OF THE EMPLOYEE BENEFITS AGREEMENT

  In connection with the Distribution, First Mississippi and ChemFirst will enter into the Employee Benefits Agreement which will govern the rights and obligations of First Mississippi and ChemFirst after the Distribution with respect to the employees of First Mississippi. Prior to the time of the Distribution, First Mississippi and ChemFirst will cooperate to transfer each employee of First Mississippi other than those who will remain employees of the Fertilizer Business immediately after the Distribution (the "Fertilizer Employees") to the employ of ChemFirst effective as of the time of the Distribution. With respect to such transferred employees and all other past, present, active or inactive employees of First Mississippi (or their dependents or beneficiaries), other than the Fertilizer Employees, ChemFirst will assume the liabilities and obligations with respect to, and continue to be responsible for, all liabilities and obligations whatsoever in connection with claims made by or on behalf of such persons in respect of salary, wages, benefits, severance pay, salary continuation and similar obligations accrued and earned prior to the time of the Distribution and the termination or alleged termination of such persons' employment with First Mississippi. With respect to Fertilizer Employees, First Mississippi will retain the liabilities and obligations with respect to, and continue to be responsible for, all liabilities and obligations whatsoever in connection with claims made by or on behalf of such persons in respect of salary, wages, benefits, severance pay, salary continuation and similar obligations accrued and earned prior to the time of the Distribution and the termination or alleged termination of such persons' employment with First Mississippi.

  Pursuant to the Employee Benefits Agreement, ChemFirst will assume all employee benefit plans of First Mississippi and all other employment, severance and benefit plans, contracts or arrangements covering all employees or former employees of First Mississippi who are not Fertilizer Employees. Under the Employee Benefits Agreement, First Mississippi and ChemFirst will agree to cooperate to amend all employee benefit plans to be transferred as necessary to establish ChemFirst as successor to First Mississippi as to all duties, liabilities and obligations under each of such plans and to take such other steps as may be necessary to prevent the consummation of the transactions contemplated by the Merger from causing a termination of employment with respect to such plans.

  The Employee Benefits Agreement further provides that each Stock Option and Debenture Option held by any employee or former employee of First Mississippi other than a Fertilizer Employee, whether vested or unvested, exercisable or unexercisable, will be exchanged for an option (a "ChemFirst Option") to purchase a number of shares of ChemFirst Common Stock equal to the number of shares of First Mississippi Common Stock into which such Stock Option or Debenture Option was exercisable times a conversion ratio (the "ChemFirst Option Conversion Ratio") equal to the fair market value of the First Mississippi Common Stock divided by the fair market value of the ChemFirst Common Stock. The exercise price of the ChemFirst Option will equal the exercise price of the Stock Option or Debenture Option divided by the ChemFirst Option Conversion Ratio. For purposes of the Employee Benefits Agreement, the fair market value of the First Mississippi Common Stock will be the greater of (x) the average of the trading prices of First Mississippi Common Stock for the ten trading days immediately preceding the date that the First Mississippi Common Stock commences trading on an ex-dividend basis (with respect to the Distribution) or (y) the sum of (A) the average of the trading prices of the First Mississippi Common Stock for the period from the ex-dividend date (with respect to the Distribution) to the time of the Distribution and (B) the average of the trading prices of the ChemFirst Common Stock for the ten trading days following the tenth trading day after the time of the Distribution (the "ChemFirst Average Price"). The fair market value of the ChemFirst Common Stock will equal the ChemFirst Average Price. Pursuant to the Employee Benefits Agreement, effective as of the time of the Distribution, each outstanding Convertible Debenture will, subject to any required consent of the holder of such Convertible Debenture, be exchanged for a ChemFirst debenture which shall be substantially identical to such Convertible Debenture provided that such debenture shall be convertible into securities of ChemFirst based on a conversion rate which is appropriately adjusted consistent with the adjustments with respect to the exchange of Stock Options and Debenture Options for ChemFirst Options.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of certain material Federal income tax consequences of the Transfers, the Distribution and the Merger to the holders of First Mississippi Common Stock. The Federal income tax discussion set forth below is for general information only and may not apply to particular categories of holders of First Mississippi Common Stock subject to special treatment under the Code, including, without limitation, foreign holders and holders whose First Mississippi Common Stock was acquired pursuant to the exercise of any employee stock option or otherwise as compensation. EACH HOLDER OF FIRST MISSISSIPPI COMMON STOCK IS URGED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE TRANSFERS, THE DISTRIBUTION AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

  First Mississippi has not requested an advance ruling from the Internal Revenue Service as to the tax consequences of the Transfers, the Distribution or the Merger.

CONSEQUENCES OF THE TRANSFERS AND THE DISTRIBUTION

  As a condition of consummating the Merger and the Distribution, Mississippi Chemical, First Mississippi and ChemFirst will receive an opinion from First Mississippi's special counsel, Skadden, Arps, Slate, Meagher & Flom (Illinois) ("Counsel"), to the effect that, on the basis of the facts, representations and assumptions set forth in the tax opinion, for Federal income tax purposes, the Distribution qualifies as a tax-free distribution under Section 355 of the Code, and the Transfers will not be taxable transactions under one or more of Sections 332, 351 or 368(a)(1)(D) of the Code. Based upon such opinion, the following is a summary of certain material Federal income tax consequences of the Transfers and the Distribution:

    1. A First Mississippi shareholder will not recognize any income, gain or loss as a result of the Distribution, except, as described below, in connection with cash received in lieu of fractional shares.

    2. A First Mississippi shareholder who receives cash in lieu of fractional shares of ChemFirst Common Stock will be treated as if such fractional shares had been received by the shareholder as part of the Distribution and then sold by such shareholder. Accordingly, such shareholder will recognize gain or loss equal to the difference between the cash so received and the portion of the tax basis in the ChemFirst Common Stock that is allocable to such fractional shares. Such gain or loss will be capital gain or loss, provided that such fractional shares would have been held by such shareholder as a capital asset at the time of the Distribution.

    3. Following the Distribution, a First Mississippi shareholder will apportion his or her tax basis for his or her shares of First Mississippi Common Stock prior to the Distribution between such First Mississippi Common Stock and the ChemFirst Common Stock received (or in the case of fractional shares, deemed received) in the Distribution in proportion to the relative fair market values of such First Mississippi Common Stock and ChemFirst Common Stock on the Distribution Date.

    4. A First Mississippi shareholder's holding period for the ChemFirst Common Stock received in the Distribution will include the period during which such shareholder held his or her First Mississippi Common Stock with respect to which the ChemFirst Common Stock was received, provided that First Mississippi Common Stock is held as a capital asset by such shareholder at the time of the Distribution.

    5. No gain or loss will be recognized by First Mississippi as a result of the Transfers or the Distribution (other than income, if any, recognized by First Mississippi or its subsidiaries in connection with excess loss accounts under regulation (S)1.1502-19).

  Counsel's opinion is based upon certain representations and assumptions and represents Counsel's best legal judgment. Such opinion is not binding on the Internal Revenue Service or the courts. If the Internal Revenue Service were to successfully challenge the Federal income tax treatment of the Transfers and Distribution set forth in Counsel's opinion and it were ultimately determined that the Distribution did not qualify under Section

355 of the Code, then for Federal income tax purposes (i) each First Mississippi shareholder would be required to recognize dividend income to the extent of such shareholder's allocable share of First Mississippi's current and accumulated earnings and profits on the receipt of ChemFirst Common Stock in the Distribution in an amount equal to the fair market value of the shares of ChemFirst Common Stock received in the Distribution (the "Distribution Amount"), and, to the extent the Distribution Amount exceeded such shareholder's allocable share of First Mississippi's current and accumulated earnings and profits, such shareholder would be required to reduce his or her tax basis in First Mississippi Common Stock to zero and thereafter recognize gain, and (ii) First Mississippi would be required to recognize gain on the Distribution to the extent that the fair market value of the shares of ChemFirst Common Stock issued in the Distribution exceeded First Mississippi's tax basis in such shares. In this event, (a) the tax basis of the shares of ChemFirst Common Stock received by a First Mississippi shareholder would be the fair market value of such shares on the date of the Distribution, and (b) the holding period for such shares of ChemFirst Common Stock would begin the day after the date of the Distribution.

  Current treasury regulations require each First Mississippi shareholder who receives ChemFirst Common Stock pursuant to the Distribution to attach to his or her Federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 to the Distribution. ChemFirst will convey the appropriate information to each First Mississippi shareholder of record as of the Distribution Record Date.

CONSEQUENCES OF THE MERGER

  As a condition to consummating the Merger, First Mississippi will receive an opinion of Counsel and Mississippi Chemical will receive an opinion from its counsel, Hughes & Luce, L.L.P., stating that based upon the facts, representations and assumptions set forth in the opinions, for Federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Based upon such opinions, the following is a summary of certain of the material Federal income tax consequences of the
Merger:

    1. No gain or loss will be recognized by First Mississippi shareholders whose shares of First Mississippi Common Stock are exchanged solely for Mississippi Chemical Common Stock pursuant to the Merger (except with respect to cash received by such First Mississippi shareholders in lieu of fractional share interests in Mississippi Chemical Common Stock). A First Mississippi shareholder who receives cash in lieu of fractional shares of Mississippi Chemical Common Stock will be treated as if such fractional shares had been received by the shareholder as part of the Merger and then sold by such shareholder. Accordingly, such shareholder will recognize gain or loss equal to the difference between the cash so received and the portion of the tax basis in First Mississippi Common Stock (as determined immediately following the Distribution) that is allocable to such fractional shares. Such gain or loss will be capital gain or loss, provided that such fractional shares would have been held by such shareholder as a capital asset at the Effective Time.

    2. The aggregate tax basis of the Mississippi Chemical Common Stock received (or, in the case of fractional shares, deemed received) by First Mississippi shareholders who exchange their First Mississippi Common Stock solely for Mississippi Chemical Common Stock in the Merger will be the same as the aggregate tax basis of the First Mississippi Common Stock (as determined immediately following the Distribution) surrendered in exchange therefor.

    3. The holding period for the shares of Mississippi Chemical Common Stock received in the Merger will include the period during which the shares of the First Mississippi Common Stock surrendered in exchange therefor were held, provided that such shares of First Mississippi Common stock were held as capital assets at the Effective Time.

    4. No gain or loss will be recognized by First Mississippi, Miss Sub or Mississippi Chemical as a result of the Merger (other than income, if any, recognized by First Mississippi or its subsidiaries in connection with excess loss accounts under regulation (S)1.1502-19).

              LISTING AND TRADING OF CHEMFIRST COMMON STOCK

  ChemFirst has applied for listing of the ChemFirst Common Stock on the NYSE.

  ChemFirst Common Stock received pursuant to the Distribution will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), except for shares of ChemFirst Common Stock received by any person who may be deemed an "affiliate" of ChemFirst within the meaning of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of ChemFirst after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with ChemFirst, and may include the directors and principal executive officers of ChemFirst as well as any principal shareholder of ChemFirst. Persons who are affiliates of ChemFirst may sell their shares of ChemFirst Common Stock received pursuant to the Distribution only pursuant to an effective registration statement under the Securities Act covering such securities, or in compliance with the resale provisions of Rule 144 or Rule 145 or Regulation S under the Securities Act.

                                CAPITALIZATION

  The following table sets forth, as of September 30, 1996, the historical capitalization of ChemFirst Inc. and the pro forma capitalization of ChemFirst to reflect the Transfers, the Financing and the Distribution and the refinancing of First Mississippi's indebtedness. This information should be read in conjunction with ChemFirst Inc.'s consolidated financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                     SEPTEMBER 30, 1996
                                                 -----------------------------
                                                 CHEMFIRST INC.   CHEMFIRST
                                                   HISTORICAL     PRO FORMA
                                                 ---------------  ------------
                                                 (IN THOUSANDS OF DOLLARS)
SHORT-TERM DEBT:
Current installments of long-term debt..........    $      14,426         1,140
                                                    -------------  ------------
    Total Short-Term Debt.......................           14,426         1,140
LONG-TERM DEBT:
Senior notes....................................           66,428           --
Bank revolving loan.............................            8,000           --
Other long-term debt............................            2,304         2,304
                                                    -------------  ------------
    Total Long-Term Debt........................           76,732         2,304
SHAREHOLDERS' EQUITY:
Serial preferred stock, $1.00 par value,
 20,000,000 shares authorized (actual),
 20,000,000 shares authorized (pro forma); none
 issued and outstanding (actual), none issued
 and outstanding (pro forma)....................              --            --
Common stock, $1.00 par value (actual), $1.00
 par value (pro forma); 100,000,000 shares au-
 thorized (actual), 100,000,000 shares autho-
 rized (pro forma); 20,614,491 issued and out-
 standing (actual), 20,614,491 issued and
 outstanding (pro forma)........................           20,614        20,614
Additional paid-in capital......................           15,446        15,446
Retained earnings...............................          206,148       281,493
                                                    -------------  ------------
    Total Shareholders' Equity..................          242,208       317,553
                                                    -------------  ------------
TOTAL CAPITALIZATION............................         $333,366       320,997
                                                    =============  ============

                        PRO FORMA FINANCIAL INFORMATION

  The pro forma condensed consolidated balance sheet of ChemFirst Inc. as of September 30, 1996 and pro forma condensed consolidated statement of operations of ChemFirst Inc. for the year ended June 30, 1996 and the three months ended September 30, 1996 have been presented as if the Distribution had occurred on September 30, 1996 for the balance sheet and July 1, 1995 for the statements of operations.

  The pro forma condensed consolidated financial statements should be read in conjunction with the other financial information elsewhere in this Prospectus. The pro forma condensed consolidated information is presented for illustrative purposes only and is not necessarily indicative either of (i) the operating results or financial position that would have occurred had the Distribution occurred on July 1, 1995 in the case of the condensed consolidated statements of operations, or on September 30, 1996, in the case of pro forma condensed consolidated balance sheet, or (ii) ChemFirst Inc.'s future operating results or financial position.

                                CHEMFIRST INC.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                             AT SEPTEMBER 30, 1996

                                          CHEMFIRST INC.               CHEMFIRST
                                            HISTORICAL   ADJUSTMENTS   PRO FORMA
                                          -------------- -----------   ---------
                                               (IN THOUSANDS OF DOLLARS)
                 ASSETS
Current assets
  Cash and short-term investments.......     $ 11,268      150,000 (1)   69,894
                                                           (87,714)(2)
                                                            (3,660)(3)
Accounts receivable.....................       69,253                    69,253
Inventories:
  Finished products.....................       24,916                    24,916
  Work in process.......................       24,904                    24,904
  Raw materials and supplies............       22,476                    22,476
                                             --------      -------      -------
    Total inventories...................       72,296                    72,296
                                             --------      -------      -------
Prepaid expenses and other current as-
 sets...................................        8,810                     8,810
Net current assets of discontinued oper-
 ations.................................        2,914       (2,914)(4)        0
                                             --------      -------      -------
    Total current assets................      164,541       55,712      220,253
                                             --------      -------      -------
Investments and other assets............       52,976                    52,976
Property, plant and equipment, net......      147,745                   147,745
Noncurrent assets of discontinued opera-
 tions..................................       67,221      (67,221)(4)
                                             --------      -------      -------
                                             $432,483      (11,509)     420,974
                                             ========      =======      =======
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current installments of long-term
   debt.................................     $ 14,426      (13,286)(2)    1,140
  Deferred revenue......................        3,484                     3,484
  Accounts payable......................       30,999        3,500 (5)   34,499
  Accrued expenses and other current li-
   abilities............................       29,190                    29,190
  Net current liabilities of discontin-
   ued operations.......................          --           724 (4)      724
                                             --------      -------      -------
    Total current liabilities...........       78,099       (9,062)      69,037
                                             --------      -------      -------
Long-term debt..........................       76,732      (74,428)(2)    2,304
Deferred revenue and other liabilities..       14,254                    14,254
Noncurrent liabilities of discontinued
 operations.............................        3,364       (3,364)(4)
Deferred income taxes...................       17,826                    17,826
Shareholders' equity:
  Common stock, 20,614,491 shares issued
   and outstanding historical and pro
   forma................................       20,614                    20,614
  Additional paid-in capital............       15,446                    15,446
  Retained earnings.....................      206,148       82,505 (6)  281,493
                                                            (3,660)(3)
                                                            (3,500)(5)
                                             --------      -------      -------
    Total shareholders' equity..........      242,208       75,345      317,553
                                             --------      -------      -------
                                             $432,483      (11,509)     420,974
                                             ========      =======      =======

--------
Notes:

(1) To record cash proceeds from the Financing.
(2) To reflect use of proceeds to retire senior debt and outstanding indebtedness under bank credit facility.

(3) Payment of fees ($6,000 less tax benefit of $2,340 at the statutory rate) related to prepayment of senior debt and outstanding indebtedness under bank credit facility.

(4) To remove historical carrying value of the Fertilizer Business.
(5) To reflect an additional accrued liability of $3,500 for financial advisory, legal, accounting, printing and similar expenses which are expected to be incurred.

(6) The disposition of the Fertilizer Business will result in a gain of $82,505, reflecting net cash proceeds of $150,000, as described in note
    (1) above, less the carrying value of the Fertilizer Business net assets of $67,495 as described in note (4) above.

                                CHEMFIRST INC.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                 YEAR ENDED JUNE 30, 1996
                                           --------------------------------------
                                           CHEMFIRST INC.               CHEMFIRST
                                             HISTORICAL   ADJUSTMENTS   PRO FORMA
                                           -------------- -----------   ---------
                                                (IN THOUSANDS OF DOLLARS)
Revenues:
  Sales..................................    $ 370,547                   370,547
  Interest and other income, net.........        6,157                     6,157
                                             ---------                   -------
                                               376,704                   376,704
Costs and expenses:
  Cost of sales..........................      288,677                   288,677
  General, selling and administrative ex-
   penses................................       58,557                    58,557
  Other operating expenses...............       25,157                    25,157
  Interest expense.......................        9,242      (8,912)(1)       330
                                             ---------      ------       -------
                                               381,633      (8,912)      372,721
Earnings from continuing operations
 before taxes, investee earnings and
 cumulative effect of change in
 accounting principle....................       (4,929)      8,912         3,983
Income tax expense (benefit).............         (688)      3,476 (2)     2,788
Equity in net earnings of affiliated com-
 panies..................................          783                       783
                                             ---------      ------       -------
Earnings (loss) from continuing opera-
 tions...................................    $  (3,458)      5,436         1,978
                                             =========      ======       =======
Earnings (loss) per common share from
 continuing operations...................    $   (0.16)                     0.09
Weighted average shares..................       20,980                    20,980

--------
(1) To remove interest expense related to retired indebtedness.

(2) To record tax effect at 39% (the combined statutory federal and state rate) of adjustments reflected in (1) above.

                                             THREE MONTHS ENDED SEPTEMBER 30,
                                                           1996
                                           --------------------------------------
                                           CHEMFIRST INC.               CHEMFIRST
                                             HISTORICAL   ADJUSTMENTS   PRO FORMA
                                           -------------- -----------   ---------
                                                (IN THOUSANDS OF DOLLARS)
Revenues:
  Sales..................................     $ 95,432                    95,432
  Interest and other income, net.........        2,775                     2,775
                                              --------                   -------
                                                98,207                    98,207
Costs and expenses:
  Cost of sales..........................       72,540                    72,540
  General, selling and administrative ex-
   penses................................       15,831                    15,831
  Other operating expenses...............        1,353                     1,353
  Interest expense.......................        1,765      (1,701)(1)        64
                                              --------      ------       -------
                                                91,489      (1,701)       89,788
Earnings from continuing operations be-
 fore taxes, investee earnings and cumu-
 lative effect of change in accounting
 principle...............................        6,718       1,701         8,419
Income tax expense.......................        2,886         663 (2)     3,549
Equity in net earnings of affiliated com-
 panies..................................          258                       258
                                              --------      ------       -------
Earnings from continuing operations......     $  4,090       1,038         5,128
                                              ========      ======       =======
Earnings per common share from continuing
 operations..............................     $   0.20                      0.25
Weighted average shares..................       20,894                    20,894

--------
(1) To remove interest expense related to retired indebtedness.

(2) To record tax effect at 39% (the combined statutory federal and state rate) of adjustments reflected in (1) above.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

  The selected historical consolidated financial information set forth below has been derived from the audited financial statements of ChemFirst Inc. for the periods ended June 30, 1996, 1995 and 1994, except for income statement and other financial data for the three months ended September 30, 1996 and 1995, balance sheet data at September 30, 1996 and balance sheet data at June 30, 1994. ChemFirst Inc.'s Consolidated Balance Sheets at June 30, 1996 and 1995 and the related Statements of Operations, Stockholders' Equity and Cash Flows for the three years ended June 30, 1996 and notes thereto appear elsewhere herein. The financial information for the three-month interim periods ended September 30, 1996 and 1995 has been derived from ChemFirst Inc.'s unaudited interim financial statements, presented elsewhere herein, that reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented; all such adjustments are of a normal recurring nature. The financial information for the years ended June 30, 1994, 1993 and 1992 and the balance sheet data at June 30, 1994 has been derived from ChemFirst Inc.'s unaudited consolidated financial statements. The selected historical financial information set forth below should be read in conjunction with and is qualified in its entirety by reference to ChemFirst Inc.'s historical consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                             CHEMFIRST INC.

                          THREE MONTHS ENDED
                             SEPTEMBER 30,          FISCAL YEAR ENDED JUNE 30,
                          ------------------- ------------------------------------------
                              1996      1995   1996     1995    1994     1993     1992
                          --------- --------- -------  ------- -------  -------  -------
                              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Sales...................  $  95,432    88,746 370,547  331,721 249,091  209,525  186,086
Earnings (loss) from
 continuing operations
 before taxes, investee
 earnings (loss) and cu-
 mulative effect of
 change in accounting
 principle..............      6,718     3,387  (4,929)  18,484   1,226   (5,122)  (3,306)
Earnings (loss) from
 continuing operations
 before cumulative
 effect of change in
 accounting principle...      4,090     1,886  (3,458)  10,638  (1,271)  (3,731)  (2,115)
Net earnings (loss).....     12,789    12,480  35,220   57,794  21,863  (23,369)   4,227
Earnings (loss) per
 share from continuing
 operations before
 cumulative effect of
 change in accounting
 principle..............       0.20      0.09   (0.16)    0.52   (0.06)   (0.19)   (0.11)
Net earnings (loss) per
 share..................       0.61      0.59    1.68     2.80    1.09    (1.17)    0.22
Weighted average common
 shares outstanding.....     20,894    21,048  20,980   20,632  20,126   20,003   19,853
OTHER FINANCIAL DATA:
Capital expenditures....     13,071     4,366  35,909   26,160  19,775   23,518   14,895
Depreciation and amorti-
 zation.................      4,853     4,919  18,210   17,324  15,762   14,215   12,495

                                               AT JUNE 30,
                AT SEPTEMBER 30, ---------------------------------------
                      1996        1996    1995    1994    1993    1992
                ---------------- ------- ------- ------- ------- -------
BALANCE SHEET
 DATA:
Working Capi-
 tal...........     $86,442       86,918 110,107  78,874  50,121  59,865
Total assets...     432,483      413,635 433,327 357,845 348,596 429,123
Long-term debt,
 excluding
 long-term debt
 due within
 one year......      76,732       79,909  84,394 104,275 113,519 144,280
Shareholder's
 equity........     242,208      230,267 232,996 177,687 160,774 188,378
Cash dividend
 declared per
 common share..        0.10         0.40    0.35    0.30    0.30    0.30

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion is based upon and should be read in conjunction with the selected historical financial information and ChemFirst Inc.'s financial statements, including the notes thereto, included elsewhere in this Prospectus.

GENERAL

  As a result of the proposed Distribution, and for purposes of this Prospectus, ChemFirst Inc.'s operating results have been restated to reflect the classification of the Fertilizer Business as a discontinued operation.

THREE MONTHS ENDED SEPTEMBER 30, 1996 VERSUS THREE MONTHS ENDED SEPTEMBER 30,
1995

 Consolidated Results

  Earnings from continuing operations for the three months ended September 30, 1996, were up $2.2 million over the same period last year, with increased Chemicals earnings and sales.

 Segment Operations



                                                           INDUSTRY SEGMENT
                                                             INFORMATION
                                                          THREE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                          --------------------
                                                              1996      1995
                                                          ---------  ---------
                                                           (IN THOUSANDS OF
                                                               DOLLARS)
Sales to unaffiliated customers:
 Chemicals............................................... $  64,351    54,344
 Combustion and Thermal Plasma...........................    14,875    15,997
 Steel...................................................    16,206    18,405
                                                          ---------  --------
  Total.................................................. $  95,432    88,746
                                                          =========  ========
Operating profit (loss) before income taxes, investee
 earnings (loss) and cumulative effect of change in ac-
 counting principle:
 Chemicals............................................... $  12,881    10,457
 Combustion and Thermal Plasma...........................      (356)   (1,152)
 Steel...................................................      (581)      350
                                                          ---------  --------
                                                             11,944     9,655
 Unallocated corporate expenses..........................    (4,136)   (5,685)
 Interest income (expense), net..........................    (1,255)     (712)
 Other income (expense), net.............................       165       129
                                                          ---------  --------
  Total.................................................. $   6,718     3,387
                                                          =========  ========

  Chemicals pretax operating results were up 23% over the same period in the prior year due to license proceeds from a electonics chemicals competitor and an 18% increase in sales. Sales grew on increased aniline, custom manufacturing and HDA based electronic chemicals volume.

  Combustion and Thermal Plasma pretax operating results for the current quarter improved $0.8 million over the prior year, primarily due to elimination of aluminum dross processing losses following the shut down of operations in the fourth quarter of the prior year. Sales declined 7% on lower Thermal Plasma orders.

  Steel pretax operating results were down $0.9 million from the prior year due to lower gross margin. Gross margin declined as sales fell 12% on a 17% decrease in volume.

  Unallocated corporate expenses were down 27%, primarily due to last year's higher long-term incentives tied to stock price appreciation. Net interest expense increased over the prior year due to lower interest income.

 Discontinued Operations

  After tax net income for fertilizer operations for the current quarter was $8.7 million, down 26% versus the same period in the prior year on higher production cost and lower average fertilizer prices. Production cost increased on a 52% increase in natural gas cost. Sales rose 10%, despite the lower prices, on a 19% increase in volume due to higher brokerage sales and increased AMPRO ammonia production, which was up 20% over last year due to a 15-day outage in the prior year. Prior year results also include $1.1 million in operating losses related to discontinued Gold operations.

 Capital Resources and Liquidity

  Cash flow from operations for the three months ended September 30, 1996, was up 20% over the same period in the prior year which included $3.2 million of cash used in discontinued Gold operations. Investing activities increased over the prior year due to an $8.4 million increase in Chemicals capital expenditures, primarily related to expansion of custom manufacturing operations. Financing activities in the current year included a $3.0 million reduction in borrowings under the Company's long-term revolving credit facility.

1996 VERSUS 1995

 Consolidated Results

  Results of continuing operations for 1996 were a loss of $3.5 million versus earnings of $10.6 million for 1995 due to an $18.3 million ($11.7 million after-tax) provision for the shutdown of aluminum dross operations and increased general, selling and administrative expenses. General, selling and administrative expenses were up $10.5 million due to higher corporate expenses and growth in combustion operations.

 Segment Operations

                                                       INDUSTRY SEGMENT
                                                         INFORMATION
                                                     YEAR ENDED JUNE 30,
                                                  ---------------------------
                                                        1996          1995
                                                  -------------  ------------
                                                  (IN THOUSANDS OF DOLLARS)
Sales to unaffiliated customers:
  Chemicals......................................      $227,837       209,472
  Combustion and Thermal Plasma..................        65,624        56,347
  Steel..........................................        77,086        65,902
                                                  -------------  ------------
    Total........................................      $370,547       331,721
                                                  =============  ============
Operating profit (loss) before income taxes,
 investee earnings (loss) and cumulative effect
 of change in accounting principle:
  Chemicals...................................... $      44,058        40,019
  Combustion and Thermal Plasma..................       (30,944)       (6,230)
  Steel..........................................         1,332            27
                                                  -------------  ------------
                                                         14,446        33,816
Unallocated corporate expenses...................       (15,015)      (10,661)
Interest expense, net............................        (4,620)       (5,346)
Other income (expense), net......................           260           675
                                                  -------------  ------------
    Total........................................ $      (4,929)       18,484
                                                  =============  ============

  Chemicals operating profits were up 10% to a record $44.1 million on a 9% increase in sales primarily due to higher aniline and electronic chemicals volumes. Aniline sales volume increased 13% due to increased production following capacity additions in the prior year. Demand for aniline remains strong due to its use in the production of methylene diphenyl diisodyanate
(MDI), which is a key component in the production of polyurethane foams and elastomers. In July 1996, ChemFirst Inc. entered into an agreement with Bayer to build, own and operate a world scale nitrobenzene and aniline facility, which will be an integral part of Bayer's United States MDI manufacturing operations. See "Business--Chemicals--FCC-Industrial Chemical Intermediates, Fine Chemicals and Performance Chemicals." Start-up for the facility is scheduled to be completed in 1998 with initial aniline production capacity of approximately 250 million pounds per year. In electronic chemicals, sales volume increased 26% driven by an 82% increase in the hydroxylamine based (HDA(TM)) products volume.

  Combustion and Thermal Plasma results were a loss of $30.9 million for 1996, versus a loss of $6.2 million in 1995. The losses in both years were primarily due to aluminum dross processing operations. Losses in 1996 included an $18.3 million pretax charge related to the shutdown of the aluminum dross processing plant, located in Millwood, West Virginia, following adoption of a plan by the Board of Directors on May 21, 1996, to close the facility. The decision to close the facility, which operated at a loss since inception, was based in part on projections that indicated operations were unlikely to be profitable in the near future. The charge included write-downs of $12.3 million for property, plant and equipment, $0.6 million for spare parts, $0.4 million for inventory and $5.0 million in accruals for other estimated costs to be incurred related to the closure. In addition, results were down for combustion operations despite a 34% increase in sales, as gross margins declined $1.1 million due to cost overruns in several large projects and general, selling and administrative expenses increased $4.5 million due to operations growth. The Company does not anticipate combustion operations overhead growth to be as rapid in fiscal 1997 with improvement in margin projected based on current order backlog.

  Steel operating results improved for 1996, as gross margin improved on higher sales. Steel sales increased from $65.9 million to $77.1 million on a 10% increase in average sales price and 7% increase in volume.

  Unallocated corporate expenses were up $4.4 million over the prior year, primarily due to the spinoff of Getchell Gold Corporation ("Getchell"), formerly FirstMiss Gold Inc., and expenses for potential acquisitions and environmental compliance not directly allocable to subsidiary operations. Included in 1996 and 1995 are $2.5 million and $3.1 million, respectively, of compensation expenses tied to appreciation of Stock Options and Debenture Options. Net interest expense for the year was down 14% from the prior year due to increased interest income.

1995 VERSUS 1994

 Consolidated Results

  Results from continuing operations for 1995 were a profit of $10.6 million versus a loss of $1.3 million in 1994, on higher chemicals earnings and improved performance in combustion operations. Sales were up 33% and gross margin increased to 23% of sales from 22% for the prior year. Equity income was up $1.1 million as results at Melamine Chemicals, Inc. improved due to higher revenues and increased margins.

 Segment Operations

                                                        INDUSTRY SEGMENT
                                                           INFORMATION
                                                       YEAR ENDED JUNE 30,
                                                    --------------------------
                                                         1995          1994
                                                    ------------  ------------
                                                    (IN THOUSANDS OF DOLLARS)
Sales to unaffiliated customers:
  Chemicals.......................................       209,472       161,045
  Combustion and Thermal Plasma...................        56,347        33,779
  Steel...........................................        65,902        54,267
                                                    ------------  ------------
    Total.........................................       331,721       249,091
                                                    ============  ============
Operating profit (loss) before income taxes,
 investee earnings (loss) and cumulative effect of
 change in accounting principle:
  Chemicals.......................................        40,019        30,295
  Combustion and Thermal Plasma...................        (6,230)       (9,393)
  Steel...........................................            27        (3,370)
                                                    ------------  ------------
                                                          33,816        17,532
Unallocated corporate expenses....................       (10,661)       (8,435)
Interest expense, net.............................        (5,346)       (8,176)
Other income (expense), net.......................           675           305
                                                    ------------  ------------
    Total.........................................        18,484         1,226
                                                    ============  ============

  Chemicals sales and pretax operating results for 1995 were up 30% and 32%, respectively, over 1994 on strong demand for electronic chemicals, custom manufacturing services and intermediates. Intermediate sales, which accounted for 46% of sales, increased on 20% higher volume, primarily nitrobenzene, and a 6% improvement in average unit price. Nitrobenzene volume was up due to a multi-year contract entered into in late 1994 that will fully utilize nitrobenzene capacity through 1999. Custom manufacturing services and electronic chemicals sales for semiconductor production increased, primarily due to higher volume.

  Combustion and Thermal Plasma results for 1995 improved $3.2 million over 1994, primarily due to increased combustion sales, which grew 83%. In addition, 1994 results included $0.9 million in costs for a successful patent defense. The losses in both years were primarily due to aluminum dross processing operations.

  Steel results for 1995 improved by $3.4 million over 1994. Steel gross profit improved $2.3 million as sales increased 21% to $65.9 million, primarily due to an increase in average unit price. Also included in 1995 steel results was $1.0 million in income related to asset sales and insurance recoveries.

  Unallocated corporate expenses for 1995 were up over 1994 due to $3.1 million of compensation expenses tied to appreciation of Stock Options and Debenture Options. Expenses for 1994 included $1.3 million in additional interest related to deferred compensation. Net interest expense for 1995 was down versus 1994 on lower average debt and $1.2 million in additional interest income from increased short-term investments.

DISCONTINUED OPERATIONS

 Fertilizer

  On August 27, 1996, First Mississippi entered into the Merger Agreement with Mississippi Chemical, under which Mississippi Chemical will acquire the Fertilizer Business. Immediately prior to the Distribution, First Mississippi's debt will be refinanced and increased to approximately $150.0 million. This debt will be retained by the Fertilizer Business in the Merger. Cash on hand after this refinancing (and the payment of certain Merger related expenses), estimated at approximately $50.0 million, will be transferred to ChemFirst, which will be essentially debt free. The Merger is subject to approval by the shareholders of both First Mississippi and Mississippi Chemical, legal opinions that the Distribution and the Merger are tax-free and customary regulatory approvals. It is expected that the transaction will be consummated by December 31, 1996.

  1996 versus 1995. Fertilizer after tax net income was down 23% to $41.4 million on lower average sales prices and higher natural gas cost. Average fertilizer sales prices declined 11% on 18% lower ammonia prices, more than offsetting a 16% increase in urea prices. Total sales volume remained about the same at 1.2 million tons with captive production accounting for about 74% of total volume, up from 70% in the prior year. The higher production was primarily due to scheduled maintenance in the prior year. The average price of natural gas purchased at spot prices and consumed in production increased 36%; however, hedging gains of $1.1 million in the current year, versus hedging losses of $5.9 million in the prior year, reduced the overall average gas cost increase to 17%. At June 30, 1996, First Mississippi had no open forward purchase contracts for natural gas.

  1995 versus 1994. Fertilizer after tax net income for 1995 was up $38.0 million over 1994 due to higher prices, primarily ammonia, and lower production cost. Sales rose on a 57% increase in average price, which offset lower volume. Ammonia prices averaged $210 per ton for 1995 versus $130 per ton in 1994, and urea prices averaged $163 per ton in 1995 versus $126 per ton in 1994. Volume declined on lower brokerage sales. The ammonia supply/demand balance remained tight through fiscal 1995. Agricultural demand was strong in 1995, driven by high grain prices and low world inventories. Industrial demand for production of fibers, plastics, and resins was also strong. Urea prices increased on higher ammonia prices and strong offshore demand. Production cost for ammonia and urea declined, primarily due to lower prices for natural gas, which decreased 12% below 1994 levels. Included in natural gas cost for 1995 is $5.9 million in net futures contracts losses versus net gains of $0.7 million in 1994.

 Gold

  On October 20, 1995, ChemFirst Inc. completed the spinoff of its 81% owned subsidiary, Getchell, to shareholders (the "Gold Distribution"). Included in discontinued operations for fiscal 1996 is $1.1 million in after tax losses, net of minority interest, related to operations of Getchell for the period prior to the distribution.

  1995 versus 1994. After tax results for 1995, net of minority interest, were a loss of $6.9 million versus a profit of $5.0 million in 1994. Results declined due to impairment and abandonment charges of $11.5 million, including a $2.4 million write-off for an inactive silver exploration property and $9.1 million of assets associated with termination of mining in its main pit. Mining was discontinued in the pit when results of a geotechnical monitoring program indicated continued pit mining would destabilize areas along the pit walls. Production for 1995 declined 24% due to lower mill feed grade and lower heap leach production. Mill feed grades from the open pit were down from 1994 when high-grade North Pit ore was used for mill feed. In addition, delays in mining the Main Pit and Getchell Main Underground required increased use of lower grade stockpiled ore. Sales declined 25%, primarily due to the lower production.

  Loss on disposal of businesses for 1996 reflects estimated additional costs of $1.7 million after tax related to operations discontinued in prior years.

ENVIRONMENTAL MATTERS

  ChemFirst Inc.'s operations are subject to a wide variety of constantly changing environmental laws and regulations governing emissions to the air, discharges to water sources, and the handling, storage, treatment and disposal of waste materials, as well as other laws and regulations concerning health and safety conditions, for which it must incur certain costs. ChemFirst Inc.'s capital expenditures for environmental protection were $1.7 million for 1996 and are projected to be $3.5 million and $2.3 million for 1997 and 1998, respectively. ChemFirst Inc.'s expenses related to the operation and maintenance of environmental facilities and the disposal of hazardous and nonhazardous waste were approximately $3.3 million, $2.8 million and $2.5 million in 1996, 1995 and 1994, respectively. In addition, ChemFirst Inc. accrues for anticipated costs associated with investigatory and remediation efforts relating to the environment. At June 30, 1996, ChemFirst Inc.'s accrued liability for these matters totaled $1.5 million.

  At June 30, 1996, ChemFirst Inc. was guarantor of $17.1 million in reclamation bonds related to the disposed coal operations. Replacement bonds have been submitted to the appropriate state authorities. The bonds guaranteed by ChemFirst Inc. are anticipated to be released by the end of December 1996.

CAPITAL RESOURCES AND LIQUIDITY

  Cash and short-term investments declined $34.8 million from 1995, primarily due to increased investing activities and lower cash flow from operations. Investing activities of continuing operations included higher capital expenditures, primarily to increase chemicals production capacities and a note collection representing proceeds received from Getchell following its spinoff in October 1995. Additional uses of cash included $5.5 million for the purchase of 235,900 shares of First Mississippi Common Stock, which represented approximately 28% of the $20.0 million repurchase authorization announced in May 1995. Cash provided by continuing operations declined $33.0 million from the prior year primarily due to lower earnings and increases in working capital in chemicals and combustion operations. At June 30, 1996, total debt had declined $5.0 million from the prior year; however, total debt as a percentage of total debt and equity only declined from 30% to 29% due to the $31.3 million reduction in equity related to the distribution of Getchell common stock.

  Capital expenditures for continuing operations are projected at approximately $162.0 million over the next two years, up significantly over prior years due to growth plans for its chemicals businesses, which include the construction of the new aniline facility. See "--1996 Versus 1995--Segment Operations." The disposition of the Fertilizer Business, based on its past two year performance, will have a significant effect on operating cash flow of ChemFirst. Fertilizer generated total net cash of approximately $55.0 million in 1996 and 1995 combined. The excess proceeds of the Financing to be distributed to ChemFirst, however, will reduce debt to near zero and provide an anticipated surplus of approximately $50.0 million. This surplus cash plus cash flow from operations, combined with ChemFirst's access to new bank credit facilities is believed to adequately provide for ChemFirst's growth strategy over the next two years.

  In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," for fiscal years beginning after December 15, 1995. The provisions of Statement No. 121 require ChemFirst to review its long-lived assets for impairment on an exception basis whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through future cash flows. Any loss will be recognized in the income statement and certain disclosures regarding the impairment are to be made in the financial statements. ChemFirst is evaluating the provisions of Statement No. 121 and does not anticipate a material effect on its financial position or results of operations.

  In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation," for fiscal years beginning after December 15, 1995. Statement No. 123 allows companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based upon fair value or permits them to continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Companies choosing to continue on APB No. 25 are required to disclose pro forma net income and earnings per share data based on fair value. ChemFirst anticipates continuing to account for stock-based compensation in accordance with APB No. 25 and therefore the adoption of Statement No. 123 would not have an impact on ChemFirst's financial position or results of operations.

                                  MANAGEMENT

DIRECTORS

  The board of directors of ChemFirst (the "Board") consists of thirteen persons, each of whom has been elected for a term expiring at the annual meeting of ChemFirst shareholders indicated below and until his or her successor shall have been elected and qualified. The following table sets forth information concerning the individuals who serve as directors of ChemFirst. Under ChemFirst's corporate governance guidelines adopted by the Board, Mr. Moreton will be required to resign from the Board upon reaching age 70, which will occur prior to the expiration of his term.

                                                                TERM EXPIRES AT
     NAME                                                  AGE ANNUAL MEETING IN
     ----                                                  --- -----------------
     James E. Fligg....................................... 60        1999
     Robert P. Guyton..................................... 59        1999
     Paul W. Murrill...................................... 62        1999
     J. Kelley Williams................................... 62        1999
     Richard P. Anderson.................................. 67        1997
     Paul A. Becker....................................... 57        1998
     James W. Crook....................................... 66        1998
     Charles P. Moreton................................... 69        1998
     William A. Percy..................................... 56        1997
     Leland R. Speed...................................... 64        1998
     R. Gerald Turner..................................... 50        1997
     Michael J. Ferris.................................... 51        1997
     Dan F. Smith......................................... 50        1998

  Mr. Fligg is Senior Executive Vice President, Strategic Planning and International Business Development, Amoco Corporation, based in Chicago, Illinois, and has been since October 1995. From July 1993 until October 1995, he was Executive Vice President, Chemicals Sector, Amoco Corporation. He was President of Amoco Chemical Company, an international chemical manufacturing and marketing subsidiary of Amoco Corporation based in Chicago, Illinois, from July 1991 until October 1995. He was a director of Amoco Chemical from 1984 until October 1995. He was Executive Vice President, International Operations and Polymer Products, from 1989 to July 1991. During fiscal 1996, two of the ChemFirst's subsidiaries purchased a total of approximately $12.1 million in products from Amoco Chemical Company or one of its affiliates. He is a member of the Compensation & Human Resources Committee.

  Mr. Guyton is Chairman and Chief Executive Officer of Smart Choice Holdings, Inc., an owner and operator of automobile dealerships and finance companies, a position he has held since July 1996. He was Vice President and Financial Consultant for Raymond James & Associates, Inc., an asset management and investment banking company in Atlanta, Georgia, a position he held from August 1993 to July 1996. He was self-employed as a management consultant from June 1991 to July 1993. He was Chairman and Chief Executive Officer of Bank South Corporation, Atlanta, Georgia, from 1990 to 1991. He served as President and Chief Executive Officer of Bank South Corporation from 1981 to 1990. He is a member of the Board of Directors of Piccadilly Cafeterias, Inc., a restaurant chain, Baton Rouge, Louisiana. Mr. Guyton is a Director of Power Sources, Inc., a 50% owned subsidiary of ChemFirst. He is Chairman of the Audit Committee.

  Dr. Murrill is a professional engineer. He is Chairman of the Board of Directors of Piccadilly Cafeterias, Inc., a restaurant chain, Baton Rouge, Louisiana. He has been a director of Entergy Corporation since 1994, when it purchased Gulf States Utilities Company, an electric and gas utility company in Beaumont, Texas, of which Dr. Murrill was a director. Until March 1990, Dr. Murrill was also a Special Advisor to the Chairman of the Board of Gulf States. Dr. Murrill had also previously served as Chairman of the Board and Chief Executive Officer of that company. He is a Director of ZYGO, a high precision instrument company, Middlefield, Connecticut; Howell Corporation, a diversified energy company, Houston, Texas; and Tidewater, Inc., an oil service company, New Orleans, Louisiana. He is a member of the Audit Committee.

  Mr. Williams is the Chairman of the Board and Chief Executive Officer of ChemFirst and has been since 1988. From 1988 until August 1995, he was President, Chief Executive Officer and Chairman of the Board. He was President and Chief Executive Officer from 1971 until 1988. He is a Director of Deposit Guaranty Corporation and Deposit Guaranty National Bank, Jackson, Mississippi, and Chairman of the Board of Getchell Gold Corporation, Englewood, Colorado. He is Chairman of the Board of Callidus Technologies Inc., FirstMiss Steel, Inc., First Chemical Corporation, Plasma Energy Corporation, Plasma Processing Corporation and Power Sources, Inc. (50% owned), all subsidiaries of ChemFirst.

  Mr. Anderson is the President and Chief Executive Officer of The Andersons, Inc., an agribusiness company in Maumee, Ohio, and has been since 1981. He is a Director of Centerior Energy Corporation, an electric utility company in Cleveland, Ohio, and N-Viro International Corporation, a waste recycling company in Toledo, Ohio. He is also a Director of Plasma Processing Corporation, a subsidiary of ChemFirst. He is a member of the Committee on Director Affairs and Chairman of the Compensation & Human Resources Committee.

  Mr. Becker is a Managing Director of Mitchell Hutchins Asset Management, Inc., an investment management company in New York City, and wholly owned by Paine Webber Group, Inc. Mr. Becker has been employed by Paine Webber Group, Inc. since 1978. Mitchell Hutchins served as an investment manager for First Mississippi's pension plan until August 1996. He is a member of the Audit Committee.

  Mr. Crook is Chairman of the Board of Melamine Chemicals, Inc. ("MCI"), which manufactures melamine in Donaldsonville, Louisiana, and has been since 1987. ChemFirst owns approximately 23% of the common stock of MCI. MCI obtains all of its raw materials (urea) from Triad Chemical, a joint-venture between First Mississippi and Mississippi Chemical. During fiscal year 1996, First Mississippi was paid approximately $11.6 million by MCI for urea. Mr. Crook is a retired Vice President of First Mississippi, a position he held from 1965 to June 1985. Mr. Crook is also a Director of FirstMiss Steel, Inc., a subsidiary of ChemFirst. He is a member of the Committee on Director Affairs and the First Mississippi Corporation Foundation Advisory Committee.

  Mr. Moreton has been a private investor, primarily in the oil and gas business, since 1991. He was Chairman of the Board of Commet Resources, Inc., a natural gas transmission and marketing company in Houston, Texas, from 1986 until its dissolution in July 1991. He was a Director of Tanglewood Bancshares, Inc., Houston, Texas, until August 1, 1995. He is a Director of Plasma Processing Corporation, a subsidiary of ChemFirst. He is a member of the Audit Committee.

  Mr. Percy is a partner of Trail Lake Enterprises, a cotton and soybean farming operation in Arcola, Mississippi, and has been since 1986. Since September 1992, he has been the Chairman of the Board of Staple Cotton Cooperative Association in Greenwood, Mississippi. Until July 1, 1994, he was a Director of Mississippi Chemical Corporation ("Mississippi Chemical"), which manufactures and sells fertilizer. First Mississippi and Mississippi Chemical are engaged in a joint-venture, Triad Chemical, in Donaldsonville, Louisiana. Mr. Percy is also President and Chief Executive Officer of Greenville Compress Co., Greenville, Mississippi. He was a Director of the Sunburst Bank of Mississippi, Grenada, Mississippi, until it was purchased by Union Planters Bank in July 1995. He is also a Director of Callidus Technologies Inc., and Plasma Energy Corporation, subsidiaries of ChemFirst. He is a member of the Compensation & Human Resources Committee and the First Mississippi Corporation Foundation Advisory Committee.

  Mr. Speed is Chief Executive Officer and Chairman of the Board of Parkway Properties, Inc. (formerly The Parkway Company), and Chairman, Chief Executive Officer and Trustee of EastGroup Properties, real estate investment companies, both of Jackson, Mississippi. He is Chairman and Director of Delta Industries, Inc., a construction materials manufacturer and a Director of Farm Fish, Inc. and Mississippi Valley Gas Company, all of Jackson, Mississippi. He was Trustee and President of Eastover Corporation from 1977 through December 1994; President and Director of Congress Street Properties from 1984 through November 1994; and President and Director of LNH REIT, INC. from 1991 through May 1996. He was also President, Chief Executive Officer and Director of Rockwood National Corporation, a real estate developer, from 1983 through June 1994. He was a Trustee of First Continental Investors REIT, Houston, Texas from 1983 through May 1994. He is also a

Director of First Chemical Corporation, a subsidiary of ChemFirst. He is a member of the Committee on Director Affairs and the First Mississippi Corporation Foundation Advisory Committee.

  Dr. Turner is the President of Southern Methodist University in Dallas, Texas, a position he assumed in June 1995. He was the Chancellor of the University of Mississippi in Oxford, Mississippi, from 1984 through June 1995. He has been a director of River Oaks Furniture, Inc., a furniture manufacturer based in Fulton, Mississippi, since 1994, and a Director of JC Penney Co., Inc., a retailer, since 1995 and a director of Mobile Telecommunications Technologies Corp., a provider of nationwide paging and voice messaging services, since July 1996. He is also a Director of Callidus Technologies Inc., a subsidiary of ChemFirst. He is Chairman of the Committee on Director Affairs and a member of the First Mississippi Corporation Foundation Advisory Committee.

  Mr. Ferris is Executive Vice President, Chemicals Group, of Vulcan Materials Company, a chemical manufacturer located in Birmingham, Alabama. Vulcan serves principally the chemical, paper and water treatment industries. Prior to becoming Executive Vice President of Vulcan in 1996, Mr. Ferris served in various positions at Vulcan Chemicals, a division of Vulcan Materials Company, since 1974, including President and Executive Vice President.

  Mr. Smith is President and Chief Operating Officer of Lyondell Petrochemical Company of Houston, Texas, a position he has held since August 1994. Lyondell manufactures and sells petrochemicals and refinery products. From May 1993 until August 1994, he was Executive Vice President and Chief Operating Officer of Lyondell. He was Vice President, Corporate Planning, of Atlantic Richfield Company, Los Angeles, California, from October 1991 to May 1993. From July 1991 to October 1991, he was Executive Vice President and Chief Financial Officer of Lyondell. During fiscal 1996, CTI sold a total of approximately $308,000 in products to Lyondell Petrochemical Company and its affiliates.

  ChemFirst's Bylaws divide the Board into three groups, with regular three-year staggered terms and initial terms of three, two and one years for each group.

  Under ChemFirst's Bylaws, ChemFirst directors are required to offer resignations upon completion of nine (9) consecutive years of service (including service with First Mississippi) prior to reaching age 65 and again upon reaching age 65. In each case, the Committee on Director Affairs (or successor committee) will make a recommendation for action with respect to continued service to the Board of Directors. Directors must retire at age 70. In accordance with the Bylaws, Mr. Moreton will be required to resign upon reaching age 70 on September 24, 1997. Also in accordance with these Bylaw provisions, Mr. Speed, Dr. Murrill and Mr. Williams will be required to offer their resignations as directors of ChemFirst prior to the expiration of their terms. Pursuant to ChemFirst's Bylaws, the Committee on Director Affairs will make a recommendation with respect to the continued Board service of each of these three directors at the time their respective resignations are submitted in accordance with the Bylaws.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board has established three committees: the Committee on Director Affairs, the Audit Committee, and the Compensation & Human Resources Committee. Each is described below.

  The Committee on Director Affairs is composed of four (4) non-employee Directors and is responsible for nominating new Board members, appointing members to Board Committees, assessing Board performance and recommending Board compensation for action by the Board. The Chairman of this committee also chairs executive sessions of the outside members of the Board. The Committee on Director Affairs considers suggestions for Director nominations from all sources.

  The Audit Committee is composed of four (4) non-employee Directors with broad latitude for inquiry into all operations of the Company. Its primary responsibilities include making a recommendation to the Board on the selection of independent auditors, reviewing audit reports prepared by independent auditors, internal auditors, insurance auditors and other consultants engaged by ChemFirst to examine specific areas of corporate operations, and examining the adequacy of compliance with various governmental regulations and corporate policies and procedures.

  The Compensation & Human Resources Committee is composed of three (3) non-employee Directors and is charged with the responsibility of recommending to the Board a program of overall compensation for the Company and its subsidiaries, including Executive Officers and other Key Employees. These responsibilities include administration of the Company's Long-Term Incentive Plans.

  The Chief Executive Officer serves as a member ex-officio of the Compensation & Human Resources Committee, but may not serve as Chairman or vote or participate in or be present for Committee decisions regarding his own compensation. He does not make recommendations about nor participate in decisions regarding any aspect of his compensation.

COMPENSATION OF DIRECTORS

  Directors who are not employees will be compensated for their services with a retainer of $16,000 per year. In addition, non-employee Directors will receive fees for attendance at duly called Board and committee meetings. The fees paid will be $1,000 per day for attendance at duly called Board and committee meetings or a fee of $500 for half-day committee meetings except for committee chairmen, who will receive a fee of $1,250 per day for meetings and $625 for half-day meetings. Travel expenses to and from meetings will be reimbursed to all Directors. No fees will be paid for informal meetings. Attendance at meetings held by telephone conference call will be paid at the half-day rate. Directors performing special services at the request of the Chief Executive Officer will be paid a per diem of $1,000 per day, except for committee chairmen, who will be paid a per diem of $1,250 per day.

  Under First Mississippi's 1988 Long-Term Incentive Plan, which will be assumed by ChemFirst in connection with the Transfers and the Distribution, non-employee Directors were automatically awarded for five (5) years, Debenture Options to purchase Convertible Debentures. Debenture Options may be exercised any time within ten (10) years after the date of grant to purchase Convertible Debentures. Each debenture may be converted six (6) months after the date of grant of the applicable option into Convertible Preferred Stock. Each share of Convertible Preferred Stock is, in turn, immediately convertible into First Mississippi Common Stock. There will be no further awards under this plan. Debenture Options issued prior to the Distribution will be exchanged for ChemFirst Debenture Options pursuant to the terms of the Employee Benefits Agreement. See "The Transfers and the Distribution--Terms of the Employee Benefits Agreement."

  Under First Mississippi's 1995 Long-Term Incentive Plan, which will be assumed by ChemFirst in connection with the Transfers and the Distribution (the "1995 Plan"), each non-employee Director is eligible annually for a nonqualified stock option grant. The number of shares subject to each such option shall be determined by ChemFirst performance as measured by First Mississippi's return on equity calculated as the average two (2) year total net income divided by the average two (2) year shareholder equity and measured as a rolling average of the two immediately preceding fiscal years. However, no awards shall be awarded in the event of an average return of less than 10% and in the event of an average return of 20% or more, no more than 1,500 options may be granted to any non-employee Director in any given year.

  The exercise price for each such option is the fair market value of First Mississippi Common Stock as of the date of the grant of the option. Each option vests six months after the date of grant and terminates on the tenth anniversary of the date of grant. Accordingly, each non-employee Director received options to purchase 1,500 shares of First Mississippi Common Stock in November 1995 and will receive options to purchase an additional 1,500 shares following First Mississippi's next Annual Meeting. Such options will be exchanged for ChemFirst Options. See "The Transfers and the Distribution-- Terms of the Employee Benefits Agreement."

  Also under the 1995 Plan, non-employee Directors may make an irrevocable election to receive share units in exchange for deferring all or some portion of their annual retainer at a per share unit exchange price that is eighty-five percent (85%) of the fair market value of First Mississippi Common Stock determined as of the first day of the year during which all or a portion of the deferred retainer was to be paid. Dividend equivalents earned pursuant to the share units are reinvested in the form of additional share units.

  In fiscal 1986, First Mississippi established a Deferred Income Plan for Directors, Officers and Key Employees (Plan A) which superseded the previous deferred income arrangement and pursuant to which deferral opportunities in any given year, up to a maximum of three (3) years, were offered at the discretion of the Board. Amounts deferred under Plan A earn interest at a prescribed rate which, as originally established, was twenty percent (20%), compounded annually, subject to reduction as described below. First Mississippi is owner and beneficiary of life insurance policies covering most of the participants in Plan A. The benefits associated with these policies are expected to cover First Mississippi's financial obligations incurred in connection with Plan A, including the interest accrued on the amounts deferred thereunder in excess of market rates, resulting in no net cost to First Mississippi over the life of the plan. Plan A provides that the interest rate may be reduced prospectively and, if necessary, may be adjusted retroactively, due to severe economic changes including, but not limited to, changes in tax law. However, no retroactive changes in the rate of a return may occur unless such economic changes are material, adverse and retroactive in nature. Further, in no event shall the interest rate on amounts deferred under Plan A be reduced to a level lower than the ten (10)-year Treasury Note Rate. Effective January 1, 1994, the Director participants in Plan A still serving on the Board voluntarily reduced the applicable interest rate to one hundred twenty percent (120%) of the applicable annual federal long-term rate as specified in the Internal Revenue Code. At the same time, the Board closed Plan A for any new participants or deferral opportunities, subject to the existing rights and obligations thereunder. The interest rate for the first six months of fiscal year 1994 for all Directors remained at twenty percent (20%). In fiscal year 1989, First Mississippi established a successor Deferred Compensation Plan for Outside Directors (Plan B) to insure continuation of deferral opportunities for Directors. Plan B was amended effective January 1, 1994, to change the interest rate prospectively to one hundred twenty percent (120%) of the applicable annual federal long-term rate as specified in the Internal Revenue Code. Amounts deferred under Plan B prior to January 1, 1994 earned interest based on the Chase Manhattan Bank, N.A. Prime Rate, less one percent (1%). At the time of the Distribution, ChemFirst will assume both Plan A and Plan B. The deferrals under both Plan A and Plan B will be held by ChemFirst until retirement, resignation or other termination of services. Director J. Kelley Williams will participate only in Plan A.

  ChemFirst will furnish Directors with $100,000 accidental death and dismemberment and $250,000 of business travel accident insurance. At the time of the Distribution, ChemFirst will assume First Mississippi's Retirement Plan for its non-employee Directors under which all such Directors who have served at least one (1) three-year term with First Mississippi or ChemFirst will, under certain conditions, receive an annual retirement benefit equal to their annual retainer at retirement for each year of service with First Mississippi and ChemFirst, not to exceed fifteen (15) years. The amount of the retainer to be received after retirement shall be fixed at the time of retirement. The plan also provides for a lump sum payment to a Director under certain conditions in the event of a change of control and to his beneficiary upon his death.

EXECUTIVE OFFICERS

  The following sets forth certain information with respect to the executive officers of ChemFirst. All executive officers are elected by the Board and hold office until the next annual meeting of shareholders and thereafter until their successors are elected and qualified. The following executive officers of ChemFirst and its subsidiaries were elected at the October 30, 1996 meeting of the Board, and all held the same positions at First Mississippi Corporation prior thereto.

                             POSITION HELD, YEAR FIRST
NAME                     AGE ELECTED AND TERM OF OFFICE
----                     --- --------------------------
Daniel P. Anderson......  44 Vice President, Health, Safety and Environmental
                             Affairs, July 1, 1995; Vice President, Environmental
                             Affairs, First Chemical Corporation, 1990.
Robert B. Barker........  51 Vice President, Corporate Development and
                             Acquisitions, October 1996;
                             President, Quality Chemicals, Inc., 1990.

                             POSITION HELD, YEAR FIRST
NAME                     AGE ELECTED AND TERM OF OFFICE
----                     --- --------------------------
W. P. Bartlett..........  58 President, Callidus Technologies Inc., 1989;
                             President, Penteco Corporation, 1983-1989.
J. Steve Chustz.........  48 General Counsel, 1993; Interim General Counsel,
                             May 1993 through November 1993; Associate
                             General Counsel, 1987.
Paul Jerry Coder........  54 President, EKC Technology, Inc., December 1992;
                             Vice President, Market Research, EKC Technology,
                             Inc., June 1992; Vice President, KCI Chemicals, Inc.,
                             June 1987--February 1992.
Samir A. Hakooz.........  49 President, Plasma Energy Corporation ("PEC"), 1991;
                             Executive Vice President and General Manager, PEC,
                             July, 1990; Vice President of Marketing, PEC,
                             April, 1990; Vice President, Marketing and
                             Vice President of Utility Products for
                             General Atomics Company, through April 1990.
Scott A. Martin.........  38 President, Quality Chemicals, Inc., October, 1996;
                             Vice President and General Manager Custom
                             Manufacturing, Quality Chemicals, July 1995;
                             Vice President, Operations, Quality Chemicals, August 1991.
James L. McArthur.......  53 Secretary and Manager, Investor Relations, 1993;
                             Manager, Investor Relations, 1988.
Terry L. Moore..........  47 President, Plasma Processing Corporation, 1990;
                             Vice President, Marketing, PEC, 1985-1990.
George M. Simmons.......  53 President, First Chemical Corporation, July 1, 1995;
                             Vice President, Marketing, First Chemical
                             Corporation, 1985.
R. Michael Summerford...  48 Vice President and Chief Financial Officer, 1988;
                             Vice President, 1983-1988.
Thomas G. Tepas.........  49 President and Chief Operating Officer, August 1995;
                             Various senior management positions with Hercules,
                             Inc., including Senior Vice President, 1994 to
                             August 1995; Group Vice President and President
                             of the Food and Functional Products Division, 1992;
                             President of the Flavor and Food Ingredients
                             Division, 1991.
J. Kelley Williams......  62 Chairman of the Board and Chief Executive Officer,
                             August 1995; Chairman of the Board, President
                             and Chief Executive Officer, 1988;
                             President and Chief Executive Officer, 1971-1988.
Frank D. Winter.........  55 President and Chief Executive Officer,
                             FirstMiss Steel, Inc., 1992;
                             Self-employed consultant, 1991-1992; President,
                             Atlas Specialty Steels, 1987-1991.

EXECUTIVE COMPENSATION PRIOR TO THE DISTRIBUTION

  The following table sets forth certain information concerning compensation paid by First Mississippi during fiscal years 1996, 1995 and 1994 to First Mississippi's Chief Executive Officer and the other four most highly compensated persons, based on the salary and bonus earned in 1996, who were executive officers of First Mississippi on June 30, 1996, and who will be executive officers of ChemFirst at the time of the Distribution.

                        SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                        ANNUAL COMPENSATION               COMPENSATION
                                  --------------------------------    ---------------------
                                                    OTHER ANNUAL      SECURITIES UNDERLYING     ALL OTHER
                                  SALARY   BONUS  COMPENSATION (1)         OPTIONS (2)      COMPENSATION (3)
NAME AND PRINCIPAL POSITION  YEAR   ($)     ($)         ($)                    (#)                 ($)
---------------------------  ---- ------- ------- ----------------    --------------------- -----------------
J. Kelley Williams (4)..     1996 475,000 324,400    1,886,548(5)            60,000         29,545(8)(9)(10)
Chairman & Chief             1995 450,000 360,000      127,697(5)                           22,050
Executive Officer            1994 330,000 200,000             (6)            35,000         52,975
Thomas G. Tepas.........     1996 187,500 135,000             (6)            48,272*        48,921(9)(10)(11)
President & Chief
Operating Officer
R. Michael Summerford...     1996 196,271  95,500      858,782(5)            16,422*        12,100(8)(9)(10)
Vice President &             1995 191,725  86,900      212,965(5)            21,300         11,701
Chief Financial Officer      1994 182,458  73,400             (6)            25,000         11,357
George M. Simmons.......     1996 163,227  81,600       71,239(5)(7)          2,300         13,313(8)(9)(10)
President, First Chemi-
 cal                         1995 127,342  35,400             (6)                           10,829
Corporation                  1994 120,731  32,000      151,598(5)(7)                         6,192
Robert B. Barker........     1996 163,227  57,000             (6)             2,300         12,845(8)(9)(10)
President, Quality           1995 136,204  37,000             (6)                           10,776
Chemicals, Inc.              1994 126,650  33,400      261,849(7)                            6,839

--------

 * During fiscal 1996, the effective exercise price and number of underlying securities for all Stock Options outstanding at the time of the Gold Distribution were adjusted to reflect the distribution value of the Getchell shares. Mr. Tepas' and Mr. Summerford's unexercised option awards issued in 1996 before the Gold Distribution reflect this adjustment. See "Beneficial Ownership of ChemFirst Common Stock."
(1) Other Annual Compensation includes payouts under Performance Option arrangements, direct cash payments related to tax reimbursements related to long-term incentives, tax planning and tax return preparation services, and imputed income and tax reimbursements resulting from the personal use of company automobiles and country clubs. Tax reimbursement payments represent payments to eligible employees of thirty-seven percent (37%) of First Mississippi's federal income tax deduction resulting from the exercise of Debenture Options, Non-Qualified Stock Options ("NQSOs"), Incentive Stock Options ("ISOs") and Performance Options. These payments are not applicable for options granted since August 22, 1995.
(2) NQSOs were granted to officers and certain key employees of First Mississippi in 1996, 1995 and 1994. The options for 1996 were awarded under the 1995 Long-Term Incentive Plan. Options for 1995 and 1994 were granted under the 1988 Long-Term Incentive Plan, under which no further grants will be made. No shares of First Mississippi Common Stock are available for the grant of awards under the 1980 Long-Term Incentive Plan. The share amounts for a particular fiscal year under this column reflect only the shares underlying options which were granted during the respective fiscal year (that is, shares underlying options granted subsequent to fiscal year end but based on performance in the prior fiscal year are included in the share amounts for the subsequent year during which the related options were actually granted).
(3) All Other Compensation is comprised of company contributions related to First Mississippi's 401(k) Plan, including amounts provided by First Mississippi's Benefits Restoration Plan ("BRP"), executive life insurance, relocation expenses and the above market portion of interest earned under the Deferred Income Plan (Plan A).
   The BRP permits participants in the 401(k) Plan to make contributions, and First Mississippi to match the same, in amounts permitted by the 401(k) Plan but which would otherwise be in excess of those permitted by certain Code limitations.

(4) Mr. Williams' base salary was reduced twenty-five percent (25%) at his request from June 1, 1993 to July 1, 1994, in consideration of losses due to restructuring in fiscal 1993.
(5) Tax reimbursement payments in fiscal year 1996 to Mr. Williams, Mr. Summerford and Mr. Simmons were $1,856,591; $844,060 and $16,304, respectively. Tax reimbursement payments in fiscal 1995 to Mr. Williams and Mr. Summerford were $78,625 and $196,493, respectively. Tax reimbursement payments in fiscal 1994 to Mr. Simmons and Mr. Barker were $38,150 and $69,396, respectively.
(6) Aggregate perquisites and other personal benefits were less than $50,000 or ten percent (10%) of the total annual salary and bonus reported for the named executive officer and thus are excluded from the table.
(7) Includes payments received by Mr. Simmons on exercise of Performance Options of $44,064 in 1996 and payments received by Mr. Simmons and Mr. Barker of $103,107 and $187,558, respectively, in 1994.
(8) Above market interest earned under the Deferred Income Plan in fiscal 1996 was $2,850; $5,172 and $4,705 for Mr. Summerford, Mr. Simmons and Mr. Barker, respectively. Mr. Williams voluntarily reduced the interest rate on his deferrals effective January 1, 1994 to one hundred twenty percent (120%) of the applicable annual federal long-term rate as specified in the Internal Revenue Code. See "Compensation of Directors."
(9) Company contributions to the 401(k) Plan in fiscal 1996 were $6,000; $1,200; $6,000; $6,000 and $6,000 for Mr. Williams, Mr. Tepas, Mr.
     Summerford, Mr. Simmons and Mr. Barker. Accruals to the 401(k) related BRP were $13,000; $3,100; $1,800; $529 and $529 for Mr. Williams, Mr. Tepas,
     Mr. Summerford, Mr. Simmons and Mr. Barker, respectively.
(10) The Executive life insurance program was changed effective November 1, 1995, to provide cash subsidies to participants based on age-based premium cost replacing a program under which the Company provided the insurance and paid the premiums directly. Direct insurance payments in fiscal 1996 were $1,425; $283; $590; $490 and $490 for Mr. Williams, Mr.
     Tepas, Mr. Summerford, Mr. Simmons and Mr. Barker, respectively. Cash subsidies in fiscal 1996 were $9,120; $1,080; $860; $1,121 and $1,121 for
     Mr. Williams, Mr. Tepas, Mr. Summerford, Mr. Simmons and Mr. Barker, respectively.
(11) Relocation expenses paid by First Mississippi during 1996 on behalf of Mr. Tepas were $43,258.

TERMINATION AGREEMENTS WITH FIRST MISSISSIPPI

  During fiscal 1996, the Board of Directors of First Mississippi approved and First Mississippi entered into Termination Agreements for the Executive Officers of First Mississippi, including Mr. Williams, Mr. Tepas, Mr. Summerford, Mr. Simmons and Mr. Barker. The Termination Agreements are contingent upon a Change of Control, as defined in the Agreements, and provide for three-year terms which are automatically extended unless First Mississippi determines not to renew or there is a Change of Control of First Mississippi during any three-year term. The consummation of the Transfers, the Distribution and the Merger will not result in a Change of Control under the Termination Agreements. Each officer, other than the Chief Executive Officer, would be paid upon termination of employment for reasons other than cause, death or disability or upon resignation for good reason, subsequent to a Change of Control during the term of the Termination Agreement, three (3) times the sum of the five-year average of his annual base salary and bonus. First Mississippi's Chief Executive Officer is entitled to the same termination benefit as described above for all other Executive Officers, except for the fact that the Chief Executive Officer may resign for any reason, as opposed to "good reason," within thirty-six (36) months of a Change of Control and still be entitled to the termination benefit. Upon termination, the individual would have the option, unless he notifies First Mississippi otherwise, to receive a cash payment equal to the cash value of all his NQSOs, Debenture Options and Convertible Debentures, whether then exercisable or not. Following termination, First Mississippi will pay amounts previously due to individuals for early stock disposition of grants issued in 1994 and earlier under First Mississippi's tax sharing plan. No individual would receive payments in the event of death, disability or termination for cause. In addition, the Termination Agreements provide for an additional payment to be made by First Mississippi to the Chief Executive Officer if any of the severance payments provided for by the Termination Agreements or any other payments made pursuant to a Change of Control of First Mississippi (the "Total Payments") become subject to an additional tax ("Excise Tax") imposed by
Section 4999 of the Code, such that the net of all of the payments received by the Officer after the imposition of the Excise Tax on the Total Payments and any federal income tax on the additional payment shall be equal to the Total Payments. Pursuant to the Distribution Agreement, at the time of the Distribution, ChemFirst will assume the obligations of First Mississippi under the Termination Agreements. See "The Transfers and the Distribution--Terms of the Distribution Agreement."

OPTION GRANTS FOR FIRST MISSISSIPPI COMMON STOCK IN LAST FISCAL YEAR

  The following table provides information on Stock Options to purchase First Mississippi Common Stock granted in fiscal year 1996 to the executive officers named in the Summary Compensation Table above. Pursuant to the Employee Benefits Agreement, at the time of the Distribution these Stock Options will be converted to ChemFirst Options. See "The Transfers and the Distribution-- Terms of the Employee Benefits Agreement."

                                                      INDIVIDUAL GRANTS
                         ----------------------------------------------------------------------------
                                      % OF TOTAL                        POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF     OPTIONS                             ASSUMED ANNUAL RATES OF
                         SECURITIES    GRANTED                          STOCK PRICE APPRECIATION FOR
                         UNDERLYING     TO ALL     EXERCISE                 TEN-YEAR OPTION TERM
                          OPTIONS     EMPLOYEES      PRICE   EXPIRATION            ($)(2)
NAME                     GRANTED(1) IN FISCAL YEAR ($/SHARE)    DATE            5%             10%
----                     ---------- -------------- --------- ---------- -----------------------------
J. Kelley Williams......   60,000        23.4%       23.13    11/10/05        872,591       2,211,318
Thomas G. Tepas.........   23,800         9.3%       23.13    11/10/05        346,128         877,156
                           24,472         9.5%       20.38    08/22/05        313,661         794,879
R. Michael Summerford...   16,422         6.4%       20.38    08/22/05        210,483         533,406
George M. Simmons.......    2,300         0.9%       23.13    11/10/05         33,449          84,767
Robert B. Barker........    2,300         0.9%       23.13    11/10/05         33,449          84,767

--------
(1) The share amounts under this column do not include 60,000; 21,300; 16,900, 5,100 and 4,100 shares underlying options which were granted on August 27, 1996 to Mr. Williams, Mr. Tepas, Mr. Summerford, Mr. Simmons and Mr. Barker, respectively.
(2) The dollar amounts under these columns represent the potential realizable value of each grant assuming that the market value of First Mississippi Common Stock appreciates from the date of grant to the expiration of the option at annualized rates of 5% and 10%. These assumed rates of appreciation have been specified by the Securities and Exchange Commission for illustrative purposes only and are not intended to forecast future financial performance or possible future appreciation in the price of First Mississippi stock.

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

  The following table sets forth certain information with regard to the aggregated options to purchase First Mississippi Common Stock exercised in the year ended June 30, 1996 and the option values as of the end of that year for the chief executive officer and other executive officers of First Mississippi listed in the Summary Compensation Table.

                            NUMBER OF                  NUMBER OF SECURITIES     AGGREGATE VALUE OF
                         SHARES ACQUIRED    VALUE     UNDERLYING UNEXERCISED UNEXERCISED, IN-THE-MONEY
NAME                       ON EXERCISE   REALIZED ($) OPTIONS AT 6/30/96(1)  OPTIONS AT 6/30/96 ($)(2)
----                     --------------- ------------ ---------------------- -------------------------
J. Kelley Williams......     175,000      5,017,813          317,600                 3,370,975
Thomas G. Tepas.........         --             --            48,272                    45,752
R. Michael Summerford...      93,300      2,281,244           16,422                    30,702
George M. Simmons.......         --             --            18,400                   204,788
Robert B. Barker........         --             --            16,790                   184,903

--------
(1) All option information disclosed relates to exercisable options. There were no unexercisable options at fiscal year end.

(2) Value was computed as the difference between the individual option price and the per share closing price of First Mississippi Common Stock on June 30, 1996, as reported on the consolidated transaction system for NYSE issues. Only options with fair market values in excess of the exercise price are reflected in this column.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR(1)

  The following table sets forth certain information with regard to awards under First Mississippi's Long-Term Incentive Plan in the last fiscal year ended June 30, 1996.

                                                PERFORMANCE OR
                                   NUMBER OF  OTHER PERIOD UNTIL    ESTIMATED
NAME                                 UNITS   MATURATION OR PAYOUT FUTURE PAYOUTS
----                               --------- -------------------- --------------
George M. Simmons.................   9,600            (2)               (3)
Robert B. Barker..................   9,600            (2)               (3)

--------
(1) In fiscal 1996, First Mississippi adopted Performance Option Plans for First Chemical Corporation and Quality Chemicals, Inc., providing for awards payable only in cash based on appreciation in value of units, such appreciated value being based on the subsidiary's pre-tax operating profit and the price earnings multiples of a peer group of publicly held companies. Options shown in this table represent performance units granted under these plans on August 22, 1995. This table does not include performance units granted on August 27, 1996 of 6,700 and 17,500 to Mr. Simmons and Mr. Barker, respectively.
(2) Performance units granted August 22, 1995 are exercisable no earlier than six (6) months from date of grant and until ten (10) years from grant. The units are valued on a quarterly basis and may be exercised by the participant within fifteen (15) business days from the date of valuation.
(3) The performance options granted on August 22, 1995, have a base price of $20.30 and may be exercised as noted above. Estimated future value will be based on the appreciated value of the options on the exercise date and cannot be reasonably estimated at this time. However, if unit values appreciated at annual rates of 5% and 10%, the potential realizable value at the end of their ten (10)-year term would be $122,529 and $310,589, respectively, for Mr. Simmons and Mr. Barker.

OTHER COMPENSATION

  In 1970, First Mississippi shareholders authorized the noncontributory Retirement Plan for the Employees of First Mississippi. Employees become one hundred percent (100%) vested after five (5) years of employment. The plan provides for normal retirement at age sixty-five (65) with actuarially adjusted provisions for early and postponed retirement dates. Retirement benefits are based on years of service and average compensation (wages and salary) of the five (5) highest consecutive years during employment. The benefits listed in the table below are not subject to any reduction for social security or other offset amounts.

  The following table shows the estimated annual retirement benefit payable to participating employees including executive officers based on earnings and years of service classifications as indicated.

    AVERAGE ANNUAL              ESTIMATED ANNUAL BENEFITS FOR YEARS OF CREDITED SERVICE
 COMENSATION (5 HIGHESTP        -------------------------------------------------------
   CNSECUTIVE YEARS)O             10 YEARS      20 YEARS      30 YEARS      40 YEARS
-----------------------         ------------- ------------- ------------- -------------
       $100,000................ $      17,712 $      35,424 $      53,136 $      70,848
       150,000.................        26,712        53,424        80,136       106,848
       200,000.................        35,712        71,424       107,136       142,848
       300,000.................        53,712       107,424       161,136       214,848
       400,000.................        71,712       143,424       215,136       286,848
       450,000.................        80,712       161,424       242,136       322,848
       500,000.................        89,712       179,424       269,136       358,848

  The table includes amounts that exceed limitations allowed under Section 415 of the Code. First Mississippi's BRP provides that if a retired employee's benefits calculated under the Retirement Plan exceed the maximum allowed under the Code, First Mississippi will supplement such employee's benefits to the extent such benefit is in excess of the limitation.

  Years of service for the executive officers listed in the Summary Compensation Table are: J. Kelley Williams, thirty (30) years; Thomas G. Tepas, one (1) year; R. Michael Summerford, eighteen (18) years; George M. Simmons, eleven (11) years and Robert B. Barker, twenty-one (21) years.

              BENEFICIAL OWNERSHIP OF CHEMFIRST COMMON STOCK

  The following table sets forth certain projected information as of the Distribution Record Date regarding the beneficial ownership of shares of ChemFirst Common Stock by (i) each person known by ChemFirst to own beneficially more than five percent of the outstanding shares of First Mississippi Common Stock, (ii) each director of ChemFirst, (iii) certain executive officers of ChemFirst and (iv) the directors and executive officers of ChemFirst as a group. The ownership information presented below with respect to all persons and organizations is based on record ownership of First Mississippi Common Stock as of October 30, 1996 (other than Goldman Sachs Group, L.P.) and assumes no change in record ownership of First Mississippi Common Stock or beneficial ownership of Stock Options or Debenture Options between such date and the Distribution Record Date.

                                                            TOTAL COMMON
                         COMMON STOCK                          STOCK     PERCENT
                         BENEFICIALLY PERCENT OF COMMON     BENEFICIALLY   OF
NAME                     OWNED(1)(2)    CLASS     STOCK       OWNED(3)    CLASS
----                     ------------ ---------- -------    ------------ -------
Directors and Named
 Executive Officers:
Richard P. Anderson.....                           9,450(4)
 NQSO...................     2,101                             11,551        *
Paul A. Becker..........                          10,000
 1988-1 Series..........     2,255        20%
 1989-2 Series..........     2,255        20%
 1990-2 Series..........     2,255        20%
 1991-2 Series..........     2,255        20%
 1992-1 Series..........     2,255        20%
 NQSO...................     2,101
                            ------
                            13,376                             23,376        *
James W. Crook..........                         116,087(5)
 NQSO...................     2,101                            118,188        *
James E. Fligg..........                             500
 1994-1 Series..........     2,255       100%
 NQSO...................     2,101
                            ------
                             4,356                              4,856        *
Robert P. Guyton........                          23,000
 NQSO...................     2,101                             25,101        *
Charles P. Moreton......                          13,250
 NQSO...................     2,101                             15,351        *
Paul W. Murrill.........                           7,900(6)
 1988-1 Series..........     2,255        20%
 1989-2 Series..........     2,255        20%
 1990-2 Series..........     2,255        20%
 1991-2 Series..........     2,255        20%
 1992-1 Series..........     2,255        20%
 NQSO...................     2,101
                            ------
                            13,376                             21,276        *
William A. Percy, II....                          36,275(7)
 1988-1 Series..........     2,255        20%
 1989-2 Series..........     2,255        20%
 1990-2 Series..........     2,255        20%
 1991-2 Series..........     2,255        20%
 1992-1 Series..........     2,255        20%
 NQSO...................     2,101
                            ------
                            13,376                             49,651        *

                                                                TOTAL COMMON
                          COMMON STOCK                             STOCK     PERCENT
                          BENEFICIALLY PERCENT OF  COMMON       BENEFICIALLY   OF
NAME                      OWNED(1)(2)    CLASS      STOCK         OWNED(3)    CLASS
----                      ------------ ---------- ---------     ------------ -------
Leland R. Speed.........                             12,720
 1988-1 Series..........      2,255        20%
 1989-2 Series..........      2,255        20%
 1990-2 Series..........      2,255        20%
 1991-2 Series..........      2,255        20%
 1992-1 Series..........      2,255        20%
 NQSO...................      2,101
                            -------
                             13,376                                 26,096       *
R. Gerald Turner........                              7,900(8)
 NQSO...................      2,101                                 10,001       *
J. Kelley Williams......                            870,465(9)
 1987-A Series..........     56,375        78%
 1988-A Series..........    101,475        63%
 1989-1 Series..........    101,475       100%
 1990-1 Series..........    101,475        98%
 NQSO...................     84,037
                            -------
                            444,887                              1,315,302     6.2%
Robert B. Barker........                             10,772(10)
 1987-A Series..........     11,275        16%
 1988-A Series..........      6,765         4%
 1989-A Series..........      2,255         6%
 NQSO...................      3,221
                            -------
                             23,516                                 34,288       *
George M. Simmons.......                                243
 1988-A Series**........      9,000         6%
 1989-A Series..........      2,255         6%
 NQSO...................     14,496
                            -------
                             25,771                                 26,014       *
R. Michael Summerford...                             70,546
 NQSO...................     23,001                                 93,547       *
Thomas G. Tepas                                       1,759(11)
 NQSO...................     67,611                                 69,370       *
All Directors and Execu-
 tive Officers as a
 Group (26 Persons)(12).                          1,218,366
 1987-A Series..........     67,650        94%
 1988-A Series**........    121,770        75%
 1988-1 Series..........      9,020        80%
 1989-A Series..........      5,637        15%
 1989-1 Series..........    101,475       100%
 1989-2 Series..........      9,020        80%
 1990-1 Series..........    101,475        85%

                                                        TOTAL COMMON
                         COMMON STOCK                      STOCK     PERCENT
                         BENEFICIALLY PERCENT OF COMMON BENEFICIALLY   OF
NAME                     OWNED(1)(2)    CLASS    STOCK    OWNED(3)    CLASS
----                     ------------ ---------- ------ ------------ -------
 1990-2 Series..........     9,020        80%
 1991-1 Series..........     6,765        75%
 1991-2 Series..........     9,020        80%
 1992-1 Series..........     9,020        80%
 1994-1 Series..........     2,225       100%
 NQSO...................   294,343
                           -------
                           746,470                       1,964,836     9.2
5% Beneficial Holder:
Goldman Sachs Group,
L.P.(13)................                                 1,771,091     8.3
Goldman Sachs & Co.
85 Broad Street
New York, NY 10004

--------
 *  Represents less than one percent (1%) of class.
 ** Represents 9,020 shares of First Mississippi Common Stock underlying
    Convertible Debentures that have already been purchased through the exercise of Debenture Options.
 (1) On October 20, 1995, First Mississippi distributed to its shareholders the shares of Getchell held by First Mississippi pursuant to the Gold Distribution. Following the Gold Distribution, in accordance with the provisions of the Long-Term Incentive Plans of First Mississippi, the number of shares of First Mississippi Common Stock underlying outstanding Convertible Debentures, Debenture Options and NQSOs, as well as the effective exercise prices relating thereto, were adjusted to reflect the distribution value of the Getchell shares. This adjustment increased the number of shares underlying the awards outstanding at the time of the Gold Distribution and reduced the respective exercise prices by a factor of 1.61.
 (2) Numbers represent shares of First Mississippi Common Stock underlying the Convertible Debentures and NQSOs beneficially owned by the directors and officers. The Convertible Debentures are immediately convertible into the specified number of shares of Convertible Preferred Stock of the same series and then immediately convertible into the specified number of shares of First Mississippi Common Stock. NQSOs are exercisable no earlier than six (6) months from date of grant into shares of First Mississippi Common Stock and presently all are exercisable.

 (3) It is anticipated that prior to the Distribution, ChemFirst will adopt a Shareholder Rights Plan pursuant to which, preferred stock purchase rights will be attached to the outstanding shares of ChemFirst Common Stock, including the outstanding shares of ChemFirst Common Stock projected above as being owned by directors and officers immediately following the Distribution. Under certain conditions, each right will be exercisable to purchase one one-hundredth (1/100) of a share of a new series of preferred stock, at an exercise price of $100 (subject to adjustment). The rights, which will not have voting rights, will expire in 2006 and will be redeemable by ChemFirst at a price of $.01 per right prior to a specified period of time after the occurrence of certain events. In certain events, each right (except certain rights beneficially owned by 10% or more owners, which rights are voided) will entitle its holder to purchase shares of ChemFirst Common Stock with a value of twice the then current exercise price. See "Description of ChemFirst Capital Stock--Shareholder Rights Plan."
 (4) Shares voting and investment power of 3,700 shares with Mrs. Anderson.
 (5) Included are 700 shares owned by Mrs. Crook of which Mr. Crook has no voting and investment power and disclaims beneficial ownership.
 (6) Included are 775 shares owned by Mrs. Murrill of which Dr. Murrill has no voting and investment power and disclaims beneficial ownership.
 (7) Included are 31,500 shares of which Mr. Percy has sole voting and investment power as President of Greenville Compress Company and of which he disclaims beneficial ownership.

(8)  Shares voting and investment power of 7,800 shares with Mrs. Turner.
(9) Included are 171,518 shares of which Mr. Williams shares voting and investment power, and 4,327 shares for which he has no voting and investment power and disclaims beneficial ownership. Excluded are 61,750 shares held in the Jean P. Williams Revocable Trust, of which Mr. Williams has no voting and investment power and disclaims beneficial ownership.
(10) Shares voting and investment power of 200 shares with Mrs. Barker.
(11) Shares voting and investment power with Mrs. Tepas.
(12) Except for 2,000 shares, 2,000 shares, and 100 shares for which Mr.
     Daniel Anderson, Mr. Moore and Mr. Chustz, respectively, have shared voting and investment power, and except for 12 shares owned by Mr. McArthur's wife, of which he has no voting and investment power and disclaims beneficial ownership, and except as otherwise indicated in these notes, the shares beneficially owned by the persons indicated in the table above represent sole voting and investment power.
(13) Based on Form 13G filed by the Investor with the Securities and Exchange Commission. Included 1,762,991 shares as to shared voting power and 8,100 shares with no voting power.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Gold Distribution. Until October 20, 1995, First Mississippi owned 14,750,000 shares of common stock of Getchell (approximately 81% of the outstanding common stock). On that date, First Mississippi distributed all of the stock it owned in Getchell to its shareholders. During fiscal 1996, Messrs. Moreton, Summerford and Williams, who currently serve as a director, Vice President, Chief Financial Officer, and Chairman and Chief Executive Officer, respectively, of First Mississippi, served as members of the board of Getchell, with Mr. Williams serving as Chairman. In June 1996, Mr. Moreton resigned from the Getchell Board. At August 31, 1996, Mr. Williams beneficially owned 613,165 shares of common stock of Getchell, or 2.4% of the total number of shares outstanding.

  Debt Owed by Getchell. Prior to the Gold Distribution, First Mississippi provided to Getchell capital and operating advances from time to time. Effective the date of the Gold Distribution, the debt was $52.5 million and First Mississippi and Getchell entered into a new long-term loan agreement (the "Loan Agreement") which provided that the total outstanding amount would be due in September 2000, that Getchell would repay $15.0 million to First Mississippi from the proceeds of a public common stock offering prior to April 1996, that interest would accrue at a rate not exceeding the London Inter-Bank Offered Rate plus one percent, and that the interest would not be paid in cash, but rather would be capitalized to the note. In November 1995, Getchell reduced the debt by $15.0 million, from proceeds of a common stock offering. The debt was further reduced by the settlement of the Tax Sharing Agreement (described below). At June 30, 1996, the total aggregate debt owed to First Mississippi pursuant to the Loan Agreement was $24.7 million. The Loan Agreement will be transferred to ChemFirst pursuant to the Transfers.

  Tax Sharing Agreement. In October 1987, First Mississippi and Getchell entered into a Tax Sharing Agreement for the period during which Getchell was a member of the affiliated group of corporations of which First Mississippi is the common parent (the "Affiliated Group"). Under the agreement, Getchell accrued income taxes (payable to First Mississippi) as if Getchell and its subsidiaries were, since the inception of the agreement on October 28, 1987, a separate affiliated group of corporations filing consolidated income tax returns. In determining the amount of such payments, Getchell was potentially bound by tax elections, conventions, treatments or methods utilized by First Mississippi in filing its consolidated income tax returns. The Tax Sharing Agreement also provided for payments in respect of net operating losses and certain other tax benefits by First Mississippi to Getchell or, under some circumstances, by Getchell to First Mississippi, in taxable years in which Getchell was no longer a member of the Affiliated Group. Effective with the Gold Distribution on October 20, 1995, the Tax Sharing Agreement was terminated. In settlement of the Agreement, approximately $13.9 million was used to reduce the debt owed by Getchell to First Mississippi.

  Tax Ruling Agreement. First Mississippi obtained a letter ruling from the Internal Revenue Service in April 1995 providing for tax-free distribution to its shareholders of its shares of Getchell's common stock. In

September 1995, First Mississippi and Getchell entered into the Tax Ruling Agreement which sets forth certain covenants and agreements of Getchell relevant to maintaining the tax-free nature of the distribution of the common stock.

  The Tax Ruling Agreement provides that Getchell will complete an underwritten public equity of common stock generating aggregate proceeds of at least $50.0 million prior to April 1996. In late 1995, Getchell satisfied this requirement by issuing common stock to the public which generated net proceeds of approximately $137.5 million. The Tax Ruling Agreement also required Getchell to repay at least $15.0 million of debt owed to First Mississippi from the net proceeds of the common equity issue, which repayment occurred in November 1995.

  The Tax Ruling Agreement provides also that Getchell will not, prior to one year from the date of the spinoff, enter into any agreement to merge or consolidate with or into any other corporation, to liquidate, to sell or transfer all or substantially all of its assets, to redeem or repurchase any of its capital stock (except for the redemption of the stock of one or more Getchell employees upon his or her termination) or to issue additional shares of its capital stock (except in connection with the public offering of common stock described above, or issuances pursuant to Getchell's employee benefit or compensation plans), unless it first obtains an opinion of counsel or a supplemental ruling from the Internal Revenue Service that such action does not interfere with the Tax Ruling.

  In the event Getchell were to be taken such actions or solicits or assists any person or group to commence a tender offer, if such person or group would acquire ownership of 20% or more of Getchell's outstanding Common Stock without an opinion or a supplemental Internal Revenue Service ruling, Getchell agreed under the Tax Ruling Agreement to indemnify and hold First Mississippi and certain affiliated corporations harmless against any and all federal, state and local taxes, interest penalties and additions thereto imposed upon or incurred by such corporations as a result of such action's effect on the tax free nature of the Gold Distribution. The Tax Ruling Agreement will be transferred to ChemFirst pursuant to the Transfers.

  For a description of certain other relationships and related transactions with respect to entities related to directors and executive officers of ChemFirst, see "Management--Directors" and "Management--Executive Officers."

                  DESCRIPTION OF CHEMFIRST CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

  The authorized capital stock of ChemFirst consists of 100,000,000 shares of ChemFirst Common Stock, par value $1.00 per share, and 20,000,000 shares of Preferred Stock. At the Distribution Record Date there are expected to be approximately 20,621,736 shares of ChemFirst Common Stock outstanding held of record by approximately 5,438 persons. No shares of Preferred Stock have been issued by ChemFirst.

  Based on the 20,621,736 shares of First Mississippi Common Stock outstanding at October 30, 1996, 20,621,736 shares of ChemFirst Common Stock will be distributed to First Mississippi shareholders in the Distribution. All the shares of ChemFirst Common Stock to be distributed to First Mississippi shareholders in the Distribution will be fully paid and non-assessable.

COMMON STOCK

  Dividends will be payable on ChemFirst Common Stock at the discretion of the Board from sources legally available therefor. Upon dissolution of ChemFirst, holders of the ChemFirst Common Stock will be entitled to share pro rata in the assets remaining after payment of corporate debts and any other priority claims. ChemFirst Common Stock will not be subject to any redemption or sinking fund provisions and will have no subscription rights. Each holder of ChemFirst Common Stock will be entitled to one vote per share.

PREFERRED STOCK

  ChemFirst's Board of Directors may authorize the issuance of up to 20,000,000 shares of Preferred Stock in one or more series, which series may have such voting powers (if any), and such designations, preferences and relative, participating, optional or other special rights, and qualifications, or restrictions thereof, as the Board shall establish in its resolution providing for the issuance of such series. Any series of Preferred Stock issued by ChemFirst may have dividend, dissolution and other preferences over ChemFirst Common Stock and may be convertible into shares of ChemFirst Common Stock. ChemFirst will at or prior to the time of the Distribution, designate a series of ChemFirst Preferred Stock as Series X Junior Participating Preferred Stock (the "Series X Preferred Stock"), in connection with the Shareholder Rights Plan. See "--Shareholder Rights Plan" below.

  Pursuant to its authority to designate series of Preferred Stock, the Board has established the 1987-A, 1988-A, 1988-1, 1989-A, 1989-1, 1989-2, 1990-1,
1990-2, 1991-1, 1991-2, 1992-1 and 1994-1 Series Convertible Preferred Stock for issuance in connection with certain benefit plans of ChemFirst and has authorized the issuance of such Preferred Stock as follows: up to 97,000 shares of the 1987-A Series, 156,000 shares of the 1988-A Series, 11,000 shares of the 1988-1 Series, 103,000 shares of the 1989-A Series, 45,000 shares of the 1989-1 Series, 11,000 shares of the 1989-2 Series, 138,000 shares of the 1990-1 Series, 11,000 shares of the 1990-2 Series, 155,000 shares of the 1991-1 Series, 11,000 shares of the 1991-2 Series, 11,000 shares of the 1992-1 Series and 1,000 shares of the 1994-1 Series upon conversion of, respectively, the 1987-A, 1988-A, 1988-1, 1989-A, 1989-1, 1989-2, 1990-1,
1990-2, 1991-1, 1991-2, 1992-1 and 1994-1 Series Convertible Debentures.

  The 1987-A, 1988-A, 1988-1, 1989-A, 1989-1, 1989-2, 1990-1, 1990-2, 1991-1,
1991-2, 1992-1 Series and 1994-1 Series Convertible Preferred Stock (sometimes referred to collectively as the "Series Stock") each has a par value of $1.00 per share and is entitled to a quarterly non-cumulative preferential dividend of $.05 per share, payable quarterly. Each share of Series Stock will be convertible immediately into 1.61 shares of ChemFirst's Common Stock, subject to adjustment in certain events (including with respect to the Distribution). The Board of Directors is authorized to determine the appropriate adjustments, if any, to the number of shares of the ChemFirst's Common Stock issuable upon conversion of the Series Stock in the event of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, including, without limitation, a distribution of the stock of a subsidiary (including the Distribution), combination or exchange of shares, repurchase of shares, or any other change of ChemFirst's corporate structure, which, in the judgment of the Board materially affects the value of ChemFirst's shares subsequent to the grant of a regular Debenture Option or subsequent to the conversion of a Stock Option into a Special Debenture Option.

  ChemFirst will not issue fractional shares of ChemFirst Common Stock upon conversion of Series Stock. In lieu of such fractions, ChemFirst will pay to the holder of Series Stock requesting conversion an amount in cash equal to the market value of such fraction at the time of such conversion, as determined by the Board.

  Any or all of the Series Stock outstanding at any time may be redeemed at the option of ChemFirst in whole or in part at any time upon not less than 20 nor more than 60 days' notice to the record holders at their last addresses as shown in the stock transfer records of ChemFirst. The conversion right with respect to any shares called for redemption will be lost unless exercised no later than the day fixed for redemption. The redemption price per share (the "Redemption Price") for Series Stock will be as follows (plus in each case accrued and unpaid dividends per share on the respective series of stock to the date of redemption):

                                                                   REDEMPTION
       SERIES STOCK                                              PRICE PER SHARE
       ------------                                              ---------------
       1987-A...................................................    $14.4375
       1988-A...................................................     15.9375
       1988-1...................................................     16.125
       1989-A...................................................     17.50
       1989-1...................................................     17.50
       1989-2...................................................     13.8125
       1990-1...................................................     11.00
       1990-2...................................................      9.3750
       1991-1...................................................      9.8125
       1991-2...................................................      9.3125
       1992-1...................................................      7.8125
       1994-1...................................................     21.3125

  Under the MBCA, no redemption could be made if ChemFirst were insolvent or would be rendered insolvent by such redemption or if such redemption would reduce ChemFirst's net assets below the aggregate amount payable to holders of shares having prior or equal rights to ChemFirst's assets upon involuntary dissolution.

  Upon any voluntary or involuntary liquidation or dissolution of ChemFirst, the holders of the Series Stock will be entitled to a liquidation preference equal to the Redemption Price for the appropriate series as set forth above, plus any declared but unpaid dividends on the respective series of stock, before any distribution of assets may be made to the holders of ChemFirst Common Stock or other shares junior to the Series Stock. After the holders of the Series Stock have received such amount, they may not participate in any remaining assets and surplus funds of ChemFirst. If the amounts which holders of the Series Stock and any other series of Preferred Stock ranking equally as to distribution of assets are entitled to receive in any voluntary or involuntary liquidation or dissolution are not paid in full, the shares of Series Stock and such other series of Preferred Stock will share ratably in any distribution of assets in accordance with the amounts which would be payable on such distribution if all amounts to which the holders of each such series are entitled are paid in full.

  Additional series of Preferred Stock may be created and shares thereof may be issued by ChemFirst without any approval or action by the holders of the Series Stock being necessary, and such additional series of stock may rank equally with the Series Stock as to distribution of ChemFirst's assets in the event of liquidation or dissolution.

  The holders of shares of Series Stock will not be entitled to vote except in certain circumstances as provided by the MBCA. Holders of Series Stock do not have preemptive rights.

SHAREHOLDER RIGHTS PLAN

  The Board of Directors of ChemFirst has declared a dividend distribution of one right (a "Right") for each share of ChemFirst Common Stock to be distributed to First Mississippi shareholders pursuant to the Distribution. Each Right will entitle the registered holder to purchase from First Mississippi a unit consisting of one one-hundredth of a share (a "Unit") of Series X Preferred Stock, at a purchase price per Unit of $100.00 (the "Purchase Price"). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between ChemFirst and a Rights Agent.

  Initially, the Rights will be attached to all ChemFirst Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from ChemFirst Common Stock and a Rights Distribution Date will occur upon the earliest of any of the following events:

    (i) 10 days following a public announcement that a person or group (an "Acquiring Person"), together with persons affiliated or associated with it, has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of ChemFirst Common Stock (the "Stock Acquisition Date");

    (ii) 10 business days (or such later date as the Board of Directors of the Registrant shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15 percent or more of such outstanding shares of ChemFirst Common Stock; or

    (iii) 10 business days following a determination by the Board of Directors of the Registrant that a person (an "Adverse Person"), alone or together with its affiliates and associates, has become the beneficial owner of more than 10% of the Common Stock and that (a) such beneficial ownership is intended to cause ChemFirst to repurchase the Common Stock beneficially owned by such person or to cause pressure on to ChemFirst take action or enter into transactions intended to provide such person with short-term financial gain under circumstances where the Board of Directors determines that the best long-term interests of ChemFirst would not be served by taking such action or entering into such transactions at the time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact on the business or prospects of ChemFirst; provided, however, that the Board of Directors of ChemFirst shall not declare any person to be an Adverse Person if such person has reported or is required to report its ownership of Common Stock on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or on
  Schedule 13D under the Exchange Act which Schedule 13D does not state any intention to, or reserve the right to, control or influence ChemFirst or engage in certain other actions, so long as such person neither reports nor is required to report such ownership other than as described in this proviso (the earliest of such dates being called the "Distribution Date").

  Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), (i) the Rights will be transferred with and only with the ChemFirst Common Stock (except in connection with redemption of the Rights),
(ii) new ChemFirst Common Stock certificates issued after the Record Date upon transfer, replacement or new issuance of ChemFirst Common Stock will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for ChemFirst Common Stock outstanding will also constitute the transfer of the Rights associated with the ChemFirst Common Stock represented by such certificate.

  The Rights will first become exercisable on the Rights Distribution Date and will expire at the close of business on October 30, 2006 (the "Expiration Date"), unless earlier redeemed by ChemFirst as described below. Notwithstanding the foregoing, the Rights will not be exercisable after the occurrence of a Triggering Event (defined below) until ChemFirst's right of redemption has expired.

  As soon as practicable after the Rights Distribution Date, separate certificates evidencing the Rights (the "Rights Certificates") will be mailed to holders of record of ChemFirst Common Stock as of the close of business on the Rights Distribution Date and, thereafter, such separate Rights Certificates alone will evidence the Rights. Except for shares of ChemFirst Common Stock issued or sold after the Rights Distribution Date pursuant to the exercise of stock options or under any employee benefit plan or arrangement granted or awarded prior to the Rights Distribution Date, or the exercise, conversion or exchange of securities issued by ChemFirst, and except as otherwise determined by the Board of Directors, only shares of ChemFirst Common Stock issued prior to the Rights Distribution Date will be issued with Rights.

  In the event that any person shall become (a) an Acquiring Person (except
(i) pursuant to an offer for all outstanding shares of ChemFirst Common Stock which the independent directors determine to be fair to and otherwise in the best interest of ChemFirst and its shareholders after receiving advice from one or more investment banking firms (a "Qualifying Offer") and (ii) for certain persons who report their ownership on Schedule 13G under the Exchange Act, or on Schedule 13D under the Exchange Act, provided that they do not state any intention to, or reserve the right to, control or influence ChemFirst and such persons certify that they became an Acquiring Person inadvertently and they agree that they will not acquire any additional shares of ChemFirst Common Stock) or (b) an Adverse Person (either such event is referred to herein as a "Triggering Event"), then the Rights will "flip-in" and entitle each holder of a Right, except as provided below, to purchase, upon exercise at the then-current Purchase Price, that number of shares of Common Stock having a market value of two times such Purchase Price.

  Any Rights beneficially owned at any time on or after the earlier of the Rights Distribution Date and the Stock Acquisition Date by an Acquiring Person, an Adverse Person or an affiliate or associate of an Acquiring Person or an Adverse Person (whether or not such ownership is subsequently transferred) will become null and void upon the occurrence of a Triggering Event, and any holder of such Rights will have no right to exercise such Rights.

  In the event that, following a Triggering Event, ChemFirst is acquired in a merger or other business combination in which the ChemFirst Common Stock does not remain outstanding or is changed (other than a merger following a Qualifying Offer) or 50 percent of the assets or earning power of ChemFirst and its Subsidiaries (as defined in the Rights Agreement) (taken as a whole) is sold or otherwise transferred to any person (other than ChemFirst or any Subsidiary of the Registrant) in one transaction or a series of related transactions, the Rights will "flip-over" and entitle each holder of a Right, except as provided in the preceding paragraph, to purchase, upon exercise of the Right at the then-current Purchase Price, that number of shares of common stock of the acquiring company (or, in certain circumstances, one of its affiliates) which at the time of such transaction would have a market value of two times such Purchase Price.

  The Purchase Price is subject to adjustment from time to time to prevent dilution upon the (i) declaration of a dividend on the Preferred Stock payable in shares of Preferred Stock, (ii) subdivision of the outstanding Preferred Stock, (iii) combination of the outstanding Preferred Stock into a smaller number of shares, (iv) issuance of any shares of ChemFirst's capital stock in a reclassification of the Preferred Stock (including any such reclassification in connection with a consolidation or merger in which ChemFirst is the continuing or surviving corporation), (v) grant to holders of the Preferred Stock of certain rights, options, or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock at less than the current market price of the Preferred Stock, or (vi) distribution to holders of the Preferred Stock of other evidences of indebtedness, cash (other than a regular quarterly cash dividend payable out of the earnings or retained earnings of ChemFirst), subscription rights, warrants, or assets (other than a dividend payable in Preferred Stock, but including any dividend payable in stock other than Preferred Stock).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least one percent of the Purchase Price.

  At any time until the earlier of (i) 10 days following the Stock Acquisition Date and (ii) the Expiration Date, ChemFirst (under certain circumstances only with the concurrence of a majority of the Continuing

Directors (as defined in the Rights Agreement)) may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustments. ChemFirst may not redeem the Rights following a determination that any person is an Adverse Person. ChemFirst may, at its option, pay the redemption price in cash, shares of ChemFirst Common Stock (based on the current market price of the ChemFirst Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors of ChemFirst. Immediately upon the action of the ChemFirst's Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the applicable redemption price. In addition, after a Triggering Event, at the election of the Board of Directors of ChemFirst, the outstanding Rights (other than those beneficially owned by an Acquiring Person, Adverse Person or an affiliate or associate of an Acquiring Person or Adverse Person) may be exchanged, in whole or in part, for shares of ChemFirst Common Stock, or shares of preferred stock of ChemFirst having essentially the same value or economic rights as such shares. Immediately upon the action of the Board of Directors of ChemFirst authorizing any such exchange, and without any further action or any notice, the Rights (other than Rights which are not subject to such exchange) will terminate and such Rights will only entitle holders to receive the shares issuable upon such exchange.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of ChemFirst, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to ChemFirst, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for ChemFirst Common Stock (or other consideration) of the Registrant or for common stock of the acquiring company as set forth above.

  At any time prior to the Rights Distribution Date, ChemFirst may, without the approval of any holder of the Rights, supplement or amend any provision of the Rights Agreement. Thereafter, the Rights Agreement may be amended only (i) to cure ambiguities, (ii) to correct inconsistent provisions, (iii) to shorten or lengthen any time period thereunder (under certain circumstances only with the concurrence of a majority of the Continuing Directors) or (iv) in ways that do not adversely affect the Rights holders (other than an Acquiring Person or Adverse Person). From and after the Rights Distribution Date, the Rights Agreement may not be amended to lengthen (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights (other than an Acquiring Person or Adverse Person).

  Until the Rights Distribution Date, ChemFirst will issue one Right with each share of ChemFirst Common Stock that shall become outstanding so that all such shares will have attached Rights. 250,000 shares of Preferred Stock have been reserved for issuance upon exercise of the Rights.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire ChemFirst on terms not approved by ChemFirst's Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of ChemFirst since the Board of Directors may, at its option, at any time until 10 days following the Stock Acquisition Date, redeem all, but not less than all, of the then outstanding Rights at the applicable redemption price.

NO PREEMPTIVE RIGHTS

  No holder of any stock of any class of ChemFirst capital stock authorized at the time of the Distribution will then have any preemptive right to subscribe to any securities of any kind or class.

DESCRIPTION OF CERTAIN STATUTORY, CHARTER AND BYLAW PROVISIONS

 Mississippi Shareholder Protection Act

  Sections 79-25-1 through 79-25-9 of the MBCA (the "Shareholder Protection Act"), a statutory provision restricting business combinations with shareholders who acquire 20 percent or more of a corporation's voting stock, is applicable to First Mississippi and will be applicable to ChemFirst after the Distribution. The Shareholder Protection Act prohibits certain "business combination" transactions between a publicly held Mississippi corporation and any "interested shareholder" for a period of two years after the date on which the interested shareholder became an interested shareholder unless (a) 80 percent of the outstanding shares and two-thirds of the shares not owned by the 20 percent holder approve the combination; (b) 80 percent of the continuing directors approve the combination; or (c) the aggregate amount of the offer meets certain fair price criteria.

  The Shareholder Protection Act would not prevent the holder of a controlling interest from exercising control over ChemFirst and would not prevent a hostile takeover or hostile acquisition of control of ChemFirst. The Shareholder Protection Act may, however, discourage or make more difficult a hostile takeover or acquisition of control.

 Mississippi Control Share Act

  ChemFirst has elected in its Articles of Incorporation to not be subject to Sections 79-27-1 through 79-27-11 of the MBCA (known as the Control Share
Act).

 Classified Board of Directors

  The Articles of Incorporation and Bylaws provide for ChemFirst's Board of Directors to be divided into three classes of Directors serving staggered three-year terms, as is the case under First Mississippi's Restated Charter of Incorporation as currently in effect. As a result, approximately one-third of the members of ChemFirst's Board will be elected each year. See "Management-- Directors." This provision could prevent a party who acquires outstanding voting stock of ChemFirst having a majority voting power from obtaining control of ChemFirst's Board until the second annual shareholders' meeting following the date the acquiror obtains the controlling interest, and thus could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of ChemFirst. Accordingly, this provision could increase the likelihood that incumbent directors will retain their positions.

 Number of Directors; Removal; Vacancies

  The Bylaws provide that the number of directors initially will be 13. The number of directors will automatically be reduced to 12 when any director whose term expires in 1998 ceases to be a member of the Board. Directors may be removed only for cause. The Bylaws of ChemFirst provide that only the Board will be entitled to fill vacancies on the Board, including vacancies created by expansion of the Board.

 No Cumulative Voting

  The Articles of Incorporation of ChemFirst provide that shareholders shall not be entitled to cumulate their votes for election of directors. First Mississippi shareholders currently have the right to cumulate their votes for election of directors.

 Special Meetings

  ChemFirst's Articles of Incorporation provide that special meetings of ChemFirst's shareholders may be held only upon call of the Board or the chief executive officer or upon written demand of the holders of at least twenty percent of the shares entitled to vote upon an issue proposed to be considered at the special meeting. Shareholder demands must state the purpose or purposes for which the meeting is to be held. ChemFirst's Bylaws require that the purpose or purposes for which a special meeting is called must be stated in the notice of the meeting and prohibit consideration of matters not within the stated purpose or purposes at the meeting.

 Amendment of Certain Provisions of the Articles of Incorporation

  The provisions of ChemFirst's Articles of Incorporation relating to the classified Board, approval of certain major corporate transactions, removal of directors, the call of special shareholder meetings and amendment of the Bylaws may be amended only by the affirmative vote of the holders of not less than four-fifths of the outstanding shares entitled to vote in elections of directors, unless such an amendment has been recommended by two-thirds of all of the directors.

 Shareholder Nominations

  The Bylaws establish procedures that must be followed for a shareholder to nominate individuals for election to the ChemFirst Board.

 Shareholder Proposals

  The Bylaws establish procedures that must be followed for a shareholder to submit a proposal for consideration at an annual meeting of the shareholders of ChemFirst.

 Amendment of Bylaw Provisions

  The Articles of Incorporation provide that Bylaw provisions may be adopted, amended or repealed by the Board.

  Any amendment, modification or repeal of the provisions of the Bylaws which is made by shareholders will require approval by the affirmative vote of the holders of two-thirds of the total number of shares of First Mississippi Common Stock entitled to vote.

 Preferred Stock

  Under the Articles of Incorporation, ChemFirst's Board has the authority to provide by resolution for the issuance of shares of one or more series of ChemFirst Preferred Stock and to fix the terms and conditions of each such series. See "--Preferred Stock." The authorized shares of ChemFirst Preferred Stock, as well as authorized but unissued shares of ChemFirst Common Stock, will be available for issuance without further action by ChemFirst's shareholders, unless shareholder action is required by applicable law or by the rules of a stock exchange on which any series ofChemFirst's stock may then be listed.

  These provisions will give ChemFirst's Board the power to approve the issuance of a series of ChemFirst Preferred Stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations. Conversely, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Subarticle E of Article 8 of the MBCA empowers a Mississippi corporation to indemnify against liability an individual who is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal (a "Proceeding"), because such person is or was a director. To be eligible for indemnification, the director must have conducted himself in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Liability indemnified against includes the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses incurred with respect to a Proceeding. The MBCA precludes a corporation from indemnifying a director in connection with a Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other Proceeding charging improper personal benefit to a director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

  Subarticle E further provides that if a director is wholly successful, on the merits or otherwise, in the defense of any Proceeding to which he was a party because he is or was a director, the corporation must indemnify him against reasonable expenses incurred in connection with the Proceeding. Also, a court may order a company to indemnify a director if it determines the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. Subarticle E also allows corporations to indemnify officers, employees or agents to the same extent as directors, and provides for mandatory or court-ordered indemnification for these persons as described above. Finally, the MBCA allows corporations to purchase and maintain insurance on behalf of directors, officers, employees or agents against liability asserted against or incurred by him in that capacity or arising from his status as such, whether or not the corporation would have the power to indemnify such person against liability under Subarticle E.

  ChemFirst's Bylaws provide for indemnification of ChemFirst's officers and directors to the fullest extent allowed by Mississippi law and further permit such indemnification with respect to other employees and agents. First Mississippi has entered into indemnification agreements with certain of its officers and its directors. The effect of these agreements is to add to the indemnification rights otherwise granted a contractual right to such indemnification. It is anticipated that ChemFirst will assume these agreements at the time of the Distribution.

  ChemFirst will have directors' and officers' liability insurance which protects each director or officer from certain claims and suits, including shareholder derivative suits, even where the director may be determined to not be entitled to indemnification under the MBCA and claims and suits arising under the Securities Act. The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of ChemFirst.

  The foregoing represents a summary of the general effect of the MBCA, ChemFirst's Articles of Incorporation and Bylaws and directors' and officers' liability insurance coverage for purposes of general description only.

                            ADDITIONAL INFORMATION

  ChemFirst has filed the Form S-1 with the Commission under the Securities Act, with respect to the shares of ChemFirst Common Stock being received by First Mississippi shareholders in the Distribution. This Prospectus does not contain all of the information set forth in the Form S-1 and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Form S-1, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Form S-1 and the exhibits and schedules thereto filed by ChemFirst may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can also be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

  Following the Distribution, ChemFirst will be required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will file annual, quarterly and other reports with the Commission. ChemFirst will also be subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to its shareholders in connection with its annual meetings of shareholders.

  No person is authorized by First Mississippi or ChemFirst to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized.

                                 LEGAL MATTERS

  The validity of the shares of ChemFirst Common Stock offered hereby will be passed upon for ChemFirst by Baker, Donelson, Bearman & Caldwell, Jackson, Mississippi and certain U.S. federal income tax consequences of the Transfers and the Distribution will be passed upon for ChemFirst by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements of ChemFirst Inc. as of June 30, 1996 and 1995 and for each of the years in the three year period ended June 30, 1996 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditor's Report.............................................. F-2
Consolidated Balance Sheets as of June 30, 1996 and 1995.................. F-3
Consolidated Statements of Operations for the years ended June 30, 1996,
 1995 and 1994............................................................ F-4
Consolidated Statements of Stockholders' Equity for the years ended June
 30, 1996, 1995 and 1994.................................................. F-5
Consolidated Statements of Cash Flows for the years ended June 30, 1996,
 1995 and 1994............................................................ F-6
Notes to Consolidated Financial Statements................................ F-7

Interim Consolidated Financial Statements (unaudited)

Consolidated Balance Sheet as of September 30, 1996........................ F-3
Consolidated Statements of Operations for the three months ended September
 30, 1996 and 1995......................................................... F-4
Consolidated Statements of Stockholders' Equity for the three months ended
 September 30, 1996 and 1995............................................... F-5
Consolidated Statements of Cash Flows for the three months ended September
 30, 1996 and 1995......................................................... F-6

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder ChemFirst Inc.:

  We have audited the accompanying consolidated balance sheets of ChemFirst Inc. as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1996. These consolidated financial statements are the responsibility of ChemFirst Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ChemFirst Inc. as of June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 1996, in conformity with generally accepted accounting principles.

  As discussed in notes 1 and 7, ChemFirst Inc. changed its method of accounting for income taxes as of July 1, 1993 to adopt the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                          KPMG Peat Marwick LLP

Jackson, Mississippi
September 6, 1996

except for the fifth
paragraph of note 5,
which is as of
November 13, 1996

                                 CHEMFIRST INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                   JUNE 30,
                                                  SEPTEMBER 30, ---------------
                                                      1996       1996    1995
                                                  ------------- ------- -------
                                                   (UNAUDITED)
                                                    (IN THOUSANDS OF DOLLARS)
                     ASSETS
Current assets:
 Cash and cash equivalents......................    $ 11,268      5,303  40,123
 Receivables:
  Trade, less allowance for doubtful accounts of
   $925, $781 and $732 .........................      65,738     60,029  52,546
  Affiliated companies (note 3).................           9        201     192
  Other (note 7)................................       3,506      9,025   4,099
                                                    --------    ------- -------
    Total receivables...........................      69,253     69,255  56,837
                                                    --------    ------- -------
 Inventories:
  Finished products.............................      24,916     22,335  21,278
  Work in process...............................      24,904     28,494  19,051
  Raw materials and supplies....................      22,476     19,494  18,210
                                                    --------    ------- -------
    Total inventories...........................      72,296     70,323  58,539
                                                    --------    ------- -------
 Prepaid expenses and other current assets (note
  7)............................................       8,810      5,542   6,872
 Net current assets of discontinued operations
  (note 2)......................................       2,914      7,008  18,974
                                                    --------    ------- -------
    Total current assets........................     164,541    157,431 181,345
                                                    --------    ------- -------
Investments and other assets:
 Investments in affiliated companies (note 3)...      13,970     13,547  12,257
 Other investments (note 3).....................      27,962     27,496   3,931
 Intangible and other assets, at cost less ap-
  plicable amortization (note 4)................      11,044     11,404  13,396
                                                    --------    ------- -------
    Total investments and other assets..........      52,976     52,447  29,584
                                                    --------    ------- -------
Property, plant and equipment, at cost less ac-
 cumulated depreciation and amortization (notes
 5 and 6).......................................     147,745    139,647 130,456
Noncurrent assets of discontinued operations
 (note 2).......................................      67,221     64,110  91,942
                                                    --------    ------- -------
                                                    $432,483    413,635 433,327
                                                    ========    ======= =======
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current installments of long-term debt (note
  6)............................................    $ 14,426     14,534  15,076
  Deferred revenue..............................       3,484      1,802   1,434
  Accounts payable--trade (including book over-
   drafts of $4,650, $5,019 and $9,334).........      30,999     29,773  35,520
  Accrued expenses and other current liabilities
   (note 15)....................................      29,190     24,404  19,208
                                                    --------    ------- -------
    Total current liabilities...................      78,099     70,513  71,238
                                                    --------    ------- -------
Long-term debt, excluding current installments
 (note 6).......................................      76,732     79,909  84,394
Other long-term liabilities.....................      14,254     13,864  12,289
Long-term liabilities and minority interest of
 discontinued operations (note 2)...............       3,364      3,572  13,771
Deferred income taxes (note 7)..................      17,826     15,510  18,639
Stockholders' equity (notes 6, 8 and 9):
 Serial preferred stock. Authorized 20,000,000
  shares; none issued...........................         --         --      --
 Common stock of $1 par value. Authorized
  100,000,000 shares; outstanding 20,614,491
  shares in 1996 and 20,438,208 shares in 1995..      20,614     20,614  20,438
 Additional paid-in capital.....................      15,446     14,234   7,656
 Retained earnings..............................     206,148    195,419 204,902
                                                    --------    ------- -------
    Total stockholders' equity..................     242,208    230,267 232,996
                                                    --------    ------- -------
Commitments and contingent liabilities (notes 7,
 8 and 10)                                          $432,483    413,635 433,327
                                                    ========    ======= =======

          See accompanying notes to consolidated financial statements.

                                 CHEMFIRST INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                    THREE MONTHS ENDED
                                      SEPTEMBER 30,     YEARS ENDED JUNE 30,
                                    -------------------------------------------
                                        1996     1995   1996     1995    1994
                                    --------- ----------------  ------- -------
                                       (UNAUDITED)
                                            (IN THOUSANDS OF DOLLARS,
                                            EXCEPT PER SHARE AMOUNTS)
Revenues:
  Sales (note 12).................  $  95,432   88,746 370,547  331,721 249,091
  Interest and other income, net
   (note 11)......................      2,775    2,195   6,157    6,120   3,264
                                    --------- -------- -------  ------- -------
                                       98,207   90,941 376,704  337,841 252,355
                                    --------- -------- -------  ------- -------
Costs and expenses:
  Cost of sales...................     72,540   68,352 288,677  254,364 193,154
  General, selling and
   administrative expenses........     15,831   15,191  58,557   48,091  42,470
  Other operating expenses........      1,353    1,643   6,901    7,347   5,459
  Provision for plant shut-down
   (note 5).......................        --       --   18,256      --      --
  Interest expense (note 6).......      1,765    2,368   9,242    9,555  10,046
                                    --------- -------- -------  ------- -------
                                       91,489   87,554 381,633  319,357 251,129
                                    --------- -------- -------  ------- -------
Earnings (loss) from continuing
 operations before income taxes,
 investee earnings (loss) and
 cumulative effect of change in
 accounting principle.............      6,718    3,387  (4,929)  18,484   1,226
Income tax expense (benefit) (note
 7)...............................      2,886    1,694    (688)   8,706   2,248
Equity in net earnings (loss) of
 affiliated companies (note 3)....        258      193     783      860    (249)
                                    --------- -------- -------  ------- -------
Earnings (loss) from continuing
 operations before cumulative
 effect of change in accounting
 principle........................      4,090    1,886  (3,458)  10,638  (1,271)
Earnings from discontinued
 operations, net of taxes (note
 2)...............................      8,699   10,594  40,424   47,156  21,038
Loss on disposal of business, net
 of taxes (note 2)................        --       --   (1,746)     --      --
Cumulative effect of change in
 accounting principle (note 7)....        --       --      --       --    2,096
                                    --------- -------- -------  ------- -------
    Net earnings..................  $  12,789   12,480  35,220   57,794  21,863
                                    ========= ======== =======  ======= =======
Earnings (loss) per common share
 (note 9):
  Continuing operations...........  $     .20      .09    (.16)     .52    (.06)
  Discontinued operations.........        .41      .50    1.84     2.28    1.05
  Cumulative effective of change
   in accounting principle........        --       --      --       --      .10
                                    --------- -------- -------  ------- -------
    Total earnings per common
     share........................  $     .61      .59    1.68     2.80    1.09
                                    ========= ======== =======  ======= =======

          See accompanying notes to consolidated financial statements.

                                 CHEMFIRST INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                  YEARS ENDED JUNE 30, 1996, 1995 AND 1994
                                 -----------------------------------------------
                                     COMMON STOCK          ADDITIONAL
                                 -----------------------    PAID-IN    RETAINED
                                    SHARES      AMOUNT      CAPITAL    EARNINGS
                                 ------------  ---------  ----------------------
                                         (IN THOUSANDS OF DOLLARS,
                                         EXCEPT PER SHARE AMOUNTS)
Balance, June 30, 1993.........    19,980,440  $  19,980       2,424    138,370
Net earnings...................           --         --          --      21,863
Dividends declared--$.30 per
 share.........................           --         --          --      (6,010)
Common stock issued:
  Employee stock options.......        39,350         39         351        --
  Convertible debentures.......        66,300         67         561        --
Income tax benefit on exercise
 of stock options and
 convertible debentures........           --         --           42        --
                                 ------------  ---------    --------  ---------
Balance, June 30, 1994.........    20,086,090     20,086       3,378    154,223
Net earnings...................           --         --          --      57,794
Dividends declared--$.35 per
 share.........................           --         --          --      (7,115)
Common stock issued:
  Employee stock options.......        86,218         86         555        --
  Convertible debentures.......       265,900        266       2,917        --
Income tax benefit on exercise
 of stock options and
 convertible debentures........           --         --          806        --
                                 ------------  ---------    --------  ---------
Balance, June 30, 1995.........    20,438,208     20,438       7,656    204,902
Net earnings...................           --         --          --      35,220
Dividends declared--$.40 per
 share.........................           --         --          --      (8,161)
Distribution of common stock of
 Getchell Gold Corp............           --         --          --     (31,277)
Common stock issued:
  Employee stock options.......       111,483        111         878        --
  Convertible debentures.......       300,700        301       2,880        --
  Purchase and retirement of
   common shares...............      (235,900)      (236)        --      (5,265)
Income tax benefit on exercise
 of stock options and
 convertible debentures........           --         --        2,820        --
                                 ------------  ---------    --------  ---------
Balance, June 30, 1996.........    20,614,491  $  20,614      14,234    195,419
                                 ============  =========    ========  =========

          See accompanying notes to consolidated financial statements.

                                 CHEMFIRST INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             THREE MONTHS ENDED
                                SEPTEMBER 30,         YEARS ENDED JUNE 30,
                             --------------------  ----------------------------
                                 1996       1995     1996      1995      1994
                             ---------  ---------  --------  --------  --------
                                 (UNAUDITED)
                                       (IN THOUSANDS OF DOLLARS)
Cash flows from operating
 activities:
 Net earnings..............  $  12,789     12,480    35,220    57,794    21,863
 Adjustments to reconcile
  net earnings to net cash
  provided by operating
  activities:
  Depreciation and
   amortization............      4,853      4,919    18,210    17,324    15,762
  Provision for plant shut-
   down....................        --         --     18,256       --        --
  Provision for losses on
   receivables.............        136         80       728       196       550
  Deferred income taxes,
   net of effect of
   accounting change in
   1994....................        190      1,880    (1,890)    7,244    11,266
  (Gain) loss on property,
   plant and equipment.....        --         --       (657)       81         4
  (Gain) loss on
   disposition of
   investments and other
   assets..................         12        --        (50)       19       286
  Undistributed (earnings)
   loss of affiliates, net
   of taxes................      (437)       (320)     (976)     (816)      214
  Changes in current assets
   and liabilities, net of
   effects of dispositions:
   Receivables.............     (8,778)     4,397      (131)  (10,011)      827
   Inventories.............     (2,233)    (6,949)  (14,134)  (12,190)   (6,200)
   Prepaid expenses........      6,208       (427)   (8,746)     (878)   (1,178)
   Accounts payable........      1,039       (941)   (7,063)   10,221    (4,746)
   Accrued expenses and
    other current
    liabilities............      7,358      2,965      (685)    8,496    (4,475)
  Deferred revenue.........      2,070        392     1,961     2,762     3,187
  Other, net...............       (396)      (378)   (1,140)      117        17
  Net earnings from
   discontinued operations.     (8,699)   (10,595)  (38,678)  (47,156)  (21,038)
                             ---------  ---------  --------  --------  --------
  Net cash provided by
   continuing operations...     14,112      7,503       225    33,203    16,339
  Net cash provided by
   discontinued operations.     13,437     15,502    44,945    72,901     9,491
                             ---------  ---------  --------  --------  --------
     Net cash provided by
      operating activities.     27,549     23,005    45,170   106,104    25,830
                             ---------  ---------  --------  --------  --------
Cash flows from investing
 activities:
 Capital expenditures......    (13,071)    (4,366)  (35,909)  (26,160)  (19,775)
 Investment in equity
  investees, net...........        --         --         14       --          1
 Acquisition of investments
  and other assets.........        (23)       (48)     (177)   (1,405)   (1,027)
 Collection of note
  receivable...............        --         --     15,000       --        --
 Proceeds from sale of
  property, plant and
  equipment................          2        --        741       304       175
 Proceeds from disposition
  of investments and other
  assets...................        --         140       630       --      7,594
 Proceeds from sale of
  subsidiaries.............        --         --        --        --      8,462
 Other investing...........        --         --         15       --         (1)
                             ---------  ---------  --------  --------  --------
 Net cash used in investing
  activities of continuing
  operations...............    (13,092)    (4,274)  (19,686)  (27,261)   (4,571)
 Net cash used in investing
  activities of
  discontinued operations..     (3,145)    (7,257)  (45,763)  (29,144)  (16,146)
                             ---------  ---------  --------  --------  --------
     Net cash used in
      investing activities.    (16,237)   (11,531)  (65,449)  (56,405)  (20,717)
                             ---------  ---------  --------  --------  --------
Cash flows from financing
 activities:
 Principal repayments of
  long-term debt...........     (3,286)      (270)  (15,550)   (6,512)  (11,100)
 Dividends (note 9)........     (2,061)    (2,057)   (8,161)   (8,622)   (6,010)
 Purchase of common stock..        --         --     (5,491)      --        --
 Proceeds from long-term
  borrowings...............        --         --     11,000       151     1,706
 Proceeds from issuance of
  common stock.............        --       1,302     3,661     2,567       944
                             ---------  ---------  --------  --------  --------
     Net cash used in
      financing activities.     (5,347)    (1,025)  (14,541)  (12,416)  (14,460)
                             ---------  ---------  --------  --------  --------
Net increase (decrease) in
 cash and cash equivalents.      5,965     10,449   (34,820)   37,283    (9,347)
Cash and cash equivalents
 at beginning of year......      5,303     40,123    40,123     2,840    12,187
                             ---------  ---------  --------  --------  --------
Cash and cash equivalents
 at end of year............  $  11,268     50,572     5,303    40,123     2,840
                             =========  =========  ========  ========  ========
Supplemental disclosures of
 cash flow information:
 Cash paid during the year
  for:
  Interest, net of amounts
   capitalized.............  $   1,776      2,658     9,605     9,566    10,166
                             =========  =========  ========  ========  ========
  Income taxes, net........  $  (4,845)        99    23,603    20,680    15,581
                             =========  =========  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                                CHEMFIRST INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         JUNE 30, 1996, 1995 AND 1994
        AND THREE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)
              (IN THOUSANDS OF DOLLARS, EXCEPT AMOUNTS PER SHARE)

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  As discussed in note 14, on August 27, 1996 First Mississippi Corporation ("First Mississippi") and Mississippi Chemical Corporation ("MCC") entered into an Agreement and Plan of Merger and Reorganization.

  The Agreement contemplates that the following transactions will occur:

  . A tax-free spinoff of the chemicals and related businesses of First
    Mississippi in the form of a new publicly traded company ("ChemFirst
    Inc.").

  . The refinancing of First Mississippi's debt, increasing the debt to approximately $150,000, which will be assumed by the surviving corporation in the merger.

  . The transfer of cash of approximately $50,000 to ChemFirst Inc.

  . A tax-free merger of First Mississippi's fertilizer business ("First
    Mississippi Fertilizer Business to be Merged") with a subsidiary of MCC.

  In the accompanying consolidated financial statements, the assets, liabilities, revenues and expenses of First Mississippi Fertilizer Business to be Merged are included in discontinued operations. The transactions described above will be reported in the historical consolidated financial statements when they occur.


  ChemFirst Inc. (the "Company") produces chemicals for industry and agriculture and related products and services which are marketed globally. Further descriptions of the Company's products and the relative significance of its operations are included in the industry segment information data in note 12 to the financial statements.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation. Investments in joint ventures, partnerships and other equity investments are accounted for by the equity method.

 Recognition of Revenue

  Revenues generally are recorded when title and risk of ownership pass, except for long-term construction type contracts, which are accounted for under the percentage of completion method.

 Inventories

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out and weighted average methods for purchased inventories of finished product, and using the average cost method with respect to all other inventories.

 Depreciation and Amortization

  Depreciation of plant and equipment and depreciable investments is based on cost and the estimated useful lives (or term of lease, if shorter) of the separate units of property. The straight-line and accelerated methods are primarily used in determining the amount of depreciation charged to expense. Goodwill of businesses acquired is amortized generally over 20 years using the straight-line method. Other intangibles are amortized over their estimated useful lives (5-17 years) using the straight-line method.

                                CHEMFIRST INC.

  Loan costs are amortized over the terms of related loans using the interest method.

 Income Taxes

  Effective July 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets for differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

 Pension Plans

  Pension cost is determined using the "projected unit credit" actuarial method for reporting purposes. The Company's funding policy is to contribute annually at amounts not less than the minimum requirements of the Employee Retirement Income Security Act of 1974.

 Stock Options

  All stock options are nonqualified or incentive options and require no charges against income upon grant or exercise. The tax benefit the Company receives from dispositions that result in ordinary income to option recipients is reflected in stockholders' equity.

 Cash and Cash Equivalents

  The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

 Investments

  Realized gains and losses on investments are determined on the basis of specific costs and are included in gain (loss) on investments, net. Equity investments are carried at fair value in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("SFAS No. 115"). Fair value is based on year end market prices as quoted by the appropriate security exchange. Any significant unrealized holding gains and losses for available-for-sale securities are excluded from earnings and reported as a net amount in a separate component of stockholders' equity until realized. The effect of applying SFAS No. 115 is not material.

 Contingencies

  Estimates of loss contingencies, including environmental liability costs for remediation, are charged to expense when it is probable an asset has been impaired or a liability incurred and the amount can be reasonably estimated. If a potentially material loss contingency is reasonably possible, or probable but cannot be estimated, then the nature of the contingency and an estimated range of possible loss, if determinable and material, are disclosed.

 Reclassifications

  Certain consolidated financial statement amounts for 1995 and 1994 have been reclassified for consistent presentation.

 Unaudited Interim Financial Information

  In the opinion of management, all adjustments, consisting only of normal recurring adjustments that are necessary for a fair presentation, have been included in the unaudited financial information as of and for the three months ended September 30, 1996 and 1995.

                                CHEMFIRST INC.

2. DISCONTINUED OPERATIONS

  On October 20, 1995, the Company distributed to its shareholders its entire ownership of Getchell Gold Corporation ("Getchell"), formerly known as FirstMiss Gold Inc. The June 30, 1996 consolidated balance sheet includes a $31,277 reduction of retained earnings in connection with the distribution of Getchell. Each First Mississippi shareholder received approximately seven-tenths of a common share of Getchell for each share of First Mississippi owned.

  As discussed in notes 1 and 14, the Company has entered an agreement to discontinue its fertilizer operations.

  The net assets and liabilities of the discontinued operations (primarily Getchell and the fertilizer operations) have been segregated in the consolidated financial statements. The following is the composition of those net assets and liabilities at September 30, 1996 and June 30, 1996 and 1995:

                            SEPTEMBER 30,
                                1996                 JUNE 30, 1996
                            ------------- -------------------------------------
                                TOTAL     FERTILIZER GETCHELL  OTHER    TOTAL
                            ------------- ---------- -------- -------  --------
Receivables...............    $ 24,289     $ 19,319    --         --     19,319
Inventories...............       6,114        6,040    --         --      6,040
Prepaid expenses and other
 current assets...........       1,562        5,322    --       2,651     7,973
Deferred revenue..........      (1,076)        (295)   --         --       (295)
Accounts payable..........     (26,091)     (20,856)   --         (38)  (20,894)
Accrued expenses and other
 current liabilities......      (1,884)      (1,840)   --      (3,295)   (5,135)
                              --------     --------    ---    -------  --------
Net current assets
 (liabilities) of
 discontinued operations..    $  2,914     $  7,690    --        (682)    7,008
                              ========     ========    ===    =======  ========
Noncurrent assets of
 discontinued operations..    $ 67,221     $ 64,110    --         --     64,110
                              ========     ========    ===    =======  ========
Long-term liabilities and
 minority interest of
 discontinued operations..    $  3,364     $  3,572    --         --      3,572
                              ========     ========    ===    =======  ========

                                                       JUNE 30, 1995
                                             ----------------------------------
                                             FERTILIZER GETCHELL OTHER   TOTAL
                                             ---------- -------- -----  -------
Receivables................................   $ 14,808    1,856    --    16,664
Inventories................................      5,906    9,554    --    15,460
Prepaid expenses and other current assets..      2,756    1,176  1,990    5,922
Deferred revenue...........................       (614)     --     --      (614)
Accounts payable...........................    (10,056)  (6,522)   --   (16,578)
Accrued expenses and other current
 liabilities...............................       (720)    (578)  (582)  (1,880)
                                              --------   ------  -----  -------
Net current assets (liabilities) of
 discontinued operations...................   $ 12,080    5,486  1,408   18,974
                                              ========   ======  =====  =======
Noncurrent assets of discontinued
 operations................................   $ 24,253   67,689    --    91,942
                                              ========   ======  =====  =======
Long-term liabilities and minority interest
 of discontinued operations................   $  4,738    9,033    --    13,771
                                              ========   ======  =====  =======

                                CHEMFIRST INC.

  The statements of operations have been reclassified to separate discontinued and continued operations. Revenues and net earnings (losses) of the discontinued operations for the quarters ended September 30, 1996 and 1995 and years ended June 30, 1996, 1995 and 1994 were as follows:

                                     SEPTEMBER 30,
                                     --------------
                                      1996    1995     1996     1995     1994
                                     ------- ------  --------  -------  -------
   Fertilizer
     Sales and revenues............  $60,267 52,806   217,002  237,152  164,099
                                     ======= ======  ========  =======  =======
     Income from operations before
      taxes........................   13,813 18,533    65,495   85,714   24,343
     Income tax expense............    5,114  6,856    24,238   31,719    9,002
     Equity in net earnings (loss)
      of equity investees..........      --     --        250       74      (57)
     Cumulative effect of change in
      accounting principle.........      --     --        --       --       754
                                     ------- ------  --------  -------  -------
     Earnings from discontinued op-
      erations, net................  $ 8,699 11,677  $ 41,507   54,069   16,038
                                     ======= ======  ========  =======  =======
   Getchell
     Sales and revenues............  $   --  17,961    17,961   71,617   95,300
                                     ======= ======  ========  =======  =======
     Income (loss) from operations
      before taxes.................      --  (2,118) $ (2,118) (17,929)   5,599
     Income tax (expense) benefit..      --     750       750   (7,550)     900
     Minority interests............      --     285       285    3,466   (1,049)
     Cumulative effect of change in
      accounting principle.........      --     --        --       --     1,350
                                     ------- ------  --------  -------  -------
     Earnings (loss) from
      discontinued operations, net.      --  (1,083) $ (1,083)  (6,913)   5,000
                                     ======= ======  ========  =======  =======
     Total operating results of
      discontinued operations......  $ 8,699 10,594  $ 40,424   47,156   21,038
                                     ======= ======  ========  =======  =======

  A pretax loss of $2,700 was recorded in 1996 related to previously discontinued businesses and is included in loss on disposal of business, net of applicable income tax benefit of $954, in the accompanying consolidated financial statements. Such losses resulted from revised estimates of environmental remediation costs and settlements of operating costs related to previously discontinued phosphate fertilizer (1982) and oil and gas (1993) businesses.

3. INVESTMENTS

  Investments in affiliated companies accounted for by the equity method were $13,547 and $12,257, respectively, at June 30, 1996 and 1995. Equity earnings (losses), net of taxes, were $783, $860 and $(249), respectively, for years ended June 30, 1996, 1995 and 1994.

  The following is a summary of financial information related to affiliated companies:

                                                                     JUNE 30
                                                                  --------------
                                                                   1996    1995
                                                                  ------- ------
   Current assets................................................ $27,184 21,575
   Noncurrent assets.............................................  45,396 40,429
   Current liabilities...........................................   9,045  8,559
   Noncurrent liabilities........................................  17,897 11,854
                                                                  ------- ------
   Net equity.................................................... $45,638 41,591
                                                                  ======= ======

  The Company has a 50% ownership interest in Power Sources, Inc. which burns wood waste to create steam for industrial users. The Company also has a 23.4% interest in Melamine Chemicals, Inc. ("MCI"). The MCI investment had a quoted market value of approximately $11,634 and $11,475, with carrying amounts of $8,153 and $7,508, at June 30, 1996 and 1995, respectively.

                                CHEMFIRST INC.

  Cash advances to Getchell for the period from July 1, 1995 to October 20, 1995, the spinoff date, were $8,850. At the date of the spinoff, the Company received a promissory note in the amount of $52,507 from Getchell in settlement of all prior cash advances. The note bears interest at a rate based on the London Interbank Offered Rate (6.625% at June 30, 1996). Interest and principal are due in September, 2000. Subsequent to the spinoff date, the note principal amount was reduced by a cash repayment of $15,000 and an offset of $13,939 representing settlement of tax attributes utilized by the Company during the time Getchell was included in the Company's consolidated income tax returns. The aggregate unpaid principal amount of the note, including accrued interest, of $24,733 at June 30, 1996 is included in other investments.

4. INTANGIBLE AND OTHER ASSETS

  The major classes of intangible and other assets are summarized below:

                                                                     JUNE 30
                                                                  --------------
                                                                   1996    1995
                                                                  ------- ------
   Goodwill...................................................... $16,868 16,868
   Other.........................................................  10,134  9,873
                                                                  ------- ------
                                                                   27,002 26,741
   Less accumulated amortization.................................  15,598 13,345
                                                                  ------- ------
                                                                  $11,404 13,396
                                                                  ======= ======

  The net carrying amount of goodwill at June 30, 1996 and 1995 was $9,778 and $10,872, respectively, and is all related to the chemical segment.

  Amortization expense related to the above amounted to $1,959 in 1996, $2,415 in 1995 and $2,640 in 1994.

5. PROPERTY, PLANT AND EQUIPMENT

  A summary of property, plant and equipment follows:

                                                                   JUNE 30
                                                   ESTIMATED   ----------------
                                                  USEFUL LIVES   1996    1995
                                                  ------------ -------- -------
   Assets owned:
     Land and land improvements..................    10-20     $  6,200   4,794
     Buildings...................................    20-45       11,768   6,648
     Plant facilities and equipment..............     5-15      152,935 134,324
     Other facilities and equipment..............     5-12       80,461  72,031
     Construction in progress....................                10,653   6,940
                                                               -------- -------
       Total assets owned........................               262,017 224,737
                                                               -------- -------
   Assets leased:
     Land improvements...........................    10-20          509     509
     Buildings...................................      10           216     216
     Other facilities and equipment..............      20         8,958   8,958
                                                               -------- -------
       Total capital leases......................                 9,683   9,683
                                                               -------- -------
       Total property, plant and equipment.......               271,700 234,420
       Less accumulated depreciation and amorti-
        zation...................................               132,053 103,964
                                                               -------- -------
       Net property, plant and equipment.........              $139,647 130,456
                                                               ======== =======

                                CHEMFIRST INC.

  Depreciation and amortization expense related to the above, amounted to $16,251 in 1996, $14,909 in 1995 and $13,122 in 1994.

  Interest capitalized amounted to $186 in 1996, $135 in 1995 and $396 in 1994.

  On May 21, 1996, the Board of Directors of the Company authorized a plan to close its aluminum dross processing facility at Millwood, West Virginia, which was operated by its wholly owned subsidiary Plasma Processing Corporation, ("PPC"). PPC's operations are included in the Company's Combustion and Thermal Plasma segment. This facility, completed in June 1991, was built to process aluminum dross using patented thermal plasma technology. The decision to close the Millwood facility, which operated at a loss since inception, was based in part on projections that indicated operations were unlikely to be profitable in the near future. The plan assumes the plant will operate for a portion of the first quarter of fiscal 1997 to fulfill contractual obligations then cease operations and be held for disposition by sale if possible. As a result of this plan, the Company incurred a pretax charge of $18,256 ($11,706 after tax) during the fourth quarter of fiscal 1996. The charge included write-downs to reduce carrying values to estimated net realizable values (estimated fair values less costs to sell) of $12,271 for property, plant and equipment, $570 for spare parts, $350 for inventory and $5,065 in accruals for other estimated costs to be incurred related to the closure. The majority of the accrual represents the estimated cost of $3,100 in excess of market value to process inventory to meet contractual obligations and $500 for disposal of unmarketable inventory. In addition, the accrual includes $525 for severance, $200 for contract cancellations and $740 for other estimated costs. Excluding the above charge, operating losses for PPC were approximately $9,000, $8,400 and $5,700 in 1996, 1995 and 1994, respectively.

  In September 1996, the Company executed a letter of intent for the sale of substantially all of PPC's assets. That letter of intent expired on November 1, 1996; however, ChemFirst continues to negotiate with the party to the letter of intent. Assets that are not part of the proposed transaction will be liquidated by the Company. Based on the status of current negotiations, the Company does not anticipate any material gain or loss related to these dispositions. The carrying value of PPC's net assets at June 30, 1996, was approximately $6,000.

  Although the Company does not have a formal plan or timetable for disposal, it is also seeking a buyer for its steel melting and production facility operated by FirstMiss Steel, Inc. The Company has had negotiations with potential buyers, but the Company is uncertain as to whether a sale of the steel operations to such potential buyers can be completed on terms acceptable to the Company. The Company believes it will not incur a material loss if a sale is closed.

6. LONG-TERM DEBT

  A summary of long-term debt follows:

                                                                     JUNE 30
                                                                  --------------
                                                                   1996    1995
                                                                  ------- ------
   Unsecured:
     9.42% senior notes payable to institutional investors, due in annual installments of $13,286 through June 2002.......  $79,714 93,000
     Notes payable under revolving credit facility, due February
      1998......................................................   11,000    --
     Other notes................................................    1,100  3,078
   Secured:
     Capital lease obligations, with interest rates at 4.0%, due
      in monthly installments through May 2000..................    2,360  2,703
     Other notes................................................      269    689
                                                                  ------- ------
                                                                   94,443 99,470
   Less current installments of long-term debt..................   14,534 15,076
                                                                  ------- ------
     Long-term debt, excluding current installments.............  $79,909 84,394
                                                                  ======= ======

                                CHEMFIRST INC.

  Under loan agreements in effect at June 30, 1996, there were no compensating balance requirements. The above obligations mature in various amounts through 2002, including approximately, $14,534 in 1997, $24,915 in 1998, $14,199 in
1999, $14,144 in 2000 and $13,367 in 2001.

  The Company has a bank revolving credit facility totaling $65,000 which is committed until February 1998. Borrowings under the facility are priced at a rate based on either the London Interbank Offered Rate, or the prime rate, contingent on the Company's debt-to-equity ratio. A commitment fee ranging from .225 to .375 of 1% per annum is charged on the daily average unused commitment under the revolving credit facility and is also based on the debt-to-equity ratio. Commitment fees for the years ended June 30, 1996, 1995 and 1994 totaled $183, $216 and $189, respectively.

  The senior notes and bank credit agreements contain various restrictions related to working capital, funded debt, net worth, fixed charges coverage, distributions, repurchases of stock and dispositions of assets. At June 30, 1996 and 1995, the Company was in compliance with these covenants.

  At June 30, 1996, the fair value of the 9.42% senior notes payable to institutional investors approximates carrying value due to penalties and fees which are due in the event of prepayment. The recorded amounts for all other long-term debt of the Company approximate fair values as well.

  Total interest costs incurred for the years ended June 30, 1996, 1995 and 1994 were $9,428, $9,690 and $10,442, respectively.

7. INCOME TAXES

  The cumulative effect of the change in accounting for income taxes of continuing operations described in note 1 resulted in a benefit of $2,096 and was reported as a cumulative effect of a change in accounting principle in the June 30, 1994 consolidated financial statements.

  Total income tax expense (benefit) for the years ended June 30, 1996, 1995 and 1994 was allocated as follows:

                                                        YEARS ENDED JUNE 30
                                                       -----------------------
                                                        1996     1995    1994
                                                       -------  ------  ------
   Continuing operations.............................. $  (688)  8,706   2,248
   Discontinued operations............................  22,534  24,169   9,902
   Stockholders' equity, for compensation expense for
    tax purposes in excess of amounts recognized for
    financial reporting purposes......................  (2,820)   (806)    (42)
                                                       -------  ------  ------
                                                       $19,026  32,069  12,108
                                                       =======  ======  ======

                                CHEMFIRST INC.

  Income tax expense (benefit) differs from the statutory Federal rate of 35% applied to earnings (loss) from continuing operations before income taxes, minority interests and investee earnings (loss) for the years ended June 30, 1996, 1995 and 1994 as follows:

                                                          YEARS ENDED JUNE 30
                                                          ---------------------
                                                           1996    1995   1994
                                                          -------  -----  -----
   Computed "expected" tax expense (benefit)............  $(1,725) 6,469    429
   State income taxes, net of Federal income tax bene-
    fit.................................................    1,224  1,045    536
   Loss from operations of foreign subsidiaries.........      --     444    423
   Amortization of goodwill.............................      411    392    423
   Exempt earnings of Foreign Sales Corporation.........     (212)  (260)  (128)
   Increase in net cash surrender value of life insur-
    ance................................................     (324)  (254)  (232)
   Tax provision adjustments for pending Internal
    Revenue Service matters.............................      150  1,275    --
   Adjustment to deferred tax assets and liabilities for
    enacted change in tax law and rates.................      --     --     370
   Other, net...........................................  $  (212)  (405)   427
                                                          -------  -----  -----
     Actual tax expense (benefit)--continuing opera-
      tions.............................................  $  (688) 8,706  2,248
                                                          =======  =====  =====

  Components of income tax expense (benefit) are as follows:

                                                         YEARS ENDED JUNE 30
                                                        -----------------------
                                                         1996    1995    1994
                                                        -------  -----  -------
   Current:
     Federal........................................... $   557   (334)  (9,023)
     State.............................................   1,003  1,686      964
     Foreign...........................................    (358)   110     (205)
                                                        -------  -----  -------
                                                          1,202  1,462   (8,264)
                                                        =======  =====  =======
   Deferred:
     Federal...........................................  (2,771) 7,305   12,672
     State.............................................     881    (43)  (2,160)
     Foreign...........................................     --     (18)     --
                                                        -------  -----  -------
                                                         (1,890) 7,244   10,512
                                                        =======  =====  =======
   Total:
     Federal........................................... $(2,214) 6,971    3,649
     State.............................................   1,884  1,643   (1,196)
     Foreign...........................................    (358)    92     (205)
                                                        -------  -----  -------
                                                        $  (688) 8,706    2,248
                                                        =======  =====  =======

  The significant components of deferred income tax expense attributable to income from continuing operations for the years ended June 30, 1996, 1995 and 1994 are as follows:

                                                          YEARS ENDED JUNE 30
                                                          ---------------------
                                                           1996    1995   1994
                                                          -------  ----- ------
   Deferred tax expense (benefit) from changes in
    temporary differences and the valuation allowance...  $(1,890) 7,244 10,144
   Adjustment to deferred tax assets and liabilities for
    enacted change in tax law and rates.................      --     --     368
                                                          -------  ----- ------
                                                          $(1,890) 7,244 10,512
                                                          =======  ===== ======

                                CHEMFIRST INC.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and the deferred tax liabilities at June 30, 1996 and 1995 are as follows:

                                                                 JUNE 30
                                                             -----------------
                                                               1996     1995
                                                             --------  -------
   Deferred tax assets:
     Accounts receivable, principally due to allowance for
      doubtful accounts..................................... $    229       24
     Deferred compensation..................................    3,116    2,732
     Incentive compensation accrual.........................      667      882
     Inventory costs........................................    1,121      617
     State net operating loss carryforward..................    2,687    1,364
     Alternative minimum tax credit carryforward............      --     5,383
     Accrued vacation costs.................................      611      542
     Accrued pension costs..................................      824      697
     Other, net.............................................    4,020    3,845
                                                             --------  -------
       Total gross deferred tax assets......................   13,275   16,086
     Less: valuation allowance..............................   (2,579)  (1,262)
                                                             --------  -------
       Net deferred tax assets..............................   10,696   14,824
                                                             --------  -------
   Deferred tax liabilities:
     Plant and equipment, principally due to differences in
      depreciation..........................................   (9,290) (16,477)
     Investment in affiliated companies, principally due to
      undistributed earnings................................  (12,946) (12,946)
     State income taxes.....................................   (1,967)    (798)
                                                             --------  -------
       Total gross deferred tax liabilities.................  (24,203) (30,221)
                                                             --------  -------
       Net deferred tax liability........................... $(13,507) (15,397)
                                                             ========  =======

  The net deferred tax liability at June 30, 1996 and June 30, 1995 consists of a long-term deferred tax liability of $15,510 and $18,639, respectively, and a current deferred tax asset of $2,003 and $3,242, respectively. The current deferred tax asset is included in prepaid expenses and other current assets in the consolidated balance sheets.

  The valuation allowance for the gross deferred tax assets as of July 1, 1995, 1994 and 1993 was $2,579, $1,262 and $3,074, respectively. The net change in the total valuation allowance for the year ended June 30, 1996 was an increase of $1,317 and for the year ended June 30, 1995, a decrease of $1,812. The valuation allowance is related to certain state net operating losses, which the Company believes are less than likely to be recognized. The decrease in the valuation allowance for the year ended June 30, 1995 is attributable to a reduction in state net operating loss carryforwards for states where the Company is no longer required to file income tax returns. Subsequently recognized tax benefits relating to the allowance for deferred tax assets will be reported in the consolidated statements of operations.

  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, recoverable taxes paid, projected taxable income and tax planning strategies in making this assessment. Based on the reversal of existing deferred tax liabilities and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefit of these deductible differences, net of the existing valuation allowance at June 30, 1996.

                                CHEMFIRST INC.

  Refundable income taxes of $6,020 and $3,236 at June 30, 1996 and 1995, respectively, are included in other current receivables in the accompanying consolidated financial statements.

  The Company's federal income tax returns have been examined through June 30, 1992, and all years prior to June 30, 1989 are closed. Federal income tax returns for the years ended June 30, 1993 and 1994 are currently under examination. Issues relating to the years ended June 30, 1989 through June 30, 1992 are being contested through various stages of administrative appeal. In addition, the Company has various state income tax returns in the process of examination or administrative appeal. Management believes that adequate provision has been made for any adjustments which might be assessed for open years through June 30, 1996.

  Prior to the spinoff, the Company filed a consolidated federal income tax return which included Getchell. In accordance with a Tax Sharing Agreement dated October 1, 1987 between the Company and Getchell, Getchell recomputed its income tax provision each year on a separate return basis and paid to the Company amounts approximating the federal income taxes Getchell would have paid if Getchell filed an independent consolidated return. The Tax Sharing Agreement also applied to certain state and franchise tax returns which the Company filed on a combined or consolidated basis. Based on the June 30, 1995 income tax returns, Getchell had approximately $19,472 of unused tax assets which the Company was required to reimburse under the terms of the Tax Sharing Agreement. Prior to the distribution of Getchell to Company shareholders, the Company and Getchell negotiated a settlement of $13,929 in cancellation of the Tax Sharing Agreement.

8. EMPLOYEE BENEFIT AND INCENTIVE PLANS

  The Company has a noncontributory defined benefit pension plan covering substantially all full-time permanent employees. The benefits are based on years of service and participants' compensation during the last five years of employment.

  Net annual pension expense for this plan for the years ended June 30, 1996, 1995 and 1994 included the following components:

                                                        YEARS ENDED JUNE 30
                                                      -------------------------
                                                       1996     1995     1994
                                                      -------  -------  -------
   Service cost...................................... $ 2,055    1,987    1,876
   Interest cost.....................................   1,807    1,697    1,503
   Actual return on plan assets......................  (3,317)  (4,478)    (481)
   Net amortization and deferral.....................     854    2,358   (1,697)
                                                      -------  -------  -------
   Net annual pension expense........................ $ 1,399    1,564    1,201
                                                      =======  =======  =======

  The assumptions used in calculating the expense for 1996, 1995 and 1994 included a discount rate of 7.75%, a rate of increase in compensation levels of 4%, 4% and 4.5%, respectively, and a 9% expected long-term rate of return on assets. Net annual pension expense included above and allocated to discontinued operations was $189, $412 and $409 for 1996, 1995 and 1994, respectively. Plan assets are invested primarily in equity securities and U.S. Government and corporate bonds.

                                CHEMFIRST INC.

  The following table sets forth the funded status of the plan at June 30, 1996 and 1995:

                                                                  JUNE 30
                                                               ---------------
                                                                1996     1995
                                                               -------  ------
   Actuarial present value of benefit obligations:
     Vested benefit obligations............................... $19,300  15,974
                                                               =======  ======
     Accumulated benefit obligations.......................... $22,401  18,453
                                                               =======  ======
   Projected benefit obligation............................... $30,838  25,048
   Plan assets at fair value..................................  27,947  25,257
                                                               -------  ------
   Plan assets in excess of (less than) projected benefit ob-
    ligation..................................................  (2,891)    209
   Unrecognized net gain from past experience.................    (730) (3,030)
   Unrecognized prior service cost............................   1,077   1,159
   Unrecognized transition credit, net........................  (2,634) (2,947)
                                                               -------  ------
   Pension liability.......................................... $(5,178) (4,609)
                                                               =======  ======

  The Company also has a nonqualified supplemental pension plan. This plan provides for incremental pension payments from the Company's funds to restore those pension benefits earned, but reduced due to income tax regulations. The total accrual at June 30, 1996 and 1995, relating to this unfunded plan was $1,177 and $933, respectively. Net annual pension expense for this plan was $245 in 1996, $187 in 1995 and $82 in 1994; including expenses allocated to discontinued operations for those years of $82, $38 and $0, respectively.

  The Company has a contributory 401(k) savings plan and an employee stock ownership plan, both of which cover substantially all eligible employees who have completed six months of service. Total expense under the plans amounted to approximately $1,468 in 1996, $1,301 in 1995 and $1,106 in 1994. These
plans and the pension plan invest in the Company's stock. The total number of shares held by the plans at June 30, 1996 and 1995, was approximately 357,000 and 337,000, respectively.

                                CHEMFIRST INC.

  Directors, officers and certain key employees of the Company participate in the long-term incentive plans (the Plans) under which the Company has reserved shares of common stock for issuance. Awards under the Plans include stock options, options to purchase debentures convertible into preferred stock and then convertible into common stock of the Company, stock appreciation rights, performance units, restricted stock, supplemental cash and such other forms as the Board of Directors may direct. Options under all plans are granted at the market price of the shares on the date of the grants. As of June 30, 1996, 858,150 shares remained available for granting. Additional information follows:

                                      STOCK OPTIONS         DEBENTURE OPTIONS
                                  ----------------------- -----------------------
                                               AVERAGE                 AVERAGE
                                   NUMBER    OPTION PRICE  NUMBER    OPTION PRICE
                                  OF SHARES   PER SHARE   OF SHARES   PER SHARE
                                  ---------  ------------ ---------  ------------
Balance, June 30, 1993...........  163,750      $10.86     863,000      $12.49
  Options granted................  113,000        9.41         --          --
  Options exercised..............  (39,350)       9.90    (177,800)      12.71
  Options forfeited..............  (45,800)      12.98     (58,000)      13.73
                                  --------      ------    --------      ------
Balance, June 30, 1994...........  191,600        9.69     627,200       12.31
  Options granted................   63,600       15.06       1,000       21.31
  Options exercised.............. (102,400)       9.77    (172,200)      12.04
                                  --------      ------    --------      ------
Balance June 30, 1995............  152,800       11.87     456,000       12.43
  Options granted before spinoff.   93,600       32.81         --          --
  Options exercised before spin-
   off........................... (123,400)      11.47    (247,200)      10.80
  Option conversion adjustment*..   75,034         --      127,368         --
  Options granted after spinoff..  123,200       23.21         --          --
  Options exercised after spin-
   off...........................     (483)       9.36         --          --
  Options forfeited..............     (550)      23.13         --          --
                                  --------      ------    --------      ------
Balance, June 30, 1996...........  320,201      $19.71     336,168      $ 8.92
                                  ========      ======    ========      ======
Exercisable, June 30, 1996.......  320,201                 336,168
                                  ========                ========

--------
* The number of shares of common stock underlying outstanding debentures, debenture options and nonqualifying stock options, as well as stock option prices, were adjusted to reflect the distribution value (note 2) of the Getchell shares. This adjustment increased the number of shares underlying the outstanding awards and reduced the exercise prices by a factor of 1.61.

9. STOCKHOLDERS' EQUITY

  Earnings per share calculations are based on the weighted average number of common shares and common share equivalents outstanding during each year, 20,980,439 in 1996, 20,632,383 in 1995 and 20,126,093 in 1994.

  In connection with the Shareholder Rights Plan adopted by the Company on February 27, 1996, preferred stock purchase rights were distributed to stockholders and are deemed to be attached to the outstanding shares of common stock of the Company. Under certain conditions, each right may be exercised to purchase one one-hundredth ( 1/100) of a share of a new series of preferred stock, at an exercise price of $100 (subject to adjustment). The rights, which do not have voting rights, expire in 2006 and may be redeemed by the Company at a price of $0.01 per right prior to a specified period of time after the occurrence of certain events. In certain events, each right (except certain rights beneficially owned by 10% or more owners, which rights are voided) will entitle its holder to purchase shares of common stock with a value of twice the then current exercise price.

                                CHEMFIRST INC.

  The Company elected to accelerate dividend payments beginning in fiscal year 1995. As a result, five dividend payments were made versus the usual four during that particular year.

10. COMMITMENTS AND CONTINGENT LIABILITIES

  The Company has entered into various capital and operating leases for transportation equipment (primarily railroad tank cars), chemical pipelines and storage facilities, office buildings and land and other miscellaneous items of equipment.

  The following is a schedule by years of future minimum rental payments for all capital leases and those operating leases with initial or remaining noncancelable terms in excess of one year, as of June 30, 1996:

     YEARS ENDING                                          OPERATING CAPITAL
       JUNE 30                                              LEASES   LEASES
     ------------                                          --------- -------
      1997................................................  $1,591      641
      1998................................................   1,408      641
      1999................................................     883      641
      2000................................................     586      632
      2001................................................     531      --
     Later years..........................................     517      --
                                                            ------   ------
     Total minimum payments required......................  $5,516    2,555
                                                            ======
     Less imputed interest................................              195
                                                                     ------
                                                                     $2,360
                                                                     ======

  Provisions applicable to certain transportation equipment leases provide for mileage credits computed on the basis of usage. No recognition has been given to the effect of such credits in the amounts presented above.

  Rental expense, including short-term rentals (net of mileage credits and short-term subleases of approximately $249 in 1996, $255 in 1995 and $202 in
1994), was approximately $4,092 in 1996, $4,181 in 1995 and $3,575 in 1994. In
most cases, management expects that, in the normal course of business, leases will be renewed or replaced by other leases.

  Company operations are subject to a wide variety of environmental laws and regulations governing emissions to the air, discharges to water sources, and the handling, storage, treatment and disposal of waste materials, as well as other laws and regulations concerning health and safety conditions. The Company accrues for anticipated costs associated with investigatory and remediation efforts relating to the environment. At June 30, 1996 the Company's estimated liability for these matters totaled $1,500.

  At June 30, 1996, the Company provided financial guarantees related to discontinued coal and gold operations of $17,100 and $12,000, respectively. The $12,000 guarantee related to gold operations was canceled in August 1996.

  The Company has pending several claims incurred in the normal course of business which, in the opinion of management and legal counsel, can be disposed of without material effect on the accompanying consolidated financial statements.

                                CHEMFIRST INC.

11. INTEREST AND OTHER INCOME

  Interest and other income (expense) items are as follows:

                                                           YEARS ENDED JUNE 30
                                                          ---------------------
                                                            1996   1995   1994
                                                          ------- ------ ------
   Interest income....................................... $ 4,622  4,211  1,870
   Royalty, license, rental and fee income (expense).....     555    223  1,084
   Gain (loss) on disposition of noncurrent assets.......     708    242   (292)
   Other.................................................     272  1,444    602
                                                          ------- ------ ------
                                                          $ 6,157  6,120  3,264
                                                          ======= ====== ======

12. INDUSTRY SEGMENT INFORMATION

  As of June 30, 1996, the Company operated principally in the following industry segments: Chemicals, Combustion and Thermal Plasma and Steel. Operations in the chemicals segment include production and sale of specialty chemicals and organic chemical intermediates, and research and development for new products and production processes for specialty chemicals. The combustion and thermal plasma segment develops, markets and utilizes proprietary combustion and thermal plasma equipment and services for environmental applications and manufacturing. At June 30, 1996, the classification Combustion and Thermal Plasma includes the operations of Plasma Energy, Plasma Processing and Callidus Technologies. The classification Steel includes the operations of FirstMiss Steel.

  The chemicals segment had unaffiliated major customer sales of $61,773, $68,066 and $42,512 in 1996, 1995 and 1994, respectively.

                                 CHEMFIRST INC.

  The following is a breakdown by industry segment of the Company's consolidated financial statements at June 30, 1996, 1995 and 1994 and for each of the years then ended:

                                                      1996     1995     1994
                                                    --------  -------  -------
Sales to unaffiliated customers:
  Chemicals.......................................  $227,837  209,472  161,045
  Combustion and Thermal Plasma...................    65,624   56,347   33,779
  Steel...........................................    77,086   65,902   54,267
Transfers between business segments:
  Combustion and Thermal Plasma...................       812      --       --
  Intercompany eliminations.......................      (812)     --       --
                                                    --------  -------  -------
    Total.........................................  $370,547  331,721  249,091
                                                    ========  =======  =======
Operating profit (loss) before income taxes,
 investee earnings (loss) and cumulative effect of
 change in accounting principle:
  Chemicals.......................................  $ 44,058   40,019   30,295
  Combustion and Thermal Plasma...................   (30,944)  (6,230)  (9,393)
  Steel...........................................     1,332       27   (3,370)
                                                    --------  -------  -------
                                                      14,446   33,816   17,532
Unallocated corporate expenses....................   (15,015) (10,661)  (8,435)
Interest expense, net.............................    (4,620)  (5,346)  (8,176)
Other income (expense), net.......................       260      675      305
                                                    --------  -------  -------
    Total.........................................  $ (4,929)  18,484    1,226
                                                    ========  =======  =======
Depreciation and amortization:
  Chemicals.......................................  $ 12,888   11,577   10,723
  Combustion and Thermal Plasma...................     2,522    2,726    2,193
  Steel...........................................     2,239    2,421    2,201
  Corporate.......................................       561      600      645
                                                    --------  -------  -------
    Total.........................................  $ 18,210   17,324   15,762
                                                    ========  =======  =======
Identifiable assets:
  Chemicals.......................................  $178,381  150,199  132,739
  Combustion and Thermal Plasma...................    41,242   40,993   33,591
  Steel...........................................    63,481   63,733   52,452
                                                    --------  -------  -------
                                                     283,104  254,925  218,782
Corporate assets and investments..................    59,413   67,486   31,251
Discontinued operations...........................    71,118  110,916  107,812
                                                    --------  -------  -------
    Total.........................................  $413,635  433,327  357,845
                                                    ========  =======  =======
Capital expenditures:
  Chemicals.......................................  $ 30,032   19,460   11,735
  Combustion and Thermal Plasma...................     2,871    3,258    5,263
  Steel...........................................     2,546    3,126    2,094
  Corporate.......................................       460      316      683
                                                    --------  -------  -------
    Total.........................................  $ 35,909   26,160   19,775
                                                    ========  =======  =======
Export sales to unaffiliated customers:
  North, Central and South America................  $  7,529    5,182    5,059
  Europe and Asia.................................    45,748   36,828   20,027
  Africa and Australia............................       837      189    1,251
                                                    --------  -------  -------
    Total.........................................  $ 54,114   42,199   26,337
                                                    ========  =======  =======

                                CHEMFIRST INC.

  Total segment research and development expenses were $6,278 in 1996, $7,227 in 1995 and $5,401 in 1994. Certain corporate expenses, primarily those related to the overall management of the Company, were not allocated to the operating segments.

  Identifiable assets by industry segment are those assets used in the Company's operations in each industry and include investments in joint ventures and partnerships. Corporate assets and investments are principally cash and short-term investments, nontrade receivables and certain other investments.

  The Company's trade receivables are primarily concentrated with the chemicals segment. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on trade receivables. The Company believes that consolidated trade receivables are well diversified, thereby reducing potential credit risk, and that adequate allowances are maintained for any uncollectible trade receivables.

  The Company has revenue-producing operations in foreign countries. These operations and related foreign currency translation adjustments are not material.

13. QUARTERLY FINANCIAL DATA (UNAUDITED)

  Selected quarterly financial data follow:

                                       QUARTERS ENDED
                          -----------------------------------------  YEAR ENDED
                          SEPTEMBER 30 DECEMBER 31 MARCH 31 JUNE 30   JUNE 30
                          ------------ ----------- -------- -------  ----------
1996:
  Sales..................   $88,746      86,595     97,138   98,068   370,547
                            =======      ======     ======  =======   =======
  Gross profit...........   $20,394      20,428     20,426   20,622    81,870
                            =======      ======     ======  =======   =======
  Net earnings (loss)
   from continuing
   operations............   $ 1,886       3,231      2,501  (11,076)   (3,458)
                            =======      ======     ======  =======   =======
  Net earnings (loss)....   $12,480      15,158     11,618   (4,036)   35,220
                            =======      ======     ======  =======   =======
  Earnings (loss) per
   share:
    Continuing
     operations..........   $   .09         .15        .12     (.52)     (.16)
                            =======      ======     ======  =======   =======
    Net earnings (loss)..   $   .59         .72        .56     (.19)     1.68
                            =======      ======     ======  =======   =======
1995:
  Sales..................   $76,402      77,660     84,884   92,775   331,721
                            =======      ======     ======  =======   =======
  Gross profit...........   $18,793      18,186     19,089   21,289    77,357
                            =======      ======     ======  =======   =======
  Net earnings from
   continuing operations.   $ 3,117       2,733      3,029    1,759    10,638
                            =======      ======     ======  =======   =======
  Net earnings...........   $15,023      12,942     19,654   10,175    57,794
                            =======      ======     ======  =======   =======
  Earnings per share:
    Continuing
     operations..........   $   .15         .13        .15      .09       .52
                            =======      ======     ======  =======   =======
    Net earnings.........   $   .74         .63        .95      .49      2.80
                            =======      ======     ======  =======   =======

  The above quarterly earnings per share calculations are based on the weighted average shares outstanding during each quarter whereas the annual earnings per share calculations are based on the weighted average shares outstanding during the year.

  Net earnings declined in the third quarter of fiscal 1996 primarily due to lower margins in discontinued fertilizer operations, and in the fourth quarter of fiscal 1996 due to losses related to the shutdown of PPC's operations (see
Note 5).

  Net earnings declined in the fourth quarter of fiscal 1995 due to losses at discontinued Gold operations resulting from impairment and abandonment charges.

                                CHEMFIRST INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

14. SUBSEQUENT EVENT

  On August 27, 1996, First Mississippi entered into a definitive merger agreement with MCC, under which MCC will acquire all the fertilizer interests of First Mississippi. The transaction will occur in two steps: first, the tax-free spinoff to First Mississippi's shareholders of First Mississippi's chemicals and related businesses in the form of a new publicly traded company that will retain the First Mississippi name; and second, the tax-free merger of First Mississippi's fertilizer operations with a subsidiary of MCC. In the merger, First Mississippi's stockholders will receive, subject to some adjustment, approximately 6,900,000 shares of MCC stock, or 0.335 shares of MCC stock for each share of First Mississippi's stock. At closing First Mississippi's debt will be refinanced and increased to approximately $150,000 and will be assumed by MCC in the merger. An estimated loss of approximately $6,000 will be incurred in the refinancing. After this refinancing and the payment of certain expenses, cash on hand, currently estimated at approximately $50,000, will be transferred to ChemFirst Inc., which will be essentially debt free. The transaction is subject to, among other things, approval by the stockholders of both First Mississippi and MCC and customary regulatory approvals. It is expected that the transaction will be consummated by December 31, 1996.

15. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

  Details of accrued expenses and other current liabilities are as follows:

                                                                    JUNE 30
                                                                 --------------
                                                                  1996    1995
                                                                 ------- ------
Accrued costs for exiting aluminum business (note 5)............ $ 5,065    --
Other accruals, individually less than 5% of current liabili-
 ties...........................................................  19,339 19,208
                                                                 ------- ------
                                                                 $24,404 19,208
                                                                 ======= ======

16. VALUATION AND QUALIFYING ACCOUNTS

  Details regarding the allowances for doubtful accounts and restructuring costs are as follows:

                                      OTHER
                                    BALANCE AT CHARGED TO   ADDITIONS   BALANCE
                                    BEGINNING  COSTS AND  (DEDUCTIONS), AT END
                                     OF YEAR    EXPENSES       NET      OF YEAR
                                    ---------- ---------- ------------- -------
Year ended June 30, 1996:
  Allowance for doubtful accounts..  $   732      607           (558)      781
  Allowance for restructuring
   costs...........................  $   582      --             --        --
Year ended June 30, 1995:
  Allowance for doubtful accounts..  $   424      180            128       732
  Allowance for restructuring
   costs...........................  $ 2,460      --          (1,878)      582
Year ended June 30, 1994:
  Allowance for doubtful accounts..  $ 4,287      405         (4,268)      424
  Allowance for restructuring
   costs...........................  $21,535      --         (19,075)    2,460

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of the Company's financial instruments not discussed in note 6 approximate their fair values.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following sets forth the expenses in connection with the issuance and distribution of the securities offered hereby, all of which are payable by the
Registrant:

      ITEM                                                              AMOUNT
      ----                                                             --------
      Securities and Exchange Commission registration fee............. $      0
      Printing and engraving expenses+................................  116,000
      Legal fees and expenses+........................................  225,000
      Accountant's fees and expenses+.................................   75,000
      Miscellaneous...................................................   10,000
                                                                       --------
          Total....................................................... $426,000
                                                                       ========

--------
+Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Subarticle E of Article 8 of the Mississippi Business Corporation Act ("MBCA") empowers a Mississippi corporation to indemnify against liability an individual who is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal (a "Proceeding"), because such person is or was a director. To be eligible for indemnification, the director must have conducted himself in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. Liability indemnified against includes the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses incurred with respect to a Proceeding. The MBCA precludes a corporation from indemnifying a director in connection with a Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other Proceeding charging improper personal benefit to a director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

  Subarticle E further provides that if a director is wholly successful, on the merits or otherwise, in the defense of any Proceeding to which he was a party because he is or was a director, the corporation must indemnify him against reasonable expenses incurred in connection with the Proceeding. Also, a court may order a company to indemnify a director if it determines the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. Subarticle E also allows corporations to indemnify officers, employees or agents to the same extent as directors, and provides for mandatory or court-ordered indemnification for these persons as described above. Finally, the MBCA allows corporations to purchase and maintain insurance on behalf of directors, officers, employees or agents against liability asserted against or incurred by him in that capacity or arising from his status as such, whether or not the corporation would have the power to indemnify such person against liability under Subarticle E.

  The Registrant's Amended and Restated Articles of Incorporation and Bylaws provide for indemnification of the Registrant's officers and directors to the fullest extent allowed by Mississippi law. First Mississippi entered into its indemnification agreements with certain of its officers and its directors. The effect of these agreements is to add to the indemnification rights otherwise granted a contractual right to such indemnification. It is anticipated that New First Mississippi will assume these agreements at the time of the Distribution.

  The Registrant will have directors and officers liability insurance which protects each director or officer from certain claims and suits, including shareholder derivative suits, even where the director may be determined to not be entitled to indemnification under the MBCA and claims and suits arising under the Securities Act. The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of the Registrant.

  The foregoing represents a summary of the general effect of the MBCA, the Registrant's Amended and Restated Articles of Incorporation and Bylaws and directors and officers liability insurance coverage for purposes of general description only.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS

  The following Exhibits are filed as part of this Registration Statement:

      2.1* Agreement and Plan of Merger and Reorganization, dated as of August 27, 1996, among Mississippi Chemical Corporation, MISS SUB, INC. and First Mississippi
           Corporation.
      2.2* Form of Agreement and Plan of Distribution to be entered into between First
           Mississippi Corporation and the Registrant.
      2.3* Form of Tax Disaffiliation Agreement to be entered into between First
           Mississippi Corporation and the Registrant.
      2.4* Form of Employee Benefits and Compensation Agreement to be entered into between
           First Mississippi Corporation and the Registrant.
      3.1* Amended and Restated Articles of Incorporation of the Registrant.
      3.2* Bylaws of the Registrant.
      4    Rights Agreement, dated as of October 30, 1996, between the Registrant and
           KeyCorp Shareholder Services, Inc., as Rights Agent.
      5    Opinion of Baker, Donelson, Bearman & Caldwell re: legality.
      8*   Form of opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois).
     11    Statement re: computation of per share earnings.
     21    List of the subsidiaries of the Registrant.
     23.1  Consent of Baker, Donelson, Bearman & Caldwell (included in Exhibit 5).
     23.2  Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois).
     23.3  Auditors' Consent of KPMG Peat Marwick LLP.
     24*   Powers of attorney (included as part of the signature page).
     27    Financial Data Schedules.

--------

*Previously filed.

  (b) FINANCIAL STATEMENT SCHEDULES

  The applicable information is included in the ChemFirst Inc. financial statements and notes thereto, therefore, no Financial Statement Schedules are included.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it as against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF JACKSON, STATE OF MISSISSIPPI ON THIS 13TH DAY OF NOVEMBER, 1996.


                                          By:    /s/ J. Kelley Williams
                                               --------------------------------
                                              J. Kelley Williams, Chairman of
                                                            the

                                                Board of Directors and Chief
                                                   Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON NOVEMBER 13, 1996.

             SIGNATURE                           TITLE
             ---------                           -----

     /s/ J. Kelley Williams          Chairman of the Board
------------------------------------   of Directors, Chief
         J. Kelley Williams            Executive Officer
                                       (Principal Executive
                                       Officer) and Director

                 *                   President and Chief
------------------------------------   Operating Officer
          Thomas G. Tepas

   /s/ R. Michael Summerford         Vice President and Chief
------------------------------------   Financial Officer
       R. Michael Summerford           (Principal Financial
                                       Officer)

      /s/ Troy B. Browning           Controller (Principal
------------------------------------   Accounting Officer)
          Troy B. Browning

                 *                   Director
------------------------------------
        Richard P. Anderson

                 *                   Director
------------------------------------
           Paul A. Becker


             SIGNATURE                           TITLE
             ---------                           -----
                 *                   Director
------------------------------------
           James W. Crook

                 *                   Director
------------------------------------
         Michael J. Ferris

                 *                   Director
------------------------------------
           James E. Fligg

                 *                   Director
------------------------------------
         Richard P. Guyton

                 *                   Director
------------------------------------
         Charles P. Moreton

                 *                   Director
------------------------------------
          Paul W. Murrill

                 *                   Director
------------------------------------
        William A. Percy, II

                 *                   Director
------------------------------------
            Dan F. Smith

                 *                   Director
------------------------------------
          Leland R. Speed

                 *                   Director
------------------------------------
          R. Gerald Turner

*By: /s/ Troy B. Browning
------------------------------------
  Troy B. Browning
  Attorney-in-fact

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                      DESCRIPTION
 -------                                    -----------
   2.1*  Agreement and Plan of Merger and Reorganization, dated as of August 27, 1996, among Mississippi Chemical Corporation, MISS SUB, INC. and First Mississippi
         Corporation.
   2.2*  Form of Agreement and Plan of Distribution to be entered into between First
         Mississippi Corporation and the Registrant.
   2.3*  Form of Tax Disaffiliation Agreement to be entered into between First Mississippi
         Corporation and the Registrant.
   2.4*  Form of Employee Benefits and Compensation Agreement to be entered into between
         First Mississippi Corporation and the Registrant.
   3.1*  Amended and Restated Articles of Incorporation of the Registrant.
   3.2*  Bylaws of the Registrant.
   4     Rights Agreement, dated as of October 30, 1996, between the Registrant and
         KeyCorp Shareholder Services, Inc., as Rights Agent.
   5     Opinion of Baker, Donelson, Bearman & Caldwell re: legality.
   8*    Form of opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois).
  11     Statement re: computation of per share earnings.
  21     List of the subsidiaries of the Registrant.
  23.1   Consent of Baker, Donelson, Bearman & Caldwell (included in Exhibit 5).
  23.2   Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois).
  23.3   Auditors' Consent of KPMG Peat Marwick LLP.
  24*    Powers of attorney (included as part of the signature page).
  27     Financial Data Schedules.

--------

*Previously filed.